Exhibit 99.1

STOCK PURCHASE AGREEMENT

AMONG

EVERGREEN INTERNATIONAL AVIATION, INC.,

EVERGREEN HELICOPTERS, INC.,

ERICKSON AIR-CRANE INCORPORATED,

EAC ACQUISITION CORPORATION

and

solely with respect to Section 6.10 hereof,

DELFORD M. SMITH

DATED AS OF MARCH 18, 2013

i

SCHEDULES:

1.1(a)	—	Knowledge Group
1.1(b)	—	Permitted Liens
1.1(c)	—	Affiliate Aircraft
1.1(d)	—	Known Environmental Claims
1.1(e)	—	Specified Environmental Matter
2.2(b)(ii)	—	Allocation of Cash Consideration
2.2(b)(iii)	—	Allocation of Stock Consideration and Purchase Price Notes
2.3(a)	—	Pre-Closing Distributions
3.2(c)	—	Indebtedness
3.3	—	Subsidiaries
3.5	—	Financial Statements
3.6	—	Consents and Approvals; No Violations
3.7	—	Material Contracts
3.8	—	Government Contracts
3.9	—	Absence of Changes
3.10	—	Litigation
3.11	—	Permits; Compliance with Laws
3.12	—	Environmental Laws
3.13	—	Intellectual Property
3.14	—	Company Plans
3.15	—	Labor Matters
3.16	—	Insurance
3.17	—	Tax Matters
3.18	—	Brokers
3.19	—	Real and Personal Property
3.20	—	Aircraft and Flight Operations
3.21	—	Interested Party Transactions
3.23	—	Customers and Suppliers
3.24	—	Export Compliance
4.3(b)	—	Consents and Approvals; No Violations
6.1	—	Conduct of Business
6.2	—	Specified Employees
6.9(a)	—	Parent Controlled Actions
6.9(b)	—	Company Controlled Actions
6.10(h)(v)	—	Additional Ancillary Activities
7.2(d)	—	Third Party Consents
7.3(e)	—	Parent Guarantees
9.2(a)(vi)	—	Parent Indemnified Properties
9.3(d)(i)	—	Other Parent Nationally Recognized Law Firms
9.3(d)(ii)	—	Other Buyer/Guarantor Nationally Recognized Law Firms
9.4(g)(vii)	—	Phase I Assessment Properties

EXHIBITS:

A	—	Form of Trademark License Agreement
B	—	Form of Transition Services Agreement
C	—	Form of Affiliate Aircraft Lease Agreements
D	—	Form of Headquarters’ Lease
E	—	Form of Escrow Agreement
F	—	Form of Earn-Out Note
G	—	Form of R&W Insurance Policy
H	—	Form of Purchase Price Note
I	—	Form of Certificate of Designations

v

INDEX OF DEFINED TERMS

Section

Accounting Firm	Section 2.1(d)(ii)
Acquisition	Section 2.1(a)
Acquisition Proposal	Section 1.1
Action	Section 1.1
Actual Working Capital	Section 2.4(a)(iv)
Administrative Claims	Section 3.15(h)
ADSP	Section 10.9(b)
Affiliate	Section 1.1
Affiliate Aircraft Lease Agreements	Section 1.1
Agreement	Preamble
Aircraft	Section 3.20(a)
Allocation	Section 10.9(b)
Ancillary Activities	Section 6.10(h)
Antitrust Laws	Section 3.6(b)
Applicable Law	Section 1.1
Bid	Section 3.8(a)(ii)
Business Combination	Section 2.1(c)(iii)
Business Day	Section 1.1
Buyer	Preamble
Buyer 401(k) Plan	Section 6.6(d)
Buyer Indemnitee	Section 9.2(a)
Buyer Indemnitees	Section 9.2(a)
Buyer Position	Section 2.1(d)(ii)
Cash	Section 1.1
Cash Consideration	Section 2.1(b)
CBP	Section 3.25
Certificate of Designations	Section 2.1(b)
Change of Control	Section 2.1(c)(iii)
Citizen of the United States	Section 2.1(c)(ii)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Date Balance Sheet	Section 2.4(a)(ii)
Closing Date Working Capital	Section 2.4(a)(ii)
COBRA	Section 1.1
Code	Section 1.1
Company	Preamble
Company Common Stock	Section 3.2(a)
Company Employees	Section 6.6(a)
Company Material Adverse Effect	Section 1.1
Company Plans	Section 3.14(a)

Company Revenue	Section 1.1
Company Shares	Recitals
Company-Owned Intellectual Property	Section 3.13(a)
Competitive Business	Section 6.10(g)(i)
Confidentiality Agreement	Section 6.2(a)
Consent	Section 1.1
Contaminants	Section 3.13(g)
Contract	Section 1.1
Covenant Basket	Section 9.4(d)
D&O Indemnified Persons	Section 6.7(a)
DDTC	Section 7.2(i)
Debt Financing	Section 6.8
Disabled Employee	Section 6.6(c)
Dispute	Section 11.5
Due Date	Section 10.2(b)
Earn-Out Consideration	Section 1.1
Earn-Out Note	Section 2.1(c)(i)
Earn-Out Period	Section 1.1
Eligibility Date	Section 6.6(c)
Environmental Claim	Section 1.1
Environmental Laws	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Agent	Section 1.1
Escrow Agreement	Section 2.1(b)
Escrow Amount	Section 2.1(b)
Estimated Closing Date Balance Sheet	Section 2.4(a)(i)
Estimated Working Capital	Section 2.4(a)(i)
Export Controls Laws	Section 3.24
FAA	Section 1.1
FAR	Section 1.1
Federal and Consolidated Income Taxes	Section 1.1
Federal and Consolidated Returns	Section 1.1
Final Closing Date Balance Sheet	Section 2.4(a)(iv)
Financial Statements	Section 3.5(a)
First Earn-Out Period	Section 1.1
First Earn-Out Period Consideration	Section 1.1
First Lien Credit Facility	Section 1.1
First Lien Loans	Section 1.1
First Lien Securities Purchase Agreement	Recitals
First Lien Waiver and Consent Agreement	Section 1.1
FLSA	Section 3.15(g)
Fundamental Representations	Section 9.1
GAAP	Section 1.1
General Basket	Section 9.4(c)

Government Contract	Section 1.1
Government Property List	Section 3.8(k)
Governmental Entity	Section 1.1
Guarantor	Preamble
Guarantor Common Stock	Section 5.3
Hazardous Materials	Section 1.1
Headquarters’ Lease	Section 1.1
HSR Act	Section 3.6(b)
Income Tax	Section 1.1
Indebtedness	Section 1.1
Indemnification Escrow Amount	Section 2.1(e)
Indemnification Escrow Fund	Section 2.1(e)
Indemnification Escrow Termination Date	Section 2.1(e)
Indemnified Party	Section 9.3(a)
Indemnity Period	Section 9.1
Insurance Policies	Section 3.16(a)
Intellectual Property	Section 3.13(a)
IT Systems	Section 3.13(g)
knowledge	Section 1.1
Known Environmental Claims	Section 1.1
Liabilities	Section 3.5(c)
Lien	Section 1.1
Loss	Section 9.2(a)
Mandatorily Convertible Preferred Stock	Section 2.1(b)
Material Contracts	Section 3.7(a)
McMinnville Leased Property	Section 1.1
Merger Control Law	Section 3.6(b)
Methodologies	Section 2.4(a)(i)
Most Recent Balance Sheet	Section 3.5(a)(ii)
Multiemployer Plan	Section 1.1
Objection Notice	Section 2.4(a)(iii)
Objection Period	Section 2.4(a)(iii)
Organizational Documents	Section 1.1
Owned Real Property	Section 1.1
Parent	Preamble
Parent 401(k) Plan	Section 6.6(d)
Parent Position	Section 2.1(d)(ii)
Parties	Preamble
Party	Preamble
Pending Actions	Section 6.9
Permits	Section 3.11(a)
Permitted Holder	Section 2.1(c)(iii)
Permitted Liens	Section 1.1
Person	Section 1.1
Post-Closing Tax Liability	Section 10.1(a)

Post-Closing Taxable Period	Section 1.1
Pre-Closing Covenants	Section 9.1
Pre-Closing Environmental Claim	Section 1.1
Pre-Closing Taxable Period	Section 1.1
Proprietary Information	Section 6.10(g)(ii)
Publicly Available Software	Section 1.1
Purchase Price	Section 2.1(b)
Purchase Price Note	Section 2.1(b)
R&W Insurance Policy	Section 6.12
Real Property Leases	Section 3.19(b)
Related Parties	Section 3.21
Remedial Work	Section 9.4(g)(iv)
Remediation Standard	Section 1.1
Rent Roll	Section 3.19(b)
Requirement of Law	Section 1.1
Responsible Party	Section 9.3(a)
Restricted Party	Section 6.10(g)(iii)
Second Earn-Out Period	Section 1.1
Second Earn-Out Period Consideration	Section 1.1
Second Lien Credit Facility	Section 1.1
Second Lien Loans	Section 1.1
Second Lien Stock Purchase Agreement	Recitals
Second Lien Waiver and Consent Agreement	(a)(c)
Section 338(h)(10) Elections	Section 10.9(a)
Securities Act	Section 5.9
Seller Indemnitee	Section 9.2(b)
Seller Indemnitees	Section 9.2(b)
Separate Returns	Section 1.1
Separate Taxes	Section 1.1
Specified Employees	Section 6.2(a)
Specified Environmental Matter	Section 1.1
Specified Real Property Leases	Section 3.19(b)
Stock Consideration	Section 2.1(b)
Straddle Period	Section 1.1
Subsidiary	Section 1.1
Tax	Section 1.1
Tax Authority	Section 1.1
Tax Claim	Section 10.3(a)
Tax Indemnity Period	Section 10.1(e)
Tax Return	Section 1.1
Taxes	Section 1.1
Termination Date	Section 8.1(b)
Third Earn-Out Period	Section 1.1
Third Earn-Out Period Consideration	Section 1.1
Third Party Claim	Section 9.3(a)

Trademark License Agreement	Section 1.1
Transaction Documents	Section 1.1
Transfer Taxes	Section 10.8
Transition Services Agreement	Section 1.1
Treasury Regulations	Section 1.1
Tribunal	Section 11.5(b)
Union	Section 3.15(e)
WARN Act	Section 3.15(g)
Working Capital	Section 1.1
Working Capital Escrow Amount	Section 2.1(e)
Working Capital Escrow Fund	Section 2.1(e)
Working Capital Excess	Section 2.4(c)(ii)
Working Capital Lower Target	Section 1.1
Working Capital Shortfall	Section 2.4(c)(i)
Working Capital Target	Section 1.1

x

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 18, 2013, is made by and among Evergreen International Aviation, Inc., an Oregon corporation (“Parent”), Evergreen Helicopters, Inc., an Oregon corporation (the “Company”), Erickson Air-Crane Incorporated, a Delaware corporation (“Guarantor”), EAC Acquisition Corporation, a Delaware corporation (“Buyer”), and solely with respect to Section 6.10 hereof, Mr. Delford M. Smith. Parent, the Company, Guarantor, and Buyer shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.”

WHEREAS, Parent owns all of the issued and outstanding capital stock of the Company (the “Company Shares”);

WHEREAS, Buyer desires to purchase from Parent, and Parent desires to sell to Buyer, the Company Shares upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrent with entering into this Agreement, lenders under Parent’s First Lien Credit Facility (as defined herein) have executed and delivered (i) an agreement (the “First Lien Securities Purchase Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, immediately following the Closing, such lender will purchase a portion of the Stock Consideration (as defined herein) and the Purchase Price Note (as defined herein) and (ii) a First Lien Waiver and Consent Agreement (as defined herein) for the purposes set forth therein; and

WHEREAS, concurrent with entering into this Agreement, each of the lenders under Parent’s Second Lien Credit Facility (as defined herein) has executed and delivered (i) an agreement (the “Second Lien Stock Purchase Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, immediately following the Closing, such lender will purchase a portion of the Stock Consideration and (ii) a Second Lien Waiver and Consent Agreement (as defined herein) for the purposes set forth therein.

NOW, THEREFORE, in consideration thereof and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the terms set forth below have the following meanings:

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company or its Subsidiaries; (b) the issuance or acquisition of shares of capital stock or other equity securities of the Company or its Subsidiaries, including but not limited to any purchase of Company Shares; (c) the sale, lease, exchange or other disposition of any substantial portion of the Company’s or any of its Subsidiaries’ properties or assets outside the ordinary course of business; or (d) any similar transaction involving the Company or any of its Subsidiaries.

“Action” means any action, claim, suit, arbitration, proceeding, investigation, or litigation.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Aircraft Lease Agreements” means the aircraft lease agreements, substantially in the form attached as Exhibit C hereto, covering each Aircraft identified on Schedule 1.1(c), with a lease term, monthly lease rent and other material terms identified on such Schedule opposite each such Aircraft.

“Applicable Law” means, with respect to any Person, any United States federal, state, local, or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, directive, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, or promulgated by a Governmental Entity that is binding upon or applicable to such Person, and its properties or assets, whether tangible or intangible, in each case as amended unless expressly specified otherwise.

“Business Day” means any day other than Saturday or Sunday or a day on which banks in the State of New York are closed.

“Cash” means the cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents and funds in time and demand deposits or similar accounts which are convertible to cash within six months.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any fact, change, occurrence or event that, together with all other facts, changes, occurrences or events prior to the date of determination, has or would reasonably be expected to have a material adverse effect on the business, properties, assets (including, without limitation, intangible assets), results of operations or financial condition of the Company and its Subsidiaries taken as a whole, provided, however, that a “Company Material Adverse Effect” shall not include any such fact, change, occurrence, event or result attributable to or caused by (a) general economic conditions or conditions generally affecting one or more industries in which the Company or any Subsidiary of the Company operates (provided the Company and/or any of its Subsidiaries is not materially and adversely impacted by such conditions in a disproportionate manner relative to other companies operating in the same industry); (b) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war or the continuation or escalation thereof (provided the Company and/or any of its Subsidiaries is not materially and adversely impacted by such conditions in a disproportionate manner relative to other companies operating in the same industry); (c) effects of weather, meteorological or other force majeure events (provided the Company and/or any of its Subsidiaries is not materially and adversely impacted by such conditions in a disproportionate manner relative to other companies operating in the same industry); (d) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates) (provided the Company and/or any of its Subsidiaries is not materially and adversely impacted by such conditions in a disproportionate manner relative to other companies operating in the same industry); (e) changes in GAAP or other accounting requirements; (f) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (g) any action taken by a Party in accordance with this Agreement or by Parent or the Company at the written request or with the consent of Buyer; (h) any adverse change in or effect on the business, assets, results of operations or financial condition of the Company or any of its Subsidiaries that is cured by the Company, or that the Company causes to be cured, before the Closing; (i) any event resulting from, or effect of the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (j) any failure, in and of itself, by the Company and its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, however, that for purposes of clause (j) any fact, change, occurrence, event or result underlying such decline, change or failure not otherwise excluded in the other exceptions in clauses (a) through (j) of this definition shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Revenue” means the aggregate consolidated revenue of Guarantor and its Subsidiaries actually recognized in accordance with GAAP during the applicable Earn-Out Period; provided, however, that the following items shall be excluded from Company Revenue (without duplication):

(a) all revenue generated anywhere in the world from ownership, licensing, registration, manufacture, crewing, repair, maintenance, overhaul, sales, leasing and aerial services of the Sikorsky S-61 or the S-64 Aircrane helicopters;

(b) all revenue generated from maintenance, repair and overhaul operations at facilities maintained by Guarantor or its Subsidiaries immediately prior to Closing; and

(c) all revenue (other than from U.S. government programs) generated in South America.

Notwithstanding the foregoing, Company Revenue shall not include any fees associated with the demobilization of Aircraft subject to the Company accounts.

“Consent” means a consent, authorization, approval, permit waiver, or clearance of a Person or a filing, notice or registration with a Person.

“Contract” means any legally binding contract, subcontract, purchase order, sale order, agreement, understanding, arrangement, instrument, plan, bond, indenture, commitment, note, loan, mortgage, license, lease or other instrument, and all amendments, modifications and supplements thereto.

“Earn-Out Consideration” means (a) with respect to the First Earn-Out Period, the First Earn-Out Period Consideration, (b) with respect to the Second Earn-Out Period, the Second Earn-Out Period Consideration and (c) with respect to the Third Earn-Out Period, the Third Earn-Out Period Consideration.

“Earn-Out Period” means each of the First Earn-Out Period, the Second Earn-Out Period and the Third Earn-Out Period.

“Environmental Claim” means any claim, action, notice of violation, notice of potential responsibility, judicial or administrative proceeding or investigation by any person or entity alleging liability or obligation (including, without limitation, liability or obligation for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or governmental information request under any Environmental Law, including without limitation any liability arising out of, based on or resulting from (a) the presence, release or threatened release of any Hazardous Materials at any location, including without limitation any jobsite or any property owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Applicable Laws concerning pollution or protection of the environment, and, as relates to exposure to hazardous substances and environmental hazards, occupational safety and health, or human health, in each case, as promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (including any entity that during the past six years was a Subsidiary of the Company) and Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, NA or other internationally recognized financial institution to be mutually agreed upon by Buyer and Parent, which shall act as escrow agent under the Escrow Agreement.

“FAA” means the Federal Aviation Administration of the United States and any successor thereto.

“FAR” means Federal Aviation Regulation (14 C.F.R. §§ 1-199).

“Federal and Consolidated Income Taxes” means all: (a) U.S. federal income taxes of the Company and its Subsidiaries; and (b) Income Taxes (other than U.S. federal income taxes or Income Tax imposed by a taxing jurisdiction outside of the United States) of the Company and its Subsidiaries for which the Company joins with Parent to file Tax Returns on a consolidated, unitary or combined basis.

“Federal and Consolidated Returns” means all Tax Returns for Federal and Consolidated Income Taxes.

“First Earn-Out Period” means the period commencing on the Closing Date and ending on December 31, 2013.

“First Earn-Out Period Consideration” means an amount equal to $0.35 for each dollar ($1.00) that the Company Revenue during the First Earn-Out Period exceeds $200,000,000, provided, that (a) if the Company Revenue during the First Earn-Out Period is less than $200,000,000, then the Earn-Out Consideration shall be $0.00 for such First Earn-Out Period and (b) in no event shall the amount payable pursuant to this component of the Earn-Out Consideration exceed $8,750,000.

“First Lien Credit Facility” means the First Lien Credit and Guaranty Agreement, dated June 30, 2011, by and among Parent, Evergreen Holdings, Inc., certain Subsidiaries of Parent, the lenders listed therein, Goldman Sachs Lending Partners LLC, and Wells Fargo Bank Northwest, National Association.

“First Lien Loans” means loans outstanding under Parent’s First Lien Credit Facility, together with accrued interest and fees thereon.

“First Lien Waiver and Consent Agreement” means the agreement by and among Parent and lenders under Parent’s First Lien Credit Facility, dated as of the date hereof, pursuant to which, among other things, such lenders have agreed to (a) waive, or forebear from taking certain actions as a result of, certain defaults under the First Lien Credit Facility, (b) consent to the transactions contemplated by this Agreement, including the application of the net proceeds thereof, (c) terminate and release the liens that encumber assets of the Company and its Subsidiaries effective as of Closing, and (d) restructure Parent’s remaining First Lien Loans on terms set forth therein.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any (a) United States federal, state, local, foreign, multinational or supra-national court or tribunal, administrative or other governmental regulatory body or agency, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body, or (b) other governmental, self-regulatory or quasi-governmental entity of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, change order, option or other contractual arrangement between the Company or any of its Subsidiaries, on the one hand, and either (a) any Governmental Entity,

(b) any prime contractor of any Governmental Entity or (c) any subcontractor with respect to any contract described in clauses (a) or (b) of this definition, where the ultimate customer is a Governmental Entity, on the other, that has not been closed by the Governmental Entity, such prime contractor or such subcontractor, as appropriate, and is actively being performed by the Company or any of its Subsidiaries.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law.

“Headquarters’ Lease” means the lease agreement, substantially in the form attached as Exhibit D hereto, for the Company’s headquarters located at 3800 Three Mile Lane, McMinnville, Oregon.

“Income Tax” means U.S. federal income tax and any other income or franchise tax imposed on or measured by net income.

“Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (c) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (d) any liabilities of such Person evidenced by notes, bonds, debentures or similar instruments; and (e) any other liabilities of such Person reflected or required under GAAP to be reflected on the financial statements of the Company as long-term indebtedness together with any current portion thereof; provided, that “Indebtedness” shall not include any deferred lease liability accrued by the Company in accordance with GAAP as a long-term liability arising from that certain Forbearance and Lease Restructuring Agreement, dated as of December 28, 2012, by and among Evergreen International Airlines, Inc., Evergreen Helicopters, Inc., Evergreen Equity, Inc., Evergreen Aviation Ground Logistics Enterprise, Inc., Evergreen International Aviation, Inc., Evergreen Agricultural Enterprises, Inc., Evergreen Holdings, Inc., Evergreen International Aviation, Inc., GC Air, LLC, GE Business Financial Services, Inc. and General Electric Capital Corporation; provided, further, that such deferred lease liability shall not exceed $1,600,000.

“knowledge” means (a) with respect to the Company or Parent, the actual knowledge of the individuals identified on Schedule 1.1(a) after due inquiry of the directors, officers, managers and supervisors of the Company or its divisions who would reasonably be expected to be knowledgeable about the representations and warranties concerning the Company and its Subsidiaries set forth herein, or the knowledge such individuals should have after due inquiry with such directors, officers, managers, and supervisors of the Company or its divisions; and (b) with respect to Buyer, the actual knowledge of any of Buyer’s executive officers after due inquiry of the directors, officers, managers and supervisors of Buyer who would reasonably be expected to be knowledgeable about the representations and warranties concerning Parent set forth herein.

“Known Environmental Claims” means (a) the Specified Environmental Matter and (b) the alleged liability of the Company related to the matters set forth on Schedule 1.1(d).

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement or transfer restriction or other restriction on the use, voting, receipt of income or other exercise of any attribution of ownership, other than for Taxes not yet due or payable.

“McMinnville Leased Property” means the properties in McMinnville, Oregon to be leased by the Company from Parent after the Closing pursuant to the Headquarters’ Lease.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Organizational Documents” means, with respect to any Person, its certificate or Articles of incorporation, its bylaws, its memorandum and Articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing organization or formation of such Person.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or (if adequate reserves have been established on the Company’s Financial Statements in accordance with GAAP) that are being contested in good faith by appropriate proceedings and non-delinquent statutory Liens arising other than by reason of default, (b) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics, repairmen, materialmen and other non-consensual Liens incurred in the ordinary course of business for sums not yet due, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, (d) purchase money Liens, (e) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (f) easements, rights of way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business, and encroachments (whether or not in the ordinary course of business), which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business thereon, (g) licenses of intellectual property, (h) Liens securing Indebtedness of the Company or any of its Subsidiaries that will be repaid or otherwise discharged at Closing, (i) UCC financing statements filed solely as precautionary liens related to aircraft and related equipment leased by the Company and/or its Subsidiaries, and (j) other Liens identified on Schedule 1.1(b).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Post-Closing Taxable Period” means any taxable year or other taxable period ending after the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day immediately following the Closing Date.

“Pre-Closing Environmental Claim” means any Environmental Claim alleging liability by the Company or any of its Subsidiaries arising from facts, circumstances, or conditions, existing or occurring prior to Closing, but excluding the Known Environmental Claims.

“Pre-Closing Taxable Period” means any taxable year or other taxable period that ends on or before the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Publicly Available Software” means each of (a) any software that is distributed as open source software (e.g., software distributed under the GNU General Public License, Apache Software License, or MIT License), and (b) any software that, as of the date hereof, requires, as a condition of use, modification, hosting or distribution of such software, that such software, or other software incorporated into, derived from or distributed with such software, (i) be disclosed or distributed in source code form, (ii) be licensed to third parties by the licensee for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that (A) expressly limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (B) expressly grant rights in addition to those permitted by Applicable Law to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Remediation Standard” means a standard adopted or otherwise imposed by a Governmental Entity with jurisdiction that defines the concentrations of Hazardous Materials that may be permitted to remain in any environmental media after an investigation, remediation or containment of a Release of Hazardous Materials.

“Requirement of Law” means, with respect to any Person, any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction, stipulation or determination of an arbitrator or court or other Governmental Entity, in each case that is binding on such Person or its property or assets.

“Second Earn-Out Period” means the period commencing on January 1, 2014 and ending on December 31, 2014.

“Second Earn-Out Period Consideration” means an amount equal to $0.35 for each dollar ($1.00) that the Company Revenue during the Second Earn-Out Period exceeds $275,000,000, provided, that (a) if the Company Revenue during the Second Earn-Out Period is less than $275,000,000, then the Earn-Out Consideration shall be $0.00 for such Second Earn-Out Period and (b) in no event shall the amount payable pursuant to this component of the Earn-Out Consideration exceed $8,750,000.

“Second Lien Credit Facility” means the Amended and Restated Second Lien Credit Agreement, dated June 30, 2011, by and among Evergreen Holdings, Inc., Parent, the lenders listed therein, and Wilmington Trust FSB.

“Second Lien Loans” means loans outstanding under Parent’s Second Lien Credit Facility, together with accrued interest and fees thereon.

“Second Lien Waiver and Consent Agreement” means the agreement by and among Parent and the lenders under Parent’s Second Lien Credit Facility, dated as of the date hereof, pursuant to which, among other things, such lenders shall agree to (a) waive, or forebear from taking certain actions as a result of, certain defaults under the Second Lien Credit Facility, (b) consent to the transactions contemplated by this Agreement, including the application of the net proceeds thereof, (c) terminate and release the liens that encumber assets of the Company and its Subsidiaries effective as of Closing, and (d) restructure Parent’s remaining Second Lien Loans on terms set forth therein.

“Separate Returns” means all Tax Returns for Separate Taxes.

“Separate Taxes” means all Taxes other than Federal and Consolidated Income Taxes.

“Specified Environmental Matter” has the meaning set forth on Schedule 1.1(e).

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, association or other business entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership); provided, that with respect to the Company or Parent, the term “Subsidiary” shall include Evergreen Helicopters International (Trinidad) Ltd.

“Tax” or “Taxes” means (a) all taxes, assessments, charges, customs, duties, fees, levies, tariffs, imposts or other governmental charges of any kind whatsoever, including all United States of America federal, state, local, foreign and other net or gross income, franchise, profits, alternative minimum, add on minimum, capital gains, capital stock, transfer, real property, transfer, recordation, sales, use, occupation, premium, property, value added, excise, natural resources, unclaimed property, severance, ad valorem, valued added, windfall profits, environmental, customs, duties, stamp, license, social security, unemployment, disability, employee, payroll, withholding and other taxes of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, and (b) any interest, penalty, or addition to any of the foregoing.

“Tax Authority” means any Governmental Entity responsible for the collection of Taxes.

“Tax Return” means all returns, statements, forms, and reports (including elections, waivers or extensions, declarations, disclosures, schedules, estimates, and information returns) for Taxes required to be filed with the U.S. Internal Revenue Service or any other federal, foreign, state, local, or provincial Tax Authority.

“Third Earn-Out Period” means the period commencing on January 1, 2015 and ending on December 31, 2015.

“Third Earn-Out Period Consideration” means an amount equal to $0.35 for each dollar ($1.00) that the Company Revenue during the Third Earn-Out Period exceeds $275,000,000, provided, that (a) if the Company Revenue during the Third Earn-Out Period is less than $275,000,000, then the Earn-Out Consideration shall be $0.00 for such Third Earn-Out Period and (b) in no event shall the amount payable pursuant to this component of the Earn-Out Consideration exceed $8,750,000.

“Trademark License Agreement” means the Trademark License Agreement substantially in the form attached as Exhibit A hereto by and between Buyer and Parent.

“Transaction Documents” means, collectively, this Agreement, the Trademark License Agreement, the Transition Services Agreement, the Headquarters’ Lease, the Affiliate Aircraft Lease Agreements, the First Lien Securities Purchase Agreement, the Second Lien Stock Purchase Agreement, the Earn-Out Notes, the Escrow Agreement, the Purchase Price Note and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the transactions contemplated hereby or thereby, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached as Exhibit B hereto by and between Buyer and Parent.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Working Capital” means current assets of the Company and its consolidated Subsidiaries minus current liabilities of the Company and its consolidated Subsidiaries being assumed by Buyer, as determined in accordance with GAAP; provided, that “Working Capital” shall not include any amounts related to Indebtedness of the Company or any of its Subsidiaries that is discharged at Closing pursuant to Section 2.2(b)(ii)(B) and Section 7.2(h).

“Working Capital Lower Target” means $3,100,000.

“Working Capital Target” means $13,100,000.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Company Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire and accept from Parent, and Parent will sell, assign, transfer and convey to Buyer, all of Parent’s right, title and interest in and to the Company Shares in exchange for the Purchase Price (the “Acquisition”).

(b) The aggregate purchase price payable by Buyer to Parent for the Company Shares shall be equal to (i) $185,000,000 in Cash (the “Cash Consideration”), (ii) 4,008,439 shares of the mandatorily convertible preferred stock (the “Mandatorily Convertible Preferred Stock”) of Guarantor, free and clear of all Liens, having the terms, relative rights and preferences set forth in the certificate of designations in the form of Exhibit I (the “Certificate of Designations”) (the “Stock Consideration”), (iii) a $17,500,000 promissory note in the form of Exhibit H (the “Purchase Price Note”), issued by Guarantor and, at the irrevocable direction of Parent, made payable to the order of the First Lien Lenders as set forth in Section 2.2(b)(iii)(C), and (iv) as additional consideration, at such times specified in Section 2.1(c), a contingent amount up to the maximum aggregate principal amount of $26,250,000, payable in the form of up to three Earn-Out Notes or, at Guarantor’s option, in cash as provided in Section 2.1(c) (collectively, the “Purchase Price”). The Cash Consideration shall be subject to adjustment as contemplated by Section 2.4 and Section 6.12, in which case the term “Cash Consideration” (and thus the term “Purchase Price”) shall refer to the Cash Consideration (and thus the term Purchase Price) as adjusted in accordance with Section 2.4 and used accordingly. An amount equal to $5,000,000 (the “Escrow Amount”) shall be delivered by Buyer from the Cash Consideration to the Escrow Agent under an escrow agreement to be entered into on the Closing Date by Buyer, Parent, and the Escrow Agent substantially in the form of Exhibit E hereto (with such reasonable modifications as the Escrow Agent may require) (the “Escrow Agreement”).

(c) Earnout.

(i) Issuance of Earnout Notes. “Earn-Out Note” means, individually and collectively, the contingent value promissory notes in the collective maximum aggregate principal amount of $26,250,000, each substantially in the form attached hereto as Exhibit F, as may be issued by Guarantor pursuant to this Section 2.1(c). The principal amount of the Earn-Out Note for each Earn-Out Period shall be the following, respectively: (A) for the First Earn-Out Period, the First Earn-Out Period Consideration, (B) for the Second Earn-Out Period, the Second Earn-Out Period Consideration, and (C) for the Third Earn-Out Period, the Third Earn-Out Period Consideration. For the sake of clarity, in no circumstance will the portion of the principal amount of any Earn-Out Note attributable to the relevant Earn-Out Period exceed the Earn-Out Consideration for such Earn-Out Period. Each Earn-Out Note, if earned, shall be duly issued by Guarantor within ten (10) Business Days following the final determination of the Earn-Out Consideration for the relevant Earn-Out Period; provided, that interest on the principal amount of each Earn-Out Note shall accrue at the rate per annum set forth in such Earn-Out Note from the day immediately following the last day of the applicable Earn-Out Period to which such Earn-Out Consideration relates. Guarantor shall have the right to withhold and set off against any amount otherwise due and not yet paid under any Earn-Out Note pursuant to this Section 2.1(c) the amount of any Losses to which any Buyer Indemnitee may be entitled under Article IX or Section 10.1. Notwithstanding the forgoing provision of this Section 2.1(c), Guarantor shall have the option, exercisable at the time any Earn-Out Note is due to be issued by Guarantor hereunder and in lieu of issuing such Earn-Out Note, to pay the applicable Earn-Out Consideration in cash in an amount equal to ninety percent (90%) of the sum of (x) such Earn-Out Consideration plus (y) the amount of accrued and unpaid interest on such Earn-Out Consideration through the date of payment.

(ii) Earnout Covenants. During the period from the Closing through the end of the Third Earn-Out Period, unless a Change of Control (as defined below) has occurred and the acquiring or surviving Person in such transaction shall not have assumed all of Guarantor’s obligations under this Agreement as provided in Section 2.1(c)(iii) below, Guarantor shall, and shall cause Buyer, the Company and its Subsidiaries to refrain from (A) selling, transferring, assigning or otherwise disposing of material assets or material contracts of the Company or any of its Subsidiaries to any third party, provided, however, that the sale, transfer, assignment or other disposition of aircraft in the ordinary course of business consistent with past practice shall not be deemed to be a breach of this clause (A); (B) intentionally taking any actions intended to (1) reduce, accelerate or delay Company Revenue or (2) avoid payment or reduce the amount of any Earn-Out Consideration; (C) making or permitting any changes to its ownership, capital structure, capitalization or shareholder governance which would cause Guarantor, Buyer or the Company not to be a “Citizen of the United States” as that term is defined in 49 USC § 40102; and (D) entering into or permitting to exist any covenants or restrictions, whether in documents pertaining to Indebtedness or otherwise, that specifically restrict payment of any Earn-Out Consideration or compliance with this Agreement or that are in conflict with the provisions of this Agreement other than as may be required by the Debt Financing.

(iii) Change of Control. Upon a Change of Control, (A) all Earn-Out Consideration that has been earned, whether or not evidenced by an Earn-Out Note, shall become immediately due and payable, and (B) with respect to any Earn-Out Consideration attributable to Earn-Out Periods that have not yet been completed at the time of such Change of Control, the acquiring or surviving Person in such transaction shall, at its option, either (x) assume all of Guarantor’s obligations under this Section 2.1(c) or (y) the maximum Earn-Out Consideration for each remaining Earn-Out Period (or portion thereof) shall be deemed to have been earned in full, and shall be paid by Guarantor to Parent on or immediately following such Change of Control, by wire transfer of immediately available funds to the account or accounts designated by Parent. For purposes of this Section 2.1(c), “Change of Control” means the occurrence of any of the following: (x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Permitted Holders, becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of equity in Guarantor representing more than 50.1% of the total voting power of the then-outstanding equity of Guarantor entitled to vote generally in the election of (or otherwise appoint or designate) Guarantor’s directors (or members of any other similar governing body) (exclusive of any voting power retained exclusively by any Permitted Holders, directly or indirectly); (y) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of Guarantor to any other Person in one transaction or a series of related transactions (it being acknowledged and agreed that a direct or indirect sale, transfer, conveyance or other disposition by Guarantor of the capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, shall be deemed to be a Change of Control under this clause (y)); or (z) a merger, consolidation, recapitalization, business combination or other similar transaction (each, a “Business Combination”) involving Guarantor as a result of which the individuals or entities who were the beneficial owners of the voting securities of Guarantor immediately prior to the Business Combination do not beneficially own, directly or indirectly, at least a majority of the combined voting power of the then outstanding voting securities of the surviving entity in the Business Combination; and “Permitted Holder” means ZM Private Equity Fund, L.P., ZM Private Equity Fund II, L.P., ZM EAC LLC and 10th Lane Finance Co., LLC and their respective Affiliates (other than Guarantor and its Subsidiaries.

(d) Earn-Out Calculation.

(i) On or before ninety (90) days following the end of the most recently completed Earn-Out Period, Buyer shall prepare and deliver to Parent in writing a calculation of the Company Revenue and the Earn-Out Consideration for the relevant Earn-Out Period, including reasonable detail as to the components of the calculation. The Company Revenue shall be determined by Buyer using its books and records in accordance with GAAP applied in a consistent manner and using the Methodologies with respect to such applicable Earn-Out Period, consistent with the provisions in the definition of Company Revenue set forth herein. Except as required by the immediately preceding sentence (in which case, the immediately preceding sentence shall govern), during each Earn-Out Period, no later than five days following the date on which Guarantor files a periodic report with the Securities and Exchange Commission for a quarterly or annual period ending during such Earn-Out Period, Buyer shall prepare and submit to Parent a statement setting forth, in reasonable detail, Buyer’s good faith calculation of Company Revenue for such quarterly period, prepared from the books and records of Guarantor, and shall make its personnel and the Company’s personnel reasonably available during normal business hours to respond to any reasonable inquiries Parent may have regarding such statements.

(ii) In the event that Parent disagrees with Buyer’s calculation of the Company Revenue, Parent shall so inform Buyer in writing within sixty (60) days after Parent’s receipt of such calculation, setting forth the objections of Parent in reasonable detail and the position of Parent on the manner in which such objections should be resolved and the amount of the Company Revenue and/or Earn-Out Consideration to which Parent does not object (the “Parent Position”). Within ten (10) Business Days after receipt by Buyer of the Parent Position, Buyer shall inform Parent of its position on the manner in which the objections of Parent should be resolved (the “Buyer Position”). If Buyer and Parent cannot reach agreement as to any disputed matter within ten (10) Business Days following the exchange of their respective positions, then either or both of Buyer and Parent may forthwith refer the dispute to BDO USA, LLP or, if such firm is unable or unwilling to serve in such capacity, then such other jointly selected independent nationally recognized accounting firm with no existing or former business relationship with any Party hereto mutually agreeable to Buyer and Parent (an “Accounting Firm”) for resolution. The Accounting Firm shall enter into a confidentiality agreement with Buyer and Parent. Buyer and Parent shall furnish the Accounting Firm with a copy of this Agreement, the financial statements of the Company for the relevant Earn-Out Period, any supporting documents and work papers relating thereto, the amount and calculation of the Company Revenue and the Earn-Out Consideration for such Earn-Out Period, the Parent Position and Buyer Position, and other written submittals upon which each Party intends to rely (which shall be exchanged with the other Party). The Accounting Firm will be granted access to the books and records of the Company and such other documents or information as such Accounting Firm deems appropriate.

(iii) The Accounting Firm’s review shall be limited to the purpose of determining, in respect of such dispute, the amount of Company Revenue and the Earn-Out Consideration, as set forth in either the Parent Position or Buyer Position, which is more nearly in accordance with the terms of this Agreement. In arriving at its determination, the Accounting Firm must select either the amount of Company Revenue and the Earn-Out Consideration set forth in Buyer Position or the amount of Company Revenue and the Earn-Out Consideration set forth in the Parent Position. The Accounting Firm shall finally resolve all disputed items and render a written report to Buyer and Parent setting forth its determination within thirty (30) days after such disputed matters are referred to it. The determination of the Accounting Firm with respect to all such disputed matters shall be deemed final and conclusive and shall be binding upon Buyer and Parent absent manifest error and may be entered and enforced in any court of competent jurisdiction. In the event of manifest error by the Accounting Firm, Buyer or Parent shall notify the Accounting Firm and the other Party and the Parties shall jointly instruct the Accounting Firm to promptly correct such error. In addition, if Parent does not object as provided above within the time period provided above, such matters not objected to shall be deemed final and conclusive and binding upon Buyer and Parent. The procedures specified in this subsection (iii) shall be the sole and exclusive procedure for resolution of any dispute concerning the amount of the Company Revenue and the Earn-Out Consideration for each Earn-Out Period. The costs of the dispute resolution procedure specified in this subsection (iii) with respect to each disputed matter, including the fees and expenses of the respective attorneys’ and accountants’ fees of each Party, shall be borne by the losing Party. The losing Party shall be deemed to be the Party whose suggested amount of the Company Revenue and the Earn-Out Consideration for the relevant Earn-Out Period was not selected in the final decision of the Accounting Firm.

(e) Escrow. The Escrow Amount delivered by Buyer at Closing pursuant to the Escrow Agreement shall be held in segregated escrow funds, $1,500,000 of which shall be used to satisfy any Working Capital Shortfall (the “Working Capital Escrow Amount” and, together with the earnings thereon, the “Working Capital Escrow Fund”), and $3,500,000 of which shall serve as security for any indemnification obligations of Parent hereunder (the “Indemnification Escrow Amount” and, together with the earnings thereon, the “Indemnification Escrow Fund”). Releases from the Working Capital Escrow Fund and the Indemnification Escrow Fund will be permitted only in accordance with the terms and conditions of this Agreement and the Escrow Agreement. If there is no Working Capital Shortfall, the Working Capital Escrow Fund shall be distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement to Parent. If there is a Working Capital Shortfall, the Working Capital Escrow Fund, less the Working Capital Shortfall, shall be distributed by the Escrow Agent on such date in accordance with the terms and conditions of this Agreement and the Escrow Agreement to Parent. If there are no outstanding claims for indemnification by Buyer as of the date that is fifteen (15) months following the Closing Date (the “Indemnification Escrow Termination Date”), the Indemnification Escrow Fund shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Parent. If there are outstanding claims for indemnification by Buyer on the Indemnification Escrow Termination Date, the Indemnification Escrow Fund, less the amount corresponding to each such outstanding claim, shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Parent; provided, that the remaining balance of amounts withheld with respect to each outstanding claim shall be distributed to Parent upon final satisfaction of such outstanding claim in accordance with Article IX and the provisions of the Escrow Agreement. Final distribution of the Indemnification Escrow Fund shall be made net of any accrued fees and expenses of the Escrow Agent then outstanding.

Section 2.2 Closing.

(a) Time and Place of Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at (i) 10:00 a.m., New York time, on the second Business Day after satisfaction (or waiver) of the conditions set forth in Article VII (other than the conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof), or (ii) such other time, date or place as is agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) Deliveries and Proceedings at the Closing. At the Closing:

(i) Deliveries by Parent. Parent shall deliver to Buyer:

(A) certificate(s) representing all of the issued and outstanding Company Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer; and

(B) a duly executed certificate of non-foreign status in compliance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(ii) Deliveries by Buyer. Guarantor shall cause Buyer to deliver:

(A) At the direction of Parent (which direction is hereby irrevocably given by Parent), to the holders of the First Lien Loans, a portion of the Cash Consideration in the amounts set forth on Schedule 2.2(b)(ii), which Schedule shall be delivered by Parent to Buyer at least two (2) Business Days prior to the Closing Date; and

(B) to Parent or, in the case of Indebtedness of the Company or any of its Subsidiaries to be discharged at Closing that is not First Lien Loans or Second Lien Loans, as directed in writing by Parent, cash equal to the remaining portion of the Cash Consideration, in each case, which amounts shall be paid by wire transfer of immediately available funds to the account or accounts that Parent shall have designated for itself and holders of such Indebtedness at least two (2) Business Days prior to the Closing Date.

(iii) Deliveries by Guarantor. Guarantor shall deliver:

(A) At the direction of Parent (which direction is hereby irrevocably given by Parent), to the holders of the First Lien Loans, a portion of the Stock Consideration in the amounts set forth on Schedule 2.2(b)(iii)(A), which Schedule shall be delivered by Parent to Buyer at least two (2) Business Days prior to the Closing Date, by delivering one or more certificates registered in the name of the applicable holder of the First Lien Loans representing the number of shares of Mandatorily Convertible Preferred Stock to be delivered to each such holder as set forth in the First Lien Securities Purchase Agreement;

(B) At the direction of Parent (which direction is hereby irrevocably given by Parent), to the holders of the Second Lien Loans, a portion of the Stock Consideration in the amounts set forth on Schedule 2.2(b)(iii)(B), which Schedule shall be delivered by Parent to Buyer at least two (2) Business Days prior to the Closing Date, by delivering one or more certificates registered in the name of the applicable holder of the Second Lien Loans representing the number of shares of Mandatorily Convertible Preferred Stock to be delivered to each such holder as set forth in the Second Lien Stock Purchase Agreement; and

(C) At the direction of Parent (which direction is hereby irrevocably given by Parent), to the holders of the First Lien Loans, the Purchase Price Notes, duly executed by Guarantor in the principal amounts set forth on Schedule 2.2(b)(iii)(C), which Schedule shall be delivered by Parent to Buyer at least two (2) Business Days prior to the Closing Date.

(iv) Other Deliveries. The officers’ certificates contemplated by Article VII and other documents required to be delivered pursuant to this Agreement with respect to the Closing will be delivered by the applicable Parties.

(c) All proceedings to be taken, all documents to be executed and delivered by the Parties, and all payments to be made and consideration delivered, at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.3 Pre-Closing Distributions.

(a) On or before the Closing Date, the Parties acknowledge and agree that (i) Parent and the Company shall cause any excess available Cash of the Company to be distributed to Parent in a manner consistent with all Requirements of Law (including any applicable bankruptcy, insolvency, moratorium or other similar law relating to or affecting the rights of creditors generally or applicable accounting requirements) and (ii) the Company shall distribute, assign, transfer and convey its interests in the assets listed on Schedule 2.3(a) to Parent prior to the Closing and Parent shall assume all liabilities and obligations related to such assets.

(b) Parent and the Company shall, and the Company shall cause its Subsidiaries to, take all corporate (or other) action necessary to authorize and effect the transactions contemplated pursuant to Section 2.3(a).

Section 2.4 Working Capital Adjustment to Purchase Price.

(a) Preparation of Closing Date Balance Sheet.

(i) Not later than two (2) Business Days prior to the Closing, the Company and Parent shall provide Buyer an estimated balance sheet (the “Estimated Closing Date Balance Sheet”) for the Company and its consolidated Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date, which shall include the Company’s good faith calculation, prepared from the books and records of the Company and based on the most recently available financial information, of the estimated Working Capital as of such date (the “Estimated Working Capital”). The Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Financial Statements (provided, that all the foregoing shall be in accordance with GAAP in all respects) (collectively, the “Methodologies”).

(ii) Within ninety (90) days after the Closing Date, Buyer shall deliver to Parent a balance sheet (the “Closing Date Balance Sheet”) for the Company and its consolidated Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date, which shall include Buyer’s good faith calculation of Working Capital as of such date (the “Closing Date Working Capital”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied using the Methodologies.

(iii) Within sixty (60) days after receipt of the Closing Date Balance Sheet (the “Objection Period”), Parent by written notice to Buyer may object to Buyer’s calculation of Closing Date Working Capital as set forth in the Closing Date Balance Sheet, setting forth in such notice a statement describing in reasonable detail Parent’s objection (the “Objection Notice”) and Parent’s proposal or proposals with respect to the calculation of Closing Date Working Capital; provided, that Parent may object to the Closing Date Balance Sheet based only on the existence of mathematical or factual errors contained therein or on the failure of the Closing Date Balance Sheet to be prepared in accordance with GAAP applied using the Methodologies. Within thirty (30) days following timely delivery of the Objection Notice, Buyer and Parent shall attempt, in good faith, to resolve all disputes properly contained in the Objection Notice. If Buyer and Parent do not obtain a final resolution within thirty (30) days after Parent delivers an Objection Notice, however, Buyer and Parent shall submit such dispute to an Accounting Firm. Promptly, but not later than thirty (30) days after the dispute has been submitted to the Accounting Firm, the Accounting Firm shall determine (based solely on presentations or materials submitted by Parent and Buyer to the Accounting Firm, and not by independent review) (i) whether the Closing Date Balance Sheet contained mathematical or factual errors or failed to be prepared in accordance with GAAP applied using the Methodologies, and (ii) if any such error or failure exists, its calculations to correct for such error or failure. In determining any disputed item, the Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party. For the purposes of the Accounting Firm’s calculation of the Closing Date Working Capital, the amounts to be included shall be the appropriate amounts from the Closing Date Balance Sheet as to items that are not in dispute, and the amounts determined by the Accounting Firm as to items that are in dispute. Parent and Buyer shall cooperate with the Accounting Firm in making its determination and such determination shall be conclusive and binding upon the parties hereto absent manifest error.

(iv) If Parent does not deliver an Objection Notice during the Objection Period, then the calculation of the Closing Date Working Capital as set forth in the Closing Date Balance Sheet shall be deemed to have been accepted and shall be final and binding on all Parties. The term “Final Closing Date Balance Sheet” means (A) the Closing Date Balance Sheet, if Parent accepts the Closing Date Balance Sheet as delivered or does not deliver an Objection Notice during the Objection Period, or (B) the Closing Date Balance Sheet as finally determined in accordance with the procedures set forth in Section 2.4(a)(iii) to reflect the resolution of any objections thereto, if Parent delivers an Objection Notice during the Objection Period. The term “Actual Working Capital” means the Closing Date Working Capital calculated pursuant to the Final Closing Date Balance Sheet.

(v) In the event the parties submit any unresolved objections to an Accounting Firm for resolution as provided in Section 2.4(a)(iii) above, Buyer and Parent shall share responsibility for the fees and expenses of the Accounting Firm equally.

(vi) Parent and, prior to the Closing, the Company, will make the work papers and back-up materials used in preparing the Estimated Closing Date Balance Sheet available to Buyer’s accountant and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by Buyer of the Estimated Closing Date Balance Sheet, and (B) the resolution by Buyer and Parent of any objections thereto. Buyer and the Company will make the work papers and back-up materials used in preparing the Closing Date Balance Sheet available to Parent’s accountant and other representatives at reasonable times and upon reasonable notice at any time during (1) the review by Parent of the Closing Date Balance Sheet, and (2) the resolution by Buyer and Parent of any objections thereto.

(b) Purchase Price Adjustment based on Working Capital at Closing.

(i) If the Estimated Working Capital is less than the Working Capital Lower Target, then Buyer shall deduct from the Cash Consideration payable at the Closing an amount equal to the difference between the Estimated Working Capital and the Working Capital Lower Target.

(ii) If the Estimated Working Capital is greater than the Working Capital Target, then Buyer shall increase the Purchase Price payable at the Closing by an amount equal to the excess of the Estimated Working Capital over the Working Capital Target.

(c) Post-Closing Purchase Price Adjustment based on Working Capital.

(i) If the Actual Working Capital is less than both (x) the Working Capital Lower Target and (y) the Estimated Working Capital, then Buyer and Parent shall instruct the Escrow Agent in writing to (1) deliver to Buyer out of the Working Capital Escrow Amount an amount in Cash equal to the difference between the Actual Working Capital and the lower of (A) the Working Capital Lower Target and (B) the Estimated Working Capital (the “Working Capital Shortfall”) and (2) deliver to Parent the remaining amount, if any, of the Working Capital Escrow Fund. Any payment pursuant to this Section 2.4(c)(i) shall be made by wire transfer or delivery of other immediately available funds, within three (3) Business Days after the Escrow Agent’s receipt of written instructions from Buyer and Parent contemplated in this Section 2.4(c)(i). To the extent any Working Capital Shortfall exceeds the Working Capital Escrow Amount, Parent shall pay to Buyer such excess amount, by wire transfer or delivery of other immediately available funds, within three (3) Business Days after Buyer provides notice to Parent of such excess and wire transfer instructions.

(ii) If Actual Working Capital is greater than both (x) the Working Capital Target and (y) the Estimated Working Capital, then (1) Buyer shall pay to Parent an amount equal to the excess of the Actual Working Capital over the greater of (A) the Estimated Working Capital and (B) the Working Capital Target (the “Working Capital Excess”), by wire transfer or delivery of other immediately available funds, within three (3) Business Days following receipt by Buyer of wire transfer instructions from Parent, and (2) Buyer and Parent shall instruct the Escrow Agent in writing to deliver to Parent the Working Capital Escrow Fund.

(iii) If there is no Working Capital Shortfall and no Working Capital Excess, Buyer and Parent shall instruct the Escrow Agent in writing to deliver to Parent the Working Capital Escrow Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth herein and in the schedules attached hereto, the contents of which shall be read together with the representations and warranties set forth in this Article III, the Company represents and warrants to Buyer and Guarantor as follows:

Section 3.1 Organization and Qualification. The Company is duly organized and validly existing, and is active on the records of the Corporation Division of the Office of the Secretary of State of the State of Oregon, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by the Company, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer a true and complete copy of its Organizational Documents, as in effect as of the date hereof.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500 shares of common stock, no par value (“Company Common Stock”). The Company Shares, which constitute all of the issued and outstanding shares of Company Common Stock, are duly authorized, validly issued, fully paid and nonassessable. The Company Shares are the only shares of Company Common Stock issued and outstanding.

(b) There are no outstanding securities, options, warrants, calls, rights, contracts, commitments, agreements, arrangements or understandings to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company. There are no obligations of the Company to repurchase, redeem, or otherwise acquire any Company Shares or to provide funds to or make any investment in any other Person.

(c) Except as set forth on Schedule 3.2(c), neither the Company nor any of its Subsidiaries has any Indebtedness outstanding as of the date of this Agreement.

Section 3.3 Subsidiaries.

(a) Schedule 3.3(a) sets forth a true and complete list of all Subsidiaries of the Company, along with the jurisdiction of organization and percentage of outstanding equity interests owned, directly or indirectly, by the Company of each Subsidiary (and, if applicable, the name and percentage of outstanding equity interest of such Subsidiary owned by a Person other than the Company). Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation, has all requisite corporate (or equivalent) power and authority to own, lease and operate its properties and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by such Subsidiary, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer a true and complete copy of the Organizational Documents of each of the Subsidiaries of the Company, as in effect as of the date hereof.

(b) Except for the capital stock and other equity interests of Subsidiaries of the Company and except as set forth on Schedule 3.3(b), the Company does not own, directly or indirectly, any capital stock or ownership interest in any other Person.

Section 3.4 Authority; Binding Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.5 Financial Statements.

(a) Set forth on Schedule 3.5(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the unaudited balance sheet of the Company and its consolidated Subsidiaries as of February 28, 2012 and the related statements of income and cash flows for the year then ended; and

(ii) the unaudited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2012 (the “Most Recent Balance Sheet”) and the related statements of income and cash flows for the ten-months then ended.

(b) Except as set forth on Schedule 3.5(b), the Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations for the periods then ended, in each case, subject to (A) the absence of statements of stockholder’s equity (deficiency) and footnotes for the periods covered by the Financial Statements and (B) normal year-end audit adjustments consistent with past practice.

(c) None of the Company or any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto) (“Liabilities”) except for (i) Liabilities set forth on Schedule 3.5(c) or as reserved for in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business, (iii) Liabilities arising under any of the Material Contracts or Real Property Leases or any other Contract to which the Company or any of its Subsidiaries is a party, as of the date hereof (other than breaches or violations of such Material Contracts, Real Property Leases or other Contracts that are not specifically disclosed in Schedules 3.7(b), 3.8(c), (f), (h) and (n), 3.16(a)(ii), 3.19(b)(ii), and 3.23), (iv) Liabilities contemplated by or otherwise incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, or (v) Liabilities that were incurred as a result of actions taken or refrained from being taken at the written request of Buyer.

(d) The Company maintains internal accounting controls designed to provide reasonable assurances that (i) transactions by the Company are executed in accordance with management’s general or specific authorization, (ii) transactions by the Company are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. To the knowledge of the Company, except as set forth on Schedule 3.5(d), there are no material weaknesses, significant deficiencies in the design or operation of, or changes in, the Company’s internal control over financial reporting that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize, and report financial information. The Company does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

Section 3.6 Consents and Approvals; No Violations.

(a) Set forth on Schedule 3.6(a) is a correct and complete list of each Consent of any Governmental Entity that is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such Consents or to make the applicable filings, notices or registrations would not reasonably be expected to have a Company Material Adverse Effect.

(b) Subject to the obtaining and making (as applicable) of each Consent set forth on Schedule 3.6(a) and assuming compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other federal, state, regional, municipal, national, multinational, or supra-national treaties, statutes, laws, orders, decrees, rules, and regulations relating to merger control (each, including the HSR Act, a “Merger Control Law”) or intended to prohibit or regulate conduct having the purpose or effect of monopolization, restraint of trade, abuse of a dominant position, or substantial lessening of competition (each and collectively “Antitrust Laws”), neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate or conflict with any provision of the Organizational Documents of the Company, (ii) except as set forth on Schedule 3.6(b), result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or any Governmental Entity having jurisdiction over the Company or any of the Company’s properties or assets, except, in the case of clause (ii) or (iii) above, for violations, breaches, accelerations or defaults which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Material Contracts.

(a) Except for those Contracts set forth on Schedule 3.7(a) (collectively, the “Material Contracts”) and except for this Agreement, any Government Contract (which is subject to the representations and warranties set forth in Section 3.8 hereof) and any Real Property Lease (which is subject to the representations and warranties set forth in Section 3.19 hereof), as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any:

(i) Contract for the employment of any officer, employee or other person on a full-time, part-time, consulting or other basis (excluding, for the avoidance of doubt, customary at-will employment arrangements) or any other Contract providing severance or similar benefits to any person upon a change of control of the Company;

(ii) Contract entered into in the ordinary course of business involving aggregate committed payments to or from the Company or any of its Subsidiaries in excess of $375,000 per year;

(iii) Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), on the other;

(iv) Contract for the disposition of any assets of the Company or any of its Subsidiaries or any Contract for the acquisition of any assets or business of any other entity, in each case, involving consideration in excess of $1,000,000, other than for the disposition of aircraft that have been sold in the ordinary course of business more than twelve (12) months prior to the date hereof;

(v) Contract limiting the ability of the Company or any of its Subsidiaries to engage, in any material respect, in any line of business or to compete, in any material respect, with any Person;

(vi) collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization;

(vii) Contract granting any “most favored nation” rights, rights of first refusal, rights of first negotiation, exclusivity or similar rights to any party;

(viii) Contract evidencing indebtedness for borrowed or loaned money of $250,000 or more, including guarantees of such indebtedness;

(ix) Contract involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in any Person;

(x) other Contract entered into outside the ordinary course of business involving more than $150,000 per year or $300,000 over the life of such contract; or

(xi) Contract not otherwise described that would reasonably be expected to have a Company Material Adverse Effect if breached by the Company or any of its Subsidiaries in such a manner as would permit any other party to cancel or terminate the same (with or without notice or lapse of time, or both) or give rise to a right of acceleration of any material obligation or loss of any material benefit under such Contract.

(b) Except (x) as set forth on Schedule 3.7(b), and (y) for terminations or expirations at the end of the stated term after the date hereof, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or a Subsidiary of the Company, as the case may be, and, to the Company’s knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Company’s knowledge, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.8 Government Contracts.

(a) Generally.

(i) Set forth on Schedule 3.8(a)(i) is a complete and correct list of all Government Contracts held by the Company or any of its Subsidiaries for which final payment has not been made, identified by (A) contract name, (B) customer, (C) customer’s contract or order number, (D) date of award, (E) period of performance, (F) contract type (e.g., firm fixed price, cost reimbursable, time and materials), (G) contract revenue for the calendar year ended December 31, 2012, and (H) whether any such Government Contract was awarded dependent, in whole or in part, on the “small business” or other preferred status of the Company or any of its Subsidiaries under any applicable legal requirement. Complete and correct copies of each Government Contract, including all modifications and amendments thereto, have been made available to Buyer in redacted form to the extent required to ensure compliance with Applicable Law.

(ii) Set forth on Schedule 3.8(a)(ii) is a complete and correct list of all outstanding bids, proposals, offers, and quotations made by the Company or any of its Subsidiaries by a contractor team or joint venture, in which the Company or any of its Subsidiaries is participating, that, if accepted, would lead to a Government Contract (each, a “Bid”), identified by (A) the Person or Governmental Entity upon which such Bid was submitted, (B) the date submitted, (C) the subject matter of such Bid, (D) the anticipated award date, (E) the estimated period of performance, (F) the estimated value based upon such Bid, and (G) whether any such Bid is dependent, in whole or in part, on the “small business” or other preferred status of the Company or any of its Subsidiaries under any applicable legal requirement. Complete and correct copies of each of the Bids, including all modifications and amendments thereto, have been made available to Buyer.

(iii) Each Government Contract was entered into in the ordinary course of business based upon assumptions that the management of the Company or any of its Subsidiaries believes to be reasonable. There is no Government Contract, for which the most recent estimated total costs of completing as estimated in good faith by the Company or any of its Subsidiaries indicate that such Government Contract will be completed at a loss (i.e.¸ an estimation by the Company or any of its Subsidiaries that the total cost of performance as reasonably calculated by the Company or any of its Subsidiaries will exceed the total payments to the Company or any of its Subsidiaries by the customer). Schedule 3.8(a)(iii) hereto lists and separately identifies each Government Contract under which the Company or any of its Subsidiaries currently is experiencing a cost, schedule, technical, or quality problem that is determined by the Company or any of its Subsidiaries, in good faith, to jeopardize the ability of the Company or any of its Subsidiaries to complete the contract in accordance with its terms.

(iv) Schedule 3.8(a)(iv) hereto lists and separately identifies each teaming agreement related to Government Contracts and Bids to which the Company or any of its Subsidiaries is a party and that has not terminated or expired (true and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer). Each such teaming agreement is in full force and effect and is binding on the Company or any of its Subsidiaries in accordance with its terms and, to the knowledge of the Company and its Subsidiaries, the other party or parties thereto, and no such teaming agreement is subject to any oral modifications or amendments. The Company or its Subsidiaries, as applicable, has substantially complied with all terms and conditions of each such teaming agreement. There exist no disputes arising out of or relating to any such teaming agreement, and to the knowledge of the Company or its Subsidiaries, as applicable, there are no facts that might give rise to or result in such a dispute.

(v) Schedule 3.8(a)(v) hereto lists and separately identifies each agreement to which the Company or any of its Subsidiaries is a party, that has not terminated or expired and that contractually restricts the ability of the Company or any of its Subsidiaries to undertake additional Government Contracts, including exclusive teaming agreements (true and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer).

(b) Bids and Awards. Except as set forth on Schedule 3.8(b), to the knowledge of the Company and or any of its Subsidiaries, (i) each Government Contract was legally awarded, and (ii) no such Government Contract (or, where applicable, the prime contract with the Governmental Entity under which such Government Contract was awarded) is the subject of bid or award protest proceedings. To the knowledge of the Company and any of its Subsidiaries, no facts exist that could give rise to a claim for price adjustment under any Government Contract under the Truth in Negotiation Act.

(c) Compliance with Laws, Regulations, Contract Terms.

(i) Except as set forth on Schedule 3.8(c)(i), to the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries have complied in all material respects with all material statutory and regulatory requirements pertaining to the Government Contracts.

(ii) No Principal of the Company or any of its Subsidiaries has actual knowledge of (A) any credible evidence that the Company or any of its Principals (i.e., officers, directors, owners, partners, or individuals having primary management or supervisory responsibilities within the Company or any of its Subsidiaries), employees, agents, or subcontractors may have committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or of the civil False Claims Act (31 U.S.C. §§ 3729 - 3733) in connection with the award, performance or close out of any Government Contract, any Government Contract on which the Company or any of its Subsidiaries received final payment on or after January 1, 2007, or any subcontract, purchase order or other contract issued by the Company or any of its Subsidiaries to any subcontractor, supplier, vendor or firm that furnished supplies or services for performance of any Government Contract or any such Government Contract or (B) any credible evidence that the Company, any of its Subsidiaries or any such subcontractor, supplier, vendor or firm received significant overpayment(s) on any Government Contract or any such Government Contract, subcontract, purchase order or other contract (other than contract financing payments as defined in § 32.001 of the Federal Acquisition Regulation).

(iii) Except as set forth on Schedule 3.8(c)(iii), the Company and its Subsidiaries have complied in all material respects with all material contracted terms and conditions, including (but not limited to) all clauses, provisions, certifications, representations, disclosure requirements, specifications, and quality assurance, testing, and inspection requirements, of the Government Contracts, whether incorporated expressly, by reference or by operation of law.

(iv) To the knowledge of the Company and its Subsidiaries, all facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company or any of its Subsidiaries in connection with any Government Contract and its quotations, bids, and proposals for Government Contracts were current, accurate, and complete as of the date of their submission.

(v) Since January 1, 2010, the Company and its Subsidiaries has provided each of its new employees access to or a copy of the Company’s written code of business ethics and conduct regarding how the Company expects its employees to conduct themselves and instructed them to comply with it, a copy of which has been made available to Buyer. To the knowledge of the Company and its Subsidiaries, the employees of the Company and its Subsidiaries have conducted themselves and performed Government Contracts in accordance with such code.

(vi) Schedule 3.8(c)(vi) hereto describes the internal controls that the Company or any of its Subsidiaries has designed and implemented to facilitate timely discovery of improper conduct in connection with its Government Contracts (e.g., disclosure hotline) and ensure that corrective measures are promptly instituted and carried out (e.g., internal policies and procedures).

(vii) Except as set forth on Schedule 3.8(c)(vii), to the knowledge of the Company and its Subsidiaries, no facts exist which could reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under the False Claims Act.

(viii) Except as set forth on Schedule 3.8(c)(viii), to the knowledge of the Company and its Subsidiaries, there is no pending audit or investigation of the Company or any of its Subsidiaries with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract.

(ix) Except as set forth on Schedule 3.8(c)(ix), neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any state or federal Governmental Entity with respect to any alleged false statements, false claims, irregularity, misstatement, omission, or similar misconduct arising under or relating to any Government Contract or prime contract or subcontract of any Governmental Entity that remains unresolved.

(x) To the knowledge of the Company and its Subsidiaries, the cost accounting, purchasing, inventory, and quality control systems of the Company and its Subsidiaries are in compliance in all material respects with all applicable U.S. Government procurement statutes and regulations and with the requirements of the Government Contracts.

(d) Within the Scope. Except as set forth in Schedule 3.8(d) hereto:

(i) The Company and its Subsidiaries are not, and have not been, a party to any task order or delivery order under a Government Contract where the goods or services purchased, or identified to be purchased, by a Governmental Entity under such task order or delivery order are different from those described in the statement of work contained in the Government Contract under which the task order or delivery order was issued;

(ii) The Company and its Subsidiaries have not sold any goods or services to any Governmental Entity that are, or were, different in scope from those described in the statement of work of a Government Contract pursuant to which the goods or services were delivered to the Governmental Entity; and

(iii) To the knowledge of the Company and its Subsidiaries, there has been no allegation, charge, finding, investigation, or report (internal or external to the Company or its Subsidiaries) to the effect that the Company or its Subsidiaries has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (i) above, or sold goods or services to a Governmental Entity under the circumstances described in clause (ii) above.

(e) Qualifications. To the knowledge of the Company and its Subsidiaries, each employee of the Company or its Subsidiaries performing services related to the Government Contracts possessed (during the time of such performance) all of the required qualifications (e.g., education and experience) specified in or required by such Government Contract.

(f) Disputes, Claims, and Litigation.

(i) Except as set forth on Schedule 3.8(f)(i), to the knowledge of the Company and its Subsidiaries, there are no outstanding claims or disputes against the Company or its Subsidiaries relating to any Government Contract nor any facts or allegations that could reasonably be expected to give rise to such a claim or dispute in the future. Except as described in Schedule 3.8(f)(i), hereto, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set off, amounts of money otherwise acknowledged to be due to the Company or any of its Subsidiaries under any Government Contract.

(ii) To the knowledge of the Company or any of its Subsidiaries, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims, or other misconduct relating to any Government Contract or quotations, bids, and proposals for Government Contracts, and there is no basis for any such investigation or indictment. The Company and its Subsidiaries have not been, and is not now, a party to any administrative or civil litigation involving alleged false statements, false claims, or other misconduct relating to any Government Contract or quotations, bids, and proposals for Government Contracts, and there is no basis for any such proceeding.

(iii) No bid protest asserted by a third party challenging the award of a Government Contract to the Company or any of its Subsidiaries is currently pending.

(g) DCAA Audits. Neither DCAA nor any other cognizant Government audit agency has ever conducted an incurred cost audit of the Government Contracts. To the knowledge of the Company and its Subsidiaries, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under any Government Contract has questioned or disallowed any costs claimed by the Company or any of its Subsidiaries under any Government Contract, and there is no fact or occurrence that could be a basis for disallowing any such costs. The Company or its Subsidiaries has direct billing privileges under the Government Contracts on which the Company or its Subsidiaries is the prime contractor (e.g., the right to submit its invoices directly to the Government’s paying office), and, to the knowledge of the Company or its Subsidiaries, no facts exist which would reasonably be expected to give rise to suspension of such privileges on Government Contracts on which the Company or its Subsidiaries is the prime contractor.

(h) Sanctions.

(i) Except as described in Schedule 3.8(h)(i), neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other individual has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification related to any Government Contract. Except as described in
Schedule 3.8(h)(i), neither the Company nor any of its Subsidiaries has received any show cause, cure, deficiency, default, or similar notices in writing relating to any Government Contract.

(ii) Neither the Company nor any member, manager, director, officer, executive employee, or to the Company’s knowledge, any consultant or Affiliate thereof has been or is now suspended, debarred, or, to the Company’s knowledge, proposed for suspension or debarment from Government Contracts, and no facts exist which would reasonably be expected to give rise to such suspension or debarment, or proposed suspension or debarment.

(iii) To the Company’s knowledge, neither the Company nor any of its Subsidiaries has been determined by any Governmental Entity to be non-responsible to perform any Government Contract.

(i) Terminations. Except as described in Schedule 3.8(i), no Government Contract awarded to the Company or any of its Subsidiaries has been terminated for default or convenience within five (5) years prior to the date of this Agreement. Except as described in Schedule 3.8(i), neither the Company nor any of its Subsidiaries has received any notice in writing terminating or indicating an intent to terminate any Government Contract for convenience.

(j) Assignments. Except as described in Schedule 3.8(j), neither the Company nor any of its Subsidiaries has made any assignment of any Government Contract or of any interest in any Government Contract. Except as described in Schedule 3.8(j), neither the Company nor any of its Subsidiaries has entered into any financing arrangements with respect to the performance of any Government Contract.

(k) Property. To the Company’s knowledge, the Company and its Subsidiaries is in compliance in all material respects with all applicable legal requirements with respect to the possession and maintenance of all government furnished property (as defined in Section 45.101 of the Federal Acquisition Regulation, as applicable). Schedule 3.8(k) (the “Government Property List”) lists all government-furnished and contractor-acquired property that is in the possession of the Company or any of its Subsidiaries as of the date of this Agreement and title to which is in a Governmental Entity. The Company and its Subsidiaries shall deliver to Buyer at the Closing a Government Property List updated as of the Closing Date.

(l) National Security Obligations. To the Company’s knowledge, the Company, its Subsidiaries, and their respective employees hold such security clearances as are required to perform the Government Contracts. The Company and its Subsidiaries have provided to Buyer a list setting forth the name of each of its employees who has a security clearance and the level of such security clearance. Except to the extent prohibited by applicable legal requirements, Schedule 3.8(l) sets forth all facility security clearances held by the Company and its Subsidiaries. To the Company’s knowledge, there is no existing information, fact, condition, or circumstance that would cause the Company or any of its Subsidiaries to lose any facility security clearance. The Company and its Subsidiaries are in compliance in all material respects with all applicable legal requirements regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), and any supplements, amendments or revised editions thereof.

(m) No Contingent Fees. To the Company’s knowledge, no facts, events or other circumstances exist that violates or otherwise constitutes a basis on which the United States Government or any other individual might reasonably claim to violate, the covenant against contingent fees under any Government Contract, or 10 U.S.C. § 2306, 41 U.S.C. § 254 or Federal Acquisition Regulation 52.203-5.

(n) “At Risk” Work. Except as set forth on Schedule 3.8(n), with regard to any currently active Government Contract, neither the Company nor any of its Subsidiaries has begun performance of any anticipated contract work prior to award, option exercise, or modification, or made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any such Government Contract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(o) Organizational Conflicts of Interest. Schedule 3.8(o) lists each Government Contract that includes one or more provisions addressing actual or potential “organizational conflicts of interest,” as defined in Subpart 9.5 of the Federal Acquisition Regulation. To the Company’s knowledge, in the past three (3) years neither the Company nor any of its Subsidiaries has had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any procurement an organizational conflict of interest for the Company or any of its Subsidiaries.

(p) Political Contributions. Neither the Company nor any of its Subsidiaries has, directly or indirectly, made any payment or offered anything of value to any politician, candidate for political office, political party, or campaign.

(q) Multiple Award Schedules. Neither the Company nor any of its Subsidiaries has been awarded or currently maintains a Federal Supply Schedule contract awarded by the U.S. General Services Administration.

Section 3.9 Absence of Changes. Except for the matters contemplated by this Agreement, and except as set forth on Schedule 3.9, (i) since the date of the Most Recent Balance Sheet, each of the Company and its Subsidiaries has conducted its operations in the ordinary course of business, (ii) since the date of the Most Recent Balance Sheet until the date hereof, there has not occurred any change or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (iii) since the date of the Most Recent Balance Sheet, there has not occurred any change by the Company in accounting principles or methods materially affecting the operations of the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP, statutory or regulatory accounting rules or other applicable law.

Section 3.10 Litigation. Except as disclosed on Schedule 3.10, as of the date hereof, there is no Action pending or, to the Company’s knowledge, threatened against the Company, any of its Subsidiaries, any of their respective properties, or any of their respective officers or directors (in their capacities as such) which has had or would reasonably be expected to result in claims, damages, liabilities, obligations, judgments, settlement payments, penalties, fines, fees, disbursements, interest costs or expenses (including reasonable fees of attorneys, court costs and other out-of-pocket expenses incurred in investigated, preparing, settling or defending the foregoing) of more than $100,000. Except as disclosed on Schedule 3.10, as of the date hereof, none of the Company or any of its Subsidiaries has received written notice that it is subject to any outstanding order, writ, injunction or decree of any Governmental Entity. There is no judgment, decree or order against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors or officers (in their capacity as such), that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement.

Section 3.11 Permits; Compliance with Laws.

(a) Each of the Company and its Subsidiaries has all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications from each Governmental Entity necessary to permit the ownership of property and the conduct of business as presently conducted by the Company and each of its Subsidiaries, as applicable, except where the failure to obtain or maintain such an authorization, approval, order, consent, license, certificate, permit, registration or qualification would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Permits”).

(b) Except (x) as set forth on Schedule 3.11(b) and (y) for matters which would not reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries is in compliance with all statutes, ordinances, orders, laws, rules and regulations promulgated by any Governmental Entity which apply to the conduct of the business as presently conducted by the Company and each of its Subsidiaries, as applicable; and

(ii) None of the Company or any of its Subsidiaries, is subject to any judgment, consent decree, or administrative order with respect to any aspect of its business, affairs, properties or assets, nor, as of the date hereof, received any notice of the institution against the Company or any of its Subsidiaries or of any civil, criminal or administrative Action from any Governmental Entity, with respect to any aspect of the business, affairs, properties or assets of the Company or any of its Subsidiaries.

(c) Without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries, or to the Company’s knowledge, any director, employee, officer or agent of the Company or any of its Subsidiaries has: (i) used any funds for any unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (ii) made any unlawful payment to any governmental official or employee or any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(d) The Company’s board of directors has not authorized or directed any internal investigation that is currently being conducted by the Company or any of its Subsidiaries or any third party at the request of the Company or any of its Subsidiaries concerning any material illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.12 Environmental Laws.

(a) Except as set forth on Schedule 3.12:

(i) each of the Company and its Subsidiaries is, and for the past five (5) years has been, in compliance in all material respects with Environmental Laws (including obtaining all permits and licenses required thereunder);

(ii) there are no material Environmental Claims pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries; and

(iii) neither the Company nor any of its Subsidiaries or their respective predecessors and affiliates, nor, to the knowledge of the Company, any other person, has caused, arranged for or allowed any treatment, storage, transportation, handling, exposure, release, disposal, discharge, depositing, burial, or dumping of Hazardous Materials on, beneath or adjacent to any location, including without limitation any jobsite or any property currently owned, operated, leased or otherwise used by the Company or any of its Subsidiaries, in each case above, as would give rise to any current or future liabilities or obligations of the Company or any Subsidiary under any Environmental Laws.

(b) The Parent and the Company have furnished to Buyer all Phase I or Phase II Environmental Site Assessments and all material environmental audits or reports relating to any properties owned or leased by the Company or any of its Subsidiaries as of the date of this Agreement or any of the Company’s or Subsidiaries’ operations, which are in their possession.

(c) The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties of the Company concerning any matters arising under any Environmental Laws.

Section 3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a list of all patents, patent applications, registered trademarks, registered copyrights, domain names, and applications to register trademarks and copyrights owned by the Company or any of its Subsidiaries (“Company-Owned Intellectual Property”). Except as set forth on Schedule 3.13(a), to the knowledge of the Company: (i) each of the Company and its Subsidiaries owns or has a valid right or license to use all patents, trademarks, service marks, trade names, domain names, copyrights and know-how (collectively, “Intellectual Property”) to the extent necessary for the conduct of the business as presently conducted by it; (ii) neither the Company nor any of its Subsidiaries is infringing any Intellectual Property of any third party; (iii) as of the date hereof, none of the Company-Owned Intellectual Property is (A) subject to any outstanding decree, order, judgment, or settlement agreement that materially restricts in any manner the use, provision, transfer, assignment or licensing of such Company-Owned Intellectual Property by the Company or any of its Subsidiaries, or (B) the subject of any proceeding that may materially affect the validity, use or enforceability of such Company-Owned Intellectual Property; and (iv) as of the date of this Agreement, no third party is infringing any Intellectual Property owned by the Company or any of its Subsidiaries, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company-Owned Intellectual Property is in effect, and, to the Company’s knowledge, valid and enforceable (unless indicated otherwise on Schedule 3.13(a)). As of the date hereof, the Company is not a party to or, to the Company’s knowledge, otherwise bound by any material licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, other than licenses or agreements relating to the Company’s rights regarding readily commercially available products. As of the date hereof, the Company has received no notice (in writing) in the past six years that it is infringing upon or violating the right of any person or entity under or with respect to any Intellectual Property of third parties, which has not been settled or otherwise fully resolved, and which settlement or resolution does not materially impair or restrict the Company’s ability to conduct its business as currently conducted.

(c) Each item of Company-Owned Intellectual Property is either (i) owned exclusively by the Company or one of its Subsidiaries free and clear of any Liens, other than Permitted Liens, or (ii) used by the Company and its Subsidiaries pursuant to a written license or other valid right, provided, that the foregoing representation and warranty does not cover infringement or other violation of intellectual property rights (which is covered by Section 3.13(a)). The consummation by the Company of the transactions contemplated hereby will not cause the Company or any of its Subsidiaries to make any material payment or other form of material consideration to any third Person with respect to any Company-Owned Intellectual Property, other than the payment of fees required to record the assignment of Company-Owned Intellectual Property with a Governmental Entity, if applicable. In addition, Parent has the right, power and authority to enter into Trademark License Agreement and to grant the rights granted thereunder, and owns all of the Licensed Marks (as that term is defined in the Trademark License Agreement) listed in the Trademark License Agreement, free and clear of any Liens, other than Permitted Liens. The Trademark License Agreement does not conflict with or contravene any other agreement or obligation to which Parent or Company is bound.

(d) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has entered into any contract that materially restricts or limits the scope or type of work in which he or she may be engaged in on behalf of the Company or any of its Subsidiaries or requires him or her to transfer, assign or disclose information concerning any work product developed within the scope of his or her employment with the Company or its Subsidiaries to any Person, other than the Company or any of its Subsidiaries. To the knowledge of the Company, no current or former Employees, officers or directors of the Company or any of its Subsidiaries own any Intellectual Property used or held for use by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy and confidentiality of all confidential and proprietary information, and trade secrets pertaining thereto of the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, there has been no material disclosure by any Person having access to such trade secrets and confidential and proprietary information to any third Person of any such trade secrets or other confidential and proprietary information of the Company or any of its Subsidiaries currently used in connection with the conduct of the business of the Company and its Subsidiaries, other than pursuant to confidentiality obligations.

(f) To the knowledge of the Company, as of the date hereof, none of the Company nor any of its Subsidiaries is using, distributing, modifying or hosting any Publicly Available Software in a manner that has resulted or will result in any material proprietary software of the Company or its Subsidiaries being disclosed or distributed in source code form or being delivered at no charge or otherwise being dedicated to the public.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries (“IT Systems”) from Contaminants. “Contaminants” means any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users. To the Company’s knowledge, there have been no material unauthorized intrusions or breaches of the security of the Company’s or any of its Subsidiaries’ IT Systems, and the data and information which they store or process has not been corrupted in any material discernible manner or accessed without the Company’s or any of its Subsidiaries’ authorization in a manner that has had a Company Material Adverse Effect.

(h) To the knowledge of the Company, as of the date hereof, there is no governmental prohibition or restriction on the use of any Company-Owned Intellectual Property in any jurisdiction in which the Company or any of its Subsidiaries currently conducts its business.

Section 3.14 Company Plans.

(a) Schedule 3.14(a) contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, independent contractor, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any employee or other service provider of the Company or any of its Subsidiaries or with respect to which the Company has or may have any actual, contingent, or controlled group liability (the “Company Plans”). Except as specifically noted on Schedule 3.14(a), all Company Plans are sponsored or maintained by Parent or an ERISA Affiliate other than the Company or any of its Subsidiaries.

(b) No Company Plan is subject to Title IV of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has in the past six years maintained or contributed to or been required to contribute to a plan subject to Title IV of ERISA or a Multiemployer Plan. Except as set forth on Schedule 3.14(b), no Company Plan is a self-funded health or welfare benefit plan. No Company Plan provides retiree health or welfare benefits. Except as set forth on Schedule 3.14(b), no Company Plan covers service providers outside the United States.

(c) Each Company Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including but not limited to ERISA and the Code. With respect to each Company Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made within the time prescribed by such Company Plan or Applicable Law and have been properly accrued. Neither the Company nor any ERISA Affiliate has any commitment or intent to amend any existing Company Plan or create any new arrangement that would be a Company Plan. Each Company Plan can be amended, terminated, or otherwise discontinued in accordance with its terms. On and after the Closing Date, neither the Company nor any Subsidiaries will have any liability with respect to or relating to any Company Plans sponsored or maintained by any ERISA Affiliate before the Closing Date.

(d) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and, except as set forth on Schedule 3.14(d), has received a favorable EGTRRA determination letter as to such qualification from the Internal Revenue Service or is the subject of an EGTRRA opinion or advisory letter from the Internal Revenue Service, and, to the knowledge of the Company, no event has occurred that would reasonably be expected to cause the loss of any such qualification or result in any obligation to make any correction under the Employee Plans Compliance Resolution System.

(e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No payment, deemed payment, or any other benefit under any Company Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or result in an excise tax under Section 4999 of the Code.

(f) There are no pending claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits). There are no pending or, to the knowledge of the Company, threatened actions, suits, or investigations with respect to any Company Plan.

(g) With respect to each Company Plan, the Company has provided Buyer with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Company Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments); and (iii) the most recent determination, opinion, or advisory letter received from the Internal Revenue Service.

(h) The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of the Company concerning employee benefit plan matters.

Section 3.15 Labor Matters.

(a) Set forth on Schedule 3.15(a) is the following materially true and accurate information for each Person who is an employee of the Company or any of its Subsidiaries as of February 28, 2013: (i) company; (ii) first name; (iii) last name; (iv) hire date; (v) city; (vi) state; (vii) country; (viii) location; (ix) pay rate; (x) pay frequency; (xi) pay type; (xii) exempt; (xiii) title; (xiv) employment status; and (xv) employment category.

(b) The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(c) Except as set forth on Schedule 3.15(c), neither the Company nor any of its Subsidiaries has any agreement or arrangement with any individual independent contractor, individual consultant, or temporary staffing provider.

(d) To the Company’s knowledge, no employee of the Company or its Subsidiaries is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant or similar agreement with a former employer of any such employee relating to the right of any such employee to be employed by the Company or its Subsidiaries. To the Company’s knowledge, no former employee of the Company or its Subsidiaries is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement or other restrictive covenant or similar agreement with the Company relating to the right of any such employee’s subsequent employment or competitive activities. No current employee or independent contractor has excluded works or inventions used or held for use in the conduct of the business of the Company or its Subsidiaries made prior to his or her employment with the Company or any of its Subsidiaries or the commencing of his or her independent contracting relationship with the Company or any of its Subsidiaries, respectively, from any agreement between the Company or any of its Subsidiaries and such Person providing for the assignment or license by such Person to the Company or any of its Subsidiaries of any Intellectual Property.

(e) Since January 1, 2010, neither the Company nor or any of its Subsidiaries has been a party to, bound by, or in negotiations regarding any collective bargaining agreement or other Contract with a union or labor organization (collectively, “Union”). There is not any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and to the Company’s knowledge no Union or group of employees is seeking organize employees for the purpose of collective bargaining. Since January 1, 2010, there has not been nor, to the Company’s knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its Subsidiaries or any of their employees. Neither the Company nor any of its Subsidiaries has a duty to bargain with any Union.

(f) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries at the Senior Vice President level or above has any plans to terminate his, her or their employment or independent contracting relationship with the Company.

(g) The Company and its Subsidiaries are and since January 1, 2010 have been in material compliance with all Applicable Law relating to the employment of labor, including but not limited to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), ERISA, COBRA, the applicable requirements of Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Fair Labor Standards Act (the “FLSA”), the Uniformed Services Employment and Reemployment Rights Act, the Family and Medical Leave Act, the National Labor Relations Act, the Railway Labor Act, and all Applicable Law pertaining to employment and employment practices, including all Applicable Law relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, affirmative action, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, payment procedures, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, medical testing (including drug and alcohol tests), workers’ compensation, leaves of absence and unemployment insurance.

(h) Except as set forth in Schedule 3.15(h), there is no employment-related Action, including any material investigations, against the Company or any of its Subsidiaries existing, pending, or to the Company’s knowledge, threatened to be brought or filed, by or with any Governmental Entity or division thereof (including but not limited to the Internal Revenue Service, the Equal Employment Opportunity Commission, Department of Labor, Occupational Safety and Health Administration, National Labor Relations Board, or Office of Federal Contract Compliance Programs) whether statutory, common law, or otherwise, seeking damages, remedies, or any other relief against the Company (“Administrative Claims”). The Company and its Subsidiaries are and, since January 1, 2010, have been in material compliance with all Applicable Law with respect to employment-related record-keeping and governmental reporting requirements. To the Company’s knowledge, there are no employment-related investigations or audits by any Governmental Entity existing, pending, or threatened, except as may occur in the ordinary course of business.

(i) Neither the Company nor any of its Subsidiaries has since January 1, 2010 caused (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law. No employee of the Company or any of its Subsidiaries has suffered an “employment loss” as defined in the WARN Act within the ninety (90) day period ending on the date of this Agreement.

(j) Since January 1, 2010, (i) all employees of the Company and its Subsidiaries working in the United States have been legally authorized to work in the United States and (ii) the Company and its Subsidiaries have materially complied with all reporting, verification, and record-keeping requirements pursuant to Applicable Laws relating to immigration control. There are no pending or, to the knowledge of the Company, threatened Actions or claims under the Immigration Reform and Control Act of 1986 against the Company or any of its Subsidiaries.

(k) The Company and its Subsidiaries are and, since January 1, 2010, have been in material compliance with all Applicable Law relating to wage and hour requirements, including the FLSA, including requirements to properly classify and treat (i) all of their workers as independent contractors or employees and (ii) all of their employees as “exempt” or “nonexempt” from overtime requirements under Applicable Law.

Section 3.16 Insurance.

(a) Schedule 3.16(a)(i) sets forth a true and complete list of all policies of fire, liability (including but not limited to hull and liability and war risk insurance), workers compensation, property, casualty, aircraft, crew, maintenance insurance and other forms of insurance or bonds owned, held or maintained by the Company, any of its Subsidiaries or any Affiliate of the Company with respect to the business or assets of the Company and its Subsidiaries, as of the date hereof (the “Insurance Policies”). Except as set forth on Schedule 3.16(a)(ii), each material Insurance Policy with a third party carrier is in full force and effect as of the date hereof, and all premiums due thereon have been paid in full. As of the date hereof, no notice of cancellation or termination has been received with respect to any such Insurance Policy. True and correct copies of all Insurance Policies have been made available to Buyer.

(b) Except as set forth on Schedule 3.16(b), neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in, or contributed to any self-insurance plan.

(c) Except as set forth on Schedule 3.16(c), there are no material claims pending as to which coverage has been questioned, denied or disputed under any Insurance Policy. Since February 1, 2013, all claims thereunder have been filed in a due and timely fashion. Neither the Company, nor any of its Subsidiaries, has any policy of insurance terminated (other than at its request), nor since February 1, 2013 has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.17 Tax Matters. Except as set forth on Schedule 3.17:

(a) Each of the Company and its Subsidiaries has timely filed or has had timely filed on its behalf, or shall timely file or have timely filed on its behalf, all material Tax Returns that are required to be filed by, or with respect to, the Company and its Subsidiaries, as applicable, on or prior to the date hereof (taking into account any applicable extension of time within which to file). All such Tax Returns, to the extent such Tax Returns relate to the Company or its Subsidiaries, are true, correct, and complete in all material respects.

(b) All material Taxes and Tax liabilities of the Company and its Subsidiaries that are due and payable on or prior to the date hereof have been paid or accrued and adequately disclosed in the Financial Statements.

(c) No audits, examinations or similar proceedings with any Tax Authority are in progress or, to the knowledge of the Company, pending or threatened in writing, for a material amount of unpaid Taxes asserted against the Company, and neither the Company nor its Subsidiaries has received written notice of any material dispute or claim for a material amount of unpaid Taxes asserted against the Company or its Subsidiaries from any Tax Authority.

(d) There are no outstanding waivers of the statute of limitations applicable to any Separate Return of the Company or any of its Subsidiaries or any outstanding extension of time with respect to an assessment or deficiency for Separate Taxes related to the Company or any of its Subsidiaries.

(e) Except for Permitted Liens, there are no Liens for Taxes against any of the assets or properties of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which is Evergreen Holdings, Inc.). Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than members of such group) under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local, or foreign Tax law).

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or other similar agreement the subject of which is indemnification for Taxes with any other Person.

(h) Neither the Company nor any of its Subsidiaries has participated in: (i) any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company and its Subsidiaries have each disclosed on its respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local, or foreign law).

(i) Neither the Company nor any of its Subsidiaries has made, is obligated to make, or is a party to any plan or Contract that could obligate it to make, any payments or provide any benefits that would not be deductible under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(6)) or Section 404 of the Code.

(j) No Company Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed, in form or operation, to meet the requirements of Section 409A(a)(2), Section 409A(a)(3) or Section 409A(a)(4) of the Code.

(k) The representations and warranties in Section 3.14 and this Section 3.17 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

Section 3.18 Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement as a result of any action, agreement or commitment of Parent, the Company or any of its Subsidiaries.

Section 3.19 Real and Personal Property.

(a) Except as set forth on Schedule 3.19(a), there are no Owned Real Properties.

(b) Schedule 3.19(b)(i) sets forth a rent schedule (the “Rent Roll”) which includes, in all material respects, a true and complete list of all leases of real property to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, in each case, as of the date hereof (collectively, the “Real Property Leases”). Except (x) as set forth on Schedule 3.19(b)(i) or Schedule 3.19(b)(ii) and (y) for terminations or expirations at the end of the stated term after the date hereof, (i) each Specified Real Property Lease (as defined below) is a valid, binding and legally enforceable obligation of the Company or a Subsidiary of the Company, as the case may be, and, to the Company’s knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Specified Real Property Lease is in full force and effect, and (iii) none of the Company or any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Specified Real Property Lease and, to the Company’s knowledge, no other party to any such Specified Real Property Lease is (with or without notice or lapse of time, or both) in breach or default thereunder. The Company or a Subsidiary of the Company has, subject to the terms and conditions of each Specified Real Property Lease, a valid leasehold interest in such Specified Real Property Lease, free and clear of any and all Liens. For purposes herein, “Specified Real Property Lease” means each Real Property Lease covering the properties set forth on Schedule 3.19(b)(i) as a “Specified Real Property Lease.”

(c) As of the date hereof, each of the Company and its Subsidiaries owns or holds under valid leases all material tangible personal property necessary for the conduct of the business as presently conducted by the Company and each of its Subsidiaries, as applicable, free and clear of all Liens, except for Permitted Liens.

Section 3.20 Aircraft and Flight Operations.

(a) Schedule 3.20(a) sets forth a true and complete list of each aircraft owned or leased by the Company or any of its Subsidiaries as of the date hereof (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft.

(b) Except as set forth on Schedule 3.20(b):

(i) Each of the Aircraft (other than those undergoing regular scheduled maintenance) is airworthy within the meaning of 14 CFR Part 3.5(a) and FAA Order 8130.2G in all material respects;

(ii) To the best of the Company’s knowledge, each current employee of the Company or its Subsidiaries has all required Permits, certifications, training or competencies for any flight, maintenance, operation or handling of Aircraft currently provided by such Person;

(iii) All Aircraft are properly registered on the FAA aircraft registry (or other applicable Governmental Entity registry) and have a validly issued FAA standard certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith);

(iv) All Aircraft have been, and are being, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA; and

(v) All records for each Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and, other than for Aircraft leased from a third party, are currently in the possession of the Company or its Subsidiaries.

(c) Each Aircraft is free and clear of all Liens (other than Permitted Liens).

(d) Schedule 3.20(d) sets forth a true and complete list of each certificate issued to the Company or any Subsidiary pursuant to any FAR section and the associated operations specifications thereunder. The Company is, and at Closing shall be, a “Citizen of the United States” as defined in 49 USC § 40102. The Company holds (i) a valid and current Air Carrier Certificate pursuant to FAR Part 135, (ii) a valid and current Operating Certificate pursuant to FAR Part 133, (iii) a valid and current Operating Certificate pursuant to FAR Part 137, and (iv) a valid and current Air Agency Certificate pursuant to FAR Part 145.

(e) Schedule 3.20(e) sets forth a true and complete list of each Type Certificate, or Supplemental Type Certificate, or Parts Manufacturer Approval issued to the Company or any Subsidiary by the FAA, pursuant to Part 21 of the FAR.

Section 3.21 Interested Party Transactions. Except as set forth on Schedule 3.21, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries, commission and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company or any of its Subsidiaries. Schedule 3.21 sets forth a true and complete list of all leases (including amounts payable thereunder) between the Company or any of its

Subsidiaries, on the one hand, and Delford M. Smith and/or any of his Affiliates (other than Parent or any of its Subsidiaries), on the other. Except as set forth on Schedule 3.21, no (a) stockholder, (b) current officer, director or Affiliate of the Company or any of its Subsidiaries, (c) immediate family member of any such officer, director or Affiliate, or of a stockholder, and (d) Person controlled by any one or more of the foregoing (excluding Company and its Subsidiaries) (collectively, the “Related Parties”): (i) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that the Company or any of its Subsidiaries uses which is necessary for the conduct of its business; or (ii) has within the twelve (12) months prior to the date of this Agreement brought any action, suit or proceeding against the Company or any of its Subsidiaries. Except for the transactions identified on Schedule 3.21, neither the Company nor any of its Subsidiaries is a party to any material transaction with any Related Party on other than arm’s-length terms.

Section 3.22 Accounts Receivable. The accounts and notes receivable of the Company and its Subsidiaries reflected on the Financial Statements, and all accounts receivable arising subsequent to the date of the Financial Statements, (a) arose from bona fide sales transactions or services actually performed in the ordinary course of business and are payable on ordinary trade terms, (b) to the knowledge of the Company, are legal, valid, and binding obligations of the respective debtors enforceable in accordance with their terms, (c) are not subject to any valid set-off or counterclaim, (d) do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement, and (e) are not the subject of any Action brought by or on behalf of the Company and its Subsidiaries, other than Actions for collection in the ordinary course of business with respect to amounts that are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.23 Customers and Suppliers. Except as set forth on Schedule 3.23, with respect to each customer of the Company or any of its Subsidiaries that comprises five percent (5%) or more of the Company’s consolidated net sales during the Company’s most recent fiscal year and with respect to the ten (10) largest suppliers of the Company during the Company’s most recent fiscal year, neither the Company nor any of its Subsidiaries has received any written notice from any such customer or supplier, nor to the knowledge of the Company has any such customer or supplier threatened or provided oral notice, that such Person will not continue its relationship with the Company, Guarantor, or Buyer after the Closing or that such Person intends to terminate or modify in any material and adverse respect existing Contracts with the Company, or reduce in any material respect the amount paid to the Company for products or services.

Section 3.24 Export Compliance. Except as set forth on Schedule 3.24 hereto, there have been no material violations by the Company within the past five (5) years of the Arms Export Control Act, the Export Administration Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Foreign Corrupt Practices Act or any of the other enumerated statutes in section 120.27 of the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), or any similar laws of other countries, or any regulation, order, rules, judgments, decrees, orders, permits, concessions, grants, Export Authorizations, policies or other requirements or action issued thereunder (collectively, the “Export Controls Laws”), that have not been disclosed to the cognizant Governmental Entity. Schedule 3.24 hereto identifies (i) every disclosure made by the Company within the past five (5) years with regard to Export Controls Laws, and (ii) all correspondence within the past five (5) years between the Company and enforcement personnel at any Governmental Entity with regard to any matters related to Export Controls Laws. Except as set forth on Schedule 3.24 hereto, there have been no shipments, sales or other dealings by the Company to or with persons or entities in the following countries during the past five (5) years: Afghanistan, Burma, Belarus, China, Cote d’Ivoire, Cuba, Cyprus, Democratic Republic of the Congo, Eritrea, Haiti, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Sierra Leone, Somalia, Sri Lanka, Sudan, Syria, Venezuela, Vietnam, Yemen, or Zimbabwe.

Section 3.25 Customs and Imports. The Company has complied in all material respects with all applicable U.S. customs laws and regulations. The Company has accurately reported the tariff classification, quantity, dutiable value, charges, country of origin, and other information required to be reported on customs entry documents and in response to requests for information (CBP Form 28) received from the U.S. Customs and Border Protection (“CBP”) and has complied in all material respects with all country of origin marking requirements applicable to its imports. The Company’s imports are not subject to antidumping duties, countervailing duties, or any quotas or visa requirements or, if subject to quotas or visa requirements, have complied fully with all applicable quota and visa requirements. All claims that the Company has made with respect to eligibility for preferential duty treatment for its imports comply in all material respects with applicable legal requirements. The Company has received no notice of fine or penalty, notice of seizure, notice of exclusion, notice of audit, or notice of duty advance from CBP and has not been informed that it is subject to any investigation or review by CBP. The Company has no pending prior disclosure of apparent violation(s) of customs law or regulations, CBP ruling requests, protests of CBP action, or litigation relating to its imports, and to the Company’s knowledge, no other action or restriction that could reasonably be expected to limit Buyer’s ability to continue import operations as currently conducted by the Company is pending or threatened.

Section 3.26 Exclusivity of Representations and Warranties. The Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in this Article III (as modified by any applicable Schedules) or pursuant to any certificate or other agreement delivered by the Company in connection herewith. The Company hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Guarantor and Buyer as follows:

Section 4.1 Organization. Parent is duly organized and validly existing, and is active on the records of the Corporation Division of the Office of the Secretary of State of the State of Oregon, and has the requisite corporate power and authority to carry on its business as presently conducted.

Section 4.2 Authority; Binding Agreement. Parent has the requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the performance by Parent of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by each other Party, constitutes a valid, legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for the Consents set forth on Schedule 3.6(a), no Consent of any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such Consents or to make the applicable filings, notices or registrations would not be reasonably expected to prevent or materially impair or materially delay the consummation of the transactions contemplated hereby.

(b) Subject to the obtaining and making (as applicable) of each consent set forth on Schedule 3.6(a) and assuming compliance with applicable Merger Control Laws and applicable Antitrust Laws, neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Organizational Documents of Parent, (ii) except as set forth on Schedule 4.3(b), result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets, may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or any Governmental Entity having jurisdiction over Parent or any of Parent’s properties or assets, except, in the case of clause (ii) or (iii) above, for violations, breaches, accelerations or defaults which would not be reasonably expected to prevent or materially impair or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 Ownership of Company Shares. Parent is the sole record owner of the Company Shares, free and clear of all Liens.

Section 4.5 Litigation. Parent is not a party to any litigation or, to Parent’s knowledge, any threatened litigation which would reasonably be expected to prevent or materially impair or materially delay the transactions contemplated hereby.

Section 4.6 Securities Act Matters.

(a) Illiquid Shares; Restriction on Resales. Parent acknowledges that the Stock Consideration to be issued pursuant to this Agreement has not been registered under the Securities Act, or similar state or foreign securities laws, and may not be offered or sold in the U.S. without registration under the Securities Act unless an exemption from registration is available. Parent acknowledges that exemption from such registration may not be available or, if available, may limit or condition any sale of Stock Consideration, and that the economic risk of an investment in the Stock Consideration may be borne for an indefinite period of time. Parent understands and acknowledges that the certificate(s) evidencing the Stock Consideration to be issued or delivered pursuant to this Agreement shall bear Guarantor’s standard form of Securities Act restrictive legend, as well as legends describing any applicable contractual restrictions.

(b) Accredited Investor; Investment Intent. Parent is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Stock Consideration is not being acquired with a view to or intention of or in connection with any distribution in violation of the Securities Act.

(c) Unregistered Securities. Parent has been advised and acknowledges that in issuing the Stock Consideration pursuant hereto, Guarantor is relying upon the exemption from registration provided Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Section 4.7 Exclusivity of Representations and Warranties. Parent is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent in this Article IV (as modified by any applicable Schedules) or pursuant to any certificate or other agreement delivered by Parent in connection herewith. Parent hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to Guarantor, Buyer, or their respective officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

Buyer and Guarantor, jointly and severally, hereby represent and warrant to the Company and Parent as follows:

Section 5.1 Organization. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as presently conducted. Guarantor is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as presently conducted.

Section 5.2 Citizenship. Each of Buyer and Guarantor is, and at Closing shall be, a “Citizen of the United States” as that term is defined in 49 USC § 40102.

Section 5.3 Capitalization. The authorized capital stock of Guarantor consists of 110,000,000 shares of common stock (the “Guarantor Common Stock”) and 10,000,000 shares of preferred stock, each $0.0001 par value per share. All of the issued and outstanding shares of Guarantor Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Stock Consideration has been duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor, the Stock Consideration will be validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Following receipt of the requisite approval by the stockholders of Guarantor of the conversion of the Stock Consideration into shares of Guarantor Common Stock, the shares of Guarantor Common Stock issuable upon the conversion of the Stock Consideration will have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 5.4 Authority; Binding Agreement. Buyer and Guarantor have all necessary power and authority to execute and deliver this Agreement and the Purchase Price Note and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Purchase Price Note and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate (or equivalent) action on the part of Buyer and Guarantor and no other proceeding on the part of Buyer or Guarantor, including without limitation, a vote of Buyer’s or Guarantor’s direct or indirect equity holders, is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of this Agreement and the Purchase Price Note has been duly and validly executed and delivered by Buyer and Guarantor, as applicable, and constitutes a valid, legal and binding agreement of Buyer and Guarantor, as applicable, enforceable against Buyer and Guarantor, as applicable, in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.5 Consents and Approvals; No Violations. Except for filings, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and other Merger Control Laws, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution and delivery by Buyer and Guarantor of this Agreement or the consummation by Buyer and Guarantor of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not, individually or in the aggregate, be reasonably expected to prevent or materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Buyer or Guarantor nor the consummation by Buyer or Guarantor of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Organizational Documents of Buyer or Guarantor, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material agreement or other instrument or obligation to which Buyer or Guarantor is a party or by which Buyer, Guarantor or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Buyer, Guarantor, or any of their respective Affiliates or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially impair or materially delay the consummation of the transactions contemplated hereby.

Section 5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement as a result of any contract, agreement or commitment of Buyer, Guarantor, or any of their respective Affiliates.

Section 5.7 Litigation. Neither Buyer nor Guarantor is a party to any litigation or, to Buyer’s or Guarantor’s knowledge, any threatened litigation which would reasonably be expected to prevent or materially impair or materially delay the transactions contemplated hereby.

Section 5.8 Acknowledgement by Buyer and Guarantor. Each of Buyer and Guarantor acknowledges and agrees that:

(a) it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries;

(b) it is not relying on any statement or representation made by or on behalf of (i) the Company, except for the representations and warranties set forth in Article III of this Agreement, or (ii) Parent, except for the representations and warranties set forth in Article IV of this Agreement;

(c) neither the Company nor Parent or any other person or entity will have or be subject to any liability to Buyer or Guarantor resulting from the distribution or dissemination to Buyer or Guarantor or their respective representatives or Buyer’s or Guarantor’s use of any information regarding the Company, its Subsidiaries or their respective businesses and assets not expressly set forth in this Agreement, including any projections or other information provided by or on behalf of the Company or Parent; and

(d) in entering into this Agreement, each of Buyer and Guarantor has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Parent set forth in this Agreement.

Section 5.9 Purchase for Investment. Buyer is acquiring the Company Shares for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof, which would be in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law. Buyer is (a) knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described above; (b) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; and (c) capable of bearing the economic risks of acquiring the Company Shares.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) as contemplated by this Agreement (including without limitation the transactions contemplated by Section 2.3) or as required by Applicable Law, or (iii) with the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, during the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement and the Closing Date:

(a) The Company shall (and the Company shall cause each of its Subsidiaries to):

(i) conduct its operations in the ordinary course of business consistent with past practice;

(ii) use its reasonable commercial efforts to pay its, and its Subsidiaries’, debts and Taxes when due subject to good faith disputes over such debts and Taxes;

(iii) use its reasonable commercial efforts to pay and perform other obligations when due; and

(iv) use its reasonable commercial efforts to preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its present employees and agents. The Company shall promptly notify Buyer of any event or occurrence with respect to its or its Subsidiaries’ respective businesses of which it becomes aware which would reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the foregoing Section 6.1(a), the Company shall not, nor will the Company cause or permit its Subsidiaries to:

(i) amend its Organizational Documents;

(ii) issue, sell, or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Shares or any shares of capital stock of any class of the Company or any of its Subsidiaries or any other equity securities or equity equivalents of the Company or any of its Subsidiaries;

(iii) declare or pay any dividends or make any other distributions (whether in cash, stock or property) in respect of any of its or any of its Subsidiaries’ capital stock or share stock, or split, combine or reclassify any of its capital stock or share capital, other than the distributions contemplated by Section 2.3(a).

(iv) (A) except in the ordinary course of business consistent with past practice, enter into, adopt, amend, modify or terminate any employee benefit plan (including any Company Plan) or any employment policy relating to vacation pay, sick pay, disability coverage, severance pay or otherwise, in each case, solely to the extent such new employment benefits plan or policy, or amendment or termination of existing employee benefit plan or policy, affects in any material respect any Company Employee or (B) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase the compensation of any Company Employee;

(v) enter into, adopt, or commit to enter any collective bargaining or similar labor organization agreement;

(vi) sell, lease or dispose of any assets outside the ordinary course of business which have a value in the aggregate in excess of $500,000 or acquire any assets outside the ordinary course of business which have a value in the aggregate in excess of $250,000; provided, that in no event may the Company or any of its Subsidiaries sell any Aircraft or terminate any leases for any Aircraft;

(vii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of the Company or any of its Subsidiaries;

(viii) effect any change in any material respect in any of its methods of accounting, except as may be required by GAAP or any other Requirement of Law;

(ix) amend or modify in any material respect or terminate (except to the extent automatically expired pursuant to its terms) any Material Contract, any Government Contract or any Real Property Lease;

(x) make or commit to make any capital expenditure which individually exceeds $1,000,000 or in the aggregate exceed $2,500,000;

(xi) except in the ordinary course of business consistent with past practice, permit the Company or any of its Subsidiaries, on the one hand, to enter into any transaction or arrangement with any shareholders, equity holder or Affiliate of the Company (other than wholly-owned Subsidiaries of the Company), on the other;

(xii) other than in the ordinary course of business, (A) cancel, compromise, waive, or release any right or claim (or series of related rights and claims) involving more than $1,000,000 or (B) cancel or forgive any Indebtedness of more than $1,000,000 owed to the Company or any of its Subsidiaries;

(xiii) incur any Indebtedness;

(xiv) reduce the amount of, or modify any of the terms of, any insurance coverage provided by existing insurance policies that are material to its business;

(xv) revalue any of its or any of its Subsidiaries’ assets, other than in the ordinary course of business, consistent with past practices, or as required by any Requirement of Law or changes in GAAP;

(xvi) terminate or waive any right with a value in excess of $100,000 to it or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices; or

(xvii) agree to do any of the foregoing referred to in clauses (i) through (xvi) of this Section 6.1(b).

Section 6.2 Access to Information.

(a) Between the date hereof and the Closing Date, upon reasonable notice, and subject to restrictions contained in confidentiality agreements to which the Company or Parent is subject, other privileged materials, and any Requirement of Law applicable to the Company or Parent or their respective Affiliates, the Company will provide to Buyer and its authorized representatives during normal business hours reasonable access to all officers and to all books and records of the Company and its Subsidiaries, and will cause the officers of the Company and its Subsidiaries to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Buyer may from time to time reasonably request. All of such information shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement, dated April 30, 2012 (the “Confidentiality Agreement”), between Parent and Guarantor (or an Affiliate of Guarantor), the provisions of which are by this reference incorporated herein, and which Guarantor and Buyer agree to adhere to. Furthermore, upon reasonable prior notice, the Company will provide to Buyer and its authorized representatives reasonable access to the properties owned, leased or operated by the Company and its Subsidiaries for purposes of site inspections including environmental site assessments subject to Section 9.4(g)(vii); provided, that no “Phase II” or other environmental sampling or testing shall be conducted without the prior written consent of Parent. Additionally, between the date hereof and the Closing Date, the Company will provide to Buyer reasonable access to each of the employees of Parent and any of its Affiliates identified on Schedule 6.2 (the “Specified Employees”) to permit Buyer and/or Guarantor to make offers of employment to such Specified Employees; provided, that Parent shall not have any obligation to facilitate the employment of such Specified Employees with or otherwise obtain the consent of such Specified Employees to be an employee of Guarantor, Buyer or the Company; and provided, further, that Parent shall not interfere or impede Guarantor’s or Buyer’s efforts to obtain any such agreement of any Specified Employee.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Parent, the Company or any of their respective Affiliates or for any other reasonable purpose, for the seven year period commencing on the Closing Date, Buyer, the Company and, if applicable, any successor or subsequent successor to either will provide Parent and its authorized representatives during normal business hours reasonable access (including the right to make photocopies) to the books and records of the Company, its Subsidiaries or their respective successors, and other written information with respect to the Company, its Subsidiaries or their respective successors and their respective businesses and assets or any successor to such businesses or assets, as Parent may from time to time reasonably request, but only to the extent such books, records and other written information is directly related to such claim.

Section 6.3 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of any filings that may be required under the HSR Act and other Merger Control Laws, (ii) the compliance with all requirements under the HSR Act and other Merger Control Laws applicable to the transactions contemplated hereby, (iii) obtaining all other Consents of Governmental Entities, any prime contractor, subcontractor or other Person, in each case required to be obtained or made in connection with this Agreement and the transactions contemplated hereby (including those in connection with any Government Contract), and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Without limiting the foregoing, each of the Parties agrees to use reasonable best efforts to prevent the entry of any injunction or order that seeks to prevent the consummation of the transactions contemplated hereby and to use reasonable best efforts to remove any such injunction or order if so entered.

(b) As soon as practicable (but in any event within five (5) Business Days after the date of this Agreement), Buyer and Parent shall each, in cooperation with the other, file or cause to be filed, if required under the HSR Act, an appropriate notification and report form pursuant to the HSR Act with respect to the Acquisition (which filing shall request early termination of the waiting period under the HSR Act). Filing fees with respect to such filings and notifications shall be borne by Buyer. Buyer and Parent shall each use all reasonable best efforts to respond as promptly as practicable to any Governmental Entity’s request pursuant to the HSR Act or any other Merger Control Law for additional information and documentary material relating to the transactions contemplated by this Agreement.

(c) Each of Buyer and Parent agrees to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each such Party will keep the other apprised of the status of matters relating to the completion of the transactions contemplated herein. To the extent not prohibited by Applicable Law or subject to any obligation of confidentiality, each of Buyer and Parent and their respective counsel and representatives shall (i) have the right to review in advance, and each shall consult with the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication or other correspondence received from, or given to, any Governmental Entity in connection with (A) filings that may be required under the HSR Act and any amendments thereto or the compliance with all requirements under the HSR Act or (B) notifications or filings that may be required by any Governmental Entity, and (iii) furnish each other with copies of all correspondence, filings and written communications between them and their Subsidiaries and Affiliates, on the one hand, and any Governmental

Entity or its respective staff, on the other, with respect to this Agreement and the transactions contemplated hereby. To the extent reasonably practicable and not prohibited by Applicable Law, each of Buyer and Parent shall provide each other and their respective counsel with advance notice of and the opportunity to attend and participate in any discussions, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement. Each of Buyer and Parent shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with investigations, filings or inquiries by any Governmental Entity relating to the transactions contemplated by this Agreement.

(d) Parent shall exercise commercially reasonable efforts to cause the termination of and release of the Company and/or its Subsidiaries from, effective no later than the Closing and without payment by or creating a Liability of the Company and/or its Subsidiaries, in each case, that is not fully paid, satisfied and discharged as of the Closing, every guarantee, accommodation obligation and any other similar obligation made or provided by the Company and/or its Subsidiaries for the benefit of any Restricted Party whether pursuant to a Contract or otherwise.

Section 6.4 Public Announcements. The timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by Parent and Buyer; provided, that any Party may, after consultation with the other Parties, make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any Requirement of Law or by obligations pursuant to any listing agreement with any securities exchange, it being understood and agreed that any such disclosing Party shall use reasonable efforts to notify the other Parties of such announcement prior to the announcement and in any case promptly provide the other Parties with copies of any such announcement.

Section 6.5 Exclusive Dealing.

(a) During the period from the date of this Agreement through the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 8.1, neither Parent nor the Company shall take, nor will Parent or the Company direct any of their respective Affiliates, Subsidiaries, employees, officers, directors, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or enter into any agreement with any Person (other than Buyer and/or its Affiliates) concerning any Acquisition Proposal. For the avoidance of doubt, this Section 6.5 shall not limit or restrict, in any respect, consummation of the transactions contemplated by Section 2.3(a).

(b) The Company shall notify Buyer promptly (and no later than seventy-two (72) hours) after receipt by the Company, any of its Subsidiaries or their Representatives of any Acquisition Proposal or a request for nonpublic information or access to the properties, books or records of the Company in connection with an Acquisition Proposal. Such notice shall be made orally and in writing and, to the extent not prohibited by confidentiality restrictions or any Requirement of Law, shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such Acquisition Proposal; provided, that Parent, Company, and its Subsidiaries shall not after the date hereof enter into any Contract, and Parent and Company represent that they have not entered into any Contract that remains in effect as of the date hereof, with respect to an Acquisition Proposal that prohibits the disclosure to Buyer, in reasonable detail, of the identity of the offeror and the material terms and conditions of such Acquisition Proposal.

(c) Parent agrees that the rights and remedies for noncompliance with this Section 6.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.6 Employee Benefits.

(a) Buyer shall, or shall cause the Company and/or its Subsidiaries, as applicable, to, give each employee of the Company and/or its Subsidiaries who is employed by the Company and/or its Subsidiaries on and after the Closing Date (“Company Employees”) full credit for such Company Employee’s service with Parent, Parent’s Subsidiaries and/or the Company for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation or other paid time off and severance), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Buyer or any of its Affiliates in which a Company Employee participates to the same extent recognized by Parent, the Company and/or its Subsidiaries, as applicable, immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(b) Buyer shall, or shall cause the Company and/or its Subsidiaries, as applicable, to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Buyer or its Affiliates that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Plan, (ii) make commercially reasonable efforts to honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Buyer or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, provided, that the applicable Company Plans can provide an accurate summary of such costs to Buyer’s plan, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Closing Date.

(c) With respect to any Company Employee who immediately prior to consummation of the Closing is receiving or entitled to receive short-term or long-term disability benefits (including long-term disability benefits based upon any such short-term disability) (each a “Disabled Employee”), upon and following consummation of the Closing, (i) each such Disabled Employee shall be or become (immediately prior to the Closing) an employee of Parent or its Affiliate and shall become or continue to be eligible to receive short-term disability or long-term disability benefits, as applicable, under a Company Plan that was in effect immediately prior to consummation of the Closing, and (ii) so long as such Disabled Employee does not become an employee of Company or any of its Affiliates as hereinafter provided, no such Disabled Employee shall be eligible for disability benefits under a plan established or maintained by the Company or any of its Affiliates after consummation of the Closing. In the event that any Disabled Employee who is on short-term disability or long-term disability under a Company Plan becomes eligible to return to work within nine months following the Closing, the Company shall offer or cause a Company Subsidiary to offer employment to such Disabled Employee on its then customary terms and conditions of employment for other employees of the Company or its Subsidiary who have substantially similar positions to the position the Disabled Employee had with the Company or its Subsidiary prior to becoming a Disabled Employee; provided, that Parent and such Disabled Employee have notified the Company in writing (prior to or within 60 days following the date that such Disabled Employee becomes eligible to work (such date, the “Eligibility Date”)) that such Disabled Employee has become eligible to work and wishes to receive an offer of employment from the Company or its Subsidiary; and provided further, that (i) such offer of employment shall be effective as of the later of the Eligibility Date and five days following receipt by the Company of such notification and (ii) the Company or its Subsidiary shall not be required to hold open an offer of employment to such Disabled Employee for longer than 60 days. Schedule 6.6(c) sets forth a true and complete list of all Disabled Employees of the Company and its Subsidiaries as of the date hereof including their names, positions, salaries, bonuses, benefits and status as exempt or non-exempt employees. At the Closing, Parent shall deliver to Buyer an updated Schedule 6.6(c) reflecting the foregoing information as of the Closing Date.

(d) Effective as of the Closing Date, Buyer shall establish or designate a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code that includes a cash or deferred arrangement under Section 401(k) (the “Buyer 401(k) Plan”), in which Company Employees shall be eligible to participate effective as of immediately following the Closing Date. Within a reasonable period of time following the Closing Date, Parent shall cause the account balances of Company Employees in the Parent Employees’ Savings and Retirement Plan (the “Parent 401(k) Plan”) to be fully vested and waive any service eligibility requirements for allocation of any profit sharing contribution for the plan year in which the Closing Date occurs. Upon (a) receipt of a copy of a favorable determination letter issued by the IRS with respect to the Parent 401(k) Plan covering all required Tax law changes, and (b) Buyer’s determination, made on a reasonable basis promptly following receipt of such determination letter, that the Parent 401(k) Plan is in compliance with Applicable Law, the Buyer 401(k) Plan shall accept eligible rollover distributions within the meaning of Code Section 402(c)(4) that are distributed from the Parent 401(k) Plan for any Company Employee (who continues in employment on and after the Closing Date) who elects to receive a distribution from the Parent 401(k) Plan and who elects for such distribution to be rolled over to the Buyer 401(k) Plan; provided, however, that the Buyer 401(k) Plan shall not accept a rollover of any outstanding participant loans.

(e) Effective as of the Closing Date, the Company and Parent shall take all actions necessary or advisable to terminate the Company’s participation in Company Plans sponsored or maintained by Parent or any other ERISA Affiliate, except as otherwise provided in the Transition Services Agreement, and the Company Employees shall be eligible to participate in the benefit plans sponsored by Buyer as of the Closing Date, except as otherwise provided in the Transition Services Agreement. Neither the Company nor any of its ERISA Affiliates shall have any liability relating to such Company Plans on or after the Closing Date, except as otherwise provided in the Transition Services Agreement.

(f) No provision of this Agreement shall (i) create any right in any employee of the Company or any of its Subsidiaries to continued employment by Buyer, the Company, the Company’s Subsidiaries, or any of their respective Affiliates or preclude the ability of Buyer, the Company, or any such Affiliate to terminate the employment of any employee for any reason, (ii) require Buyer, the Company, the Company’s Subsidiaries, or any of their respective Affiliates to continue any Company Plans or prevent the amendment, modification or termination thereof after the Closing Date, or (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement.

Section 6.7 Indemnification of Officers and Directors.

(a) From and after the Closing, Buyer shall take any reasonably necessary actions to provide that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of the Company and/or any of its Subsidiaries (collectively, the “D&O Indemnified Persons”), as provided in (i) the Organizational Documents of the Company or any Subsidiary of the Company, as applicable, in effect on the date of this Agreement or (ii) any agreement providing for indemnification by the Company or any Subsidiary of the Company of any of the relevant D&O Indemnified Persons in effect on the date of this Agreement to which the Company or any of its Subsidiaries are a party shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Company and/or its Subsidiaries, as applicable, for a period of six (6) years after the Closing.

(b) In the event that Buyer or the Company or either of their successors or assigns or any subsequent successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, or subsequent successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(c) The obligations of Buyer under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7).

Section 6.8 Financing. Guarantor and Buyer shall use their respective commercially reasonable efforts to obtain as soon as reasonably practicable following the date hereof debt financing on terms reasonably acceptable to Guarantor and Buyer, which debt financing shall (i) provide Guarantor and Buyer with sufficient cash resources to refinance substantially all of Guarantor’s and its Subsidiaries’ outstanding Indebtedness for borrowed money, pay the Cash Consideration and the fees and expenses associated with the transactions contemplated hereby, and fund other amounts reasonably necessary to operate the Company and its Subsidiaries following the Closing and (ii) if required by prospective financing sources, be secured by liens on substantially all of the properties and assets of Guarantor and its Subsidiaries immediately following the Acquisition (including, for the sake of clarity, the properties and assets of the Company and its Subsidiaries) (the “Debt Financing”). Notwithstanding anything to the contrary herein, no failure of the holders of the First Lien Loans and Parent to agree in writing on subordination and other intercreditor arrangements among them and the creditors for the Debt Financing in respect of the Debt Financing, Purchase Price Note and Earn-Out Note shall, in and of itself, be cause for a breach of Buyer’s covenant set forth in this Section 6.8.

Section 6.9 Litigation Defense. Subject to Section 9.3, at or prior to the Closing, to the extent not already under Parent’s control, Parent shall assume and control, and shall continue to control after the Closing, the defense or settlement of all Actions pending and not finally resolved against the Company or its Subsidiaries at the time of Closing, including those Actions identified on Schedule 6.9(a), but excluding those Actions identified on Schedule 6.9(b) (“Pending Actions”).

Section 6.10 Protection of Proprietary Information; Non-Competition.

(a) Each Restricted Party acknowledges that, as a result of its share ownership of the Company, each Restricted Party has obtained Proprietary Information of the Company or its Subsidiaries, and the Company will suffer substantial damage which will be difficult to compute if any Restricted Party should divulge Proprietary Information or enter a Competitive Business in violation of the provisions of this Section 6.10. Each Restricted Party further acknowledges that the provisions of this Section 6.10 are reasonable and necessary for the protection of Buyer and its business.

(b) During the period beginning on the date of this Agreement and terminating five (5) years from the Closing Date, each Restricted Party shall (and shall cause its Affiliates to) maintain in the utmost confidence any and all Proprietary Information, and shall not (and shall cause its Affiliates not to) disclose to or use for the benefit of, any Person other than Buyer without the advance express written consent of Buyer in each specific instance, unless required to be disclosed by any Requirement of Law, including court order, subpoena or other government or regulatory process and, to the extent reasonably practicably, notice thereof and a reasonable opportunity to contest such disclosure shall have been provided to Buyer.

(c) During the period beginning on the date of this Agreement and terminating five (5) years from the Closing Date, each Restricted Party shall not (and shall cause its Affiliates not to), without the prior written permission of Buyer, anywhere in the world, directly or indirectly, (i) engage in any Competitive Business for its or his own account; or (ii) become associated or involved with any Competitive Business as a partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant or advisor. However, nothing in this Section 6.10 shall preclude any Restricted Party from owning, directly or indirectly, solely as an investment, (i) less than five percent (5%) of any class of securities traded on a national securities exchange of any entity that is engaged in a Competitive Business, (ii) any publicly traded non-convertible debt securities of any Person; or (iii) any interest in any mutual or other investment fund registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. Buyer acknowledges and agrees that in no event shall (x) the provision of fixed wing aircraft storage, maintenance, repair or overhaul services by a Restricted Party or (y) the ownership or leasing of aircraft (but not the operation of aircraft) owned by a Restricted Party as of the Closing, constitute a breach of this Section 6.10.

(d) During the period beginning on the date of this Agreement and terminating two (2) years from the Closing Date, each Restricted Party shall not (and shall cause its Affiliates not to) directly or indirectly (on such Restricted Party’s own behalf or on behalf of any other Person): (i) solicit any current employee, consultant, or independent contractor of the Company or Buyer to leave the employment or service of the Company or Buyer; (ii) hire any employee, consultant or contractor of the Company or Buyer; or (iii) solicit any customer of the Company or Buyer regarding engaging in or becoming a customer in a Competitive Business. Buyer acknowledges and agrees that a Restricted Party will not be in breach of clause (ii) of this Section 6.10(d) if it hires a person who responds to a bona fide public advertisement for employment (including through the use of employment agencies) which is not specifically targeted at employees of the Company or any of its Subsidiaries.

(e) If any Restricted Party breaches, or threatens to breach, any of the provisions of this Section 6.10, then, in addition to any other remedy available to Buyer or the Company, Buyer or the Company shall have the right to seek specific enforcement of this Section 6.10, it being acknowledged and agreed by each Restricted Party that any such breach or threatened breach will cause irreparable injury to the Company and Buyer and that money damages will not provide an adequate remedy. The Parties each also agree that in the event of any breach of this Section 6.10 by any Restricted Party, the harm to Buyer would outweigh any harm to the Restricted Party and the Restricted Party will not oppose the granting of an injunction.

(f) If any Governmental Entity determines the scope, duration, area of applicability or other provision of this Section 6.10 is invalid, illegal or unenforceable, (i) that provision shall be deemed amended to provide the Company the maximum protection permitted by Applicable Law, and (ii) the legality, validity and enforceability of the remaining provisions of this Section 6.10 and this Agreement shall not be affected. The Parties agree that a court of competent jurisdiction shall reform such provision(s) to the extent necessary to cause them to be enforceable to the maximum extent permitted by law.

(g) As used in this Section 6.10:

(i) “Competitive Business” means the helicopter and fixed wing aircraft business engaged in by the Company and its Subsidiaries, anywhere in the world, as of the Closing.

(ii) “Proprietary Information” is information that is not publicly known with respect to the Company and its Subsidiaries that has commercial value, including information that is written and not written, that is in electronic, magnetic, other or no form, and includes but is not limited to such information as (A) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (B) information regarding plans for new products, marketing and selling performance and plan, business plans, budgets and financial statements, licenses, prices and costs, and information regarding requirements and capabilities and other information regarding suppliers, vendors, actual and potential customers of the Company as well as and regarding suppliers, vendors, actual and potential customers of the Company customers. “Proprietary Information” does not include, and there shall be no obligation hereunder with respect to, any information (1) in the public domain, other than as a result of a breach by any Restricted Party of any obligations in this Section 6.10, (2) that is or becomes available to a Restricted Party on a non-confidential basis from a source who is not, to such Restricted Party’s knowledge, subject to a confidentiality or similar agreement, duty or obligation prohibiting such disclosure, or (3) that is independently developed after the date hereof by a Restricted Party without reference to the Proprietary Information of the Company and/or its Subsidiaries.

(iii) “Restricted Party” means Parent and its Affiliates (other than the Company and its Subsidiaries) and Mr. Delford M. Smith.

(h) Buyer acknowledges that Parent and certain of its Affiliates provide and/or engage in (i) commercial airfreight services, (ii) ground logistics services, (iii) the purchase, sale, warehousing and parts and sales management of aircrafts, aircraft engines and aircraft parts, (iv) the part out, teardown, specialized airframe fuselage sectional cuts, recycling and destruction of aircrafts and aircraft parts, and (v) the activities set forth on Schedule 6.10(h), in each case, to or for a broad range of customers (collectively, “Ancillary Activities”) and will continue to do so following the Closing Date. Buyer further acknowledges that, in connection with such Ancillary Activities, Parent and its Affiliates (other than the Company and its Subsidiaries) do business with and, following the Closing Date, will continue to do business with customers and suppliers that also do business with the Company and its Subsidiaries. Notwithstanding anything herein to the contrary, Buyer agrees that Parent will not be in breach of any provision of this Section 6.10 solely as a result of Parent continuing to engage in such Ancillary Activities following the Closing Date.

Section 6.11 Insurance Matters. Solely with respect to claims that arise out of occurrences prior to the Closing Date, Parent shall take all actions reasonably necessary to permit Buyer or the Company, as appropriate, to make claims under any of Parent’s occurrence-based insurance policies, including but not limited to its general aviation liability and property and casualty insurance policies, which actions shall include to the extent reasonably necessary

Parent making claims under any such insurance policies on behalf of or for the benefit of Buyer or the Company, to permit the Company to have the benefit of any such insurance policies to the same extent as it had prior to the Closing with respect to such claims that arise out of occurrences prior to the Closing Date.

Section 6.12 R&W Insurance Policy. Parent shall purchase on or prior to the Closing Date a buyer-side representation and warranty insurance policy from Allied World Assurance Company (or an affiliate thereof) in substantially the form attached hereto as Exhibit G or a similar policy from another insurance company reasonably satisfactory to Buyer (the “R&W Insurance Policy”) to insure against Losses incurred by a Buyer Indemnitee as a result of the failure of any representation or warranty made by the Company or Parent in this Agreement to be true and correct as of the Closing Date (or as of the date made, where such representation or warranty relates to an earlier date). The premiums due under the R&W Insurance Policy shall be paid by Buyer, which premiums will be reimbursed to Buyer through a deduction to the Purchase Price; provided, that such reimbursement shall not exceed $475,000.

Section 6.13 Worker Notification.

(a) On or before the Closing Date, Parent shall update the list set forth in Schedule 3.15(i) up to and including the Closing Date.

(b) For a period of ninety (90) days after the Closing Date, Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of the Company or its Subsidiaries which, if aggregated with any such conduct on the part of Parent prior to the Closing Date, would trigger the WARN Act.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 7.1 Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that each Party shall use reasonable best efforts to prevent the entry of any such injunction and to appeal as promptly as possible any injunction or other order that may be entered;

(b) no action, lawsuit, or other legal proceeding shall have been filed by a Governmental Entity in any court of competent jurisdiction, and remain pending, that seeks to prohibit, prevent, or otherwise restrain the consummation of the Acquisition under any Antitrust Law; and

(c) the transactions contemplated by the First Lien Waiver and Consent Agreement and the Second Lien Waiver and Consent Agreement shall have been consummated substantially concurrent with the Closing.

Section 7.2 Other Conditions to the Obligations of Buyer and Guarantor. The obligations of Buyer and Guarantor to consummate the transactions contemplated hereby are subject to the satisfaction or, if permitted by Applicable Law, waiver by Buyer and Guarantor of the following further conditions:

(a) (i) the representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b), 3.4, 4.1 and 4.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date and (ii) all other representations and warranties of the Company set forth in Article III hereof and of Parent set forth in Article IV hereof shall be true and correct (without regard to any materiality or Material Adverse Effect qualification therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period. Buyer shall have received certificates of an officer of the Company and Parent as to the effect of the preceding sentence;

(b) the Company and Parent shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Company and Parent under this Agreement on or prior to the Closing Date (provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, such agreements, covenants and conditions shall have been performed, as so qualified, in all respects), and Buyer shall have received a certificate signed by an officer of the Company and Parent to such effect;

(c) no Company Material Adverse Effect shall have occurred at or after the date hereof, and Buyer shall have received a certificate signed by an officer of the Company confirming the foregoing as of the Closing Date;

(d) the Company shall have received all third party consents set forth on Schedule 7.2(d), which consents shall be in form and substance reasonably acceptable to Buyer;

(e) Buyer shall have received a copy of (i) the Transition Services Agreement, (ii) the Trademark License Agreement, (iii) the Headquarters’ Lease, (iv) the Escrow Agreement, and (v) the Affiliate Aircraft Lease Agreements, each duly executed by all parties thereto other than Buyer or Guarantor;

(f) At or prior to the Closing Date, Buyer shall have received payoff letters or other evidence reasonably satisfactory to it of (i) the repayment in full of all outstanding Indebtedness of the Company and its Subsidiaries and, in the case of Indebtedness that is guaranteed by the Company and/or its Subsidiaries, the termination and release of each applicable guarantee, and (ii) the termination and release of all Liens (other than Permitted Liens) that encumber all assets of the Company or its Subsidiaries;

(g) Buyer shall have obtained $310,000,000 of funded Debt Financing and a revolving credit or similar working capital facility having aggregate availability of no less than $50,000,000, on terms reasonably acceptable to it;

(h) Parent shall have made all deliveries required pursuant to Section 2.2(b);

(i) Parent will have filed with the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”), and provided a complete copy to Buyer not less than two (2) Business Days prior to the filing date, a “full disclosure” as described in 22 C.F.R. Section 127.12(c)(1)(i) with respect to the initial notice of voluntary disclosure submitted to DDTC on February 6, 2013, and assigned DTCC Case No. 13-0000743; and

(j) The purchase and sale of the aircraft identified on Schedule 1.1(c) as being subject to the Early Purchase Requirement shall have been consummated substantially concurrent with the Closing on the terms and conditions set forth in the Affiliate Aircraft Lease Agreement applicable to each such aircraft.

Section 7.3 Other Conditions to the Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby are subject to the satisfaction or, if permitted by Applicable Law, waiver by Parent of the following further conditions:

(a) (i) the representations and warranties set forth in Sections 5.1, 5.2, and 5.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date and (ii) all other representations and warranties of Buyer and Guarantor, as applicable, set forth in Article V hereof shall be true and correct (without regard to any materiality qualification therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except where the failure of such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated hereby; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period. Parent shall have received a certificate of an officer of Buyer as to the effect of the preceding sentence;

(b) Buyer and Guarantor, as applicable shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer and Guarantor, as applicable, under this Agreement on or prior to the Closing Date (provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, such agreements, covenants and conditions shall have performed, as so qualified, in all respects), and Parent shall have received a certificate signed by an officer of Buyer to such effect;

(c) Buyer and Guarantor shall have made payment of the Purchase Price as required pursuant to Section 2.2(b);

(d) Parent shall have received a copy of (i) the Trademark License Agreement, (ii) the Transition Services Agreement, (iii) the Headquarters’ Lease, (iv) the Escrow Agreement, and (v) the Affiliate Aircraft Lease Agreements, in each case duly executed by all parties thereto other than Parent, the Company and Mr. Delford M. Smith (or their Affiliates);

(e) the guarantees made by Parent and/or certain Affiliates of Parent (other than the Company and its Subsidiaries) identified on Schedule 7.3(e) shall have been terminated and released; and

(f) the Certificate of Designations shall have been duly adopted and executed and filed with the Secretary of State of the State of Delaware. Guarantor shall not have adopted or filed any other document designating terms, relative rights or preferences of the Mandatorily Convertible Preferred Stock. The Certificate of Designations shall not have been amended or modified, and a copy of the Certificate of Designations certified by the Secretary of State of the State of Delaware shall have been delivered to Parent.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Parent;

(b) by Buyer if the Acquisition shall not have been consummated on or prior to June 16, 2013 (the “Termination Date”), unless the failure to consummate the Acquisition is the result of a breach by Buyer of any of its representations, warranties, covenants or agreements under this Agreement;

(c) by Parent if the Acquisition shall not have been consummated on or prior to the Termination Date, unless the failure to consummate the Acquisition is the result of a breach by Parent or the Company of any of their respective representations, warranties, covenants or agreements under this Agreement;

(d) by either Buyer, on the one hand, or Parent, on the other, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this paragraph (d) shall have used reasonable commercial efforts to remove such order, decree, ruling, judgment or injunction;

(e) by Buyer in the event of a breach by the Company or Parent of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) hereof and (ii) cannot be or has not been cured within twenty (20) Business Days after the giving of written notice thereof by Buyer to the Company and Parent;

(f) by Parent in the event of a breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) hereof and (ii) cannot be or has not been cured within twenty (20) Business Days after the giving of written notice thereof by Parent to Buyer;

(g) by Parent if, in connection with its efforts to secure the Debt Financing, Buyer shall not have initiated meetings with rating agencies or commenced bond roadshows on or prior to thirty (30) calendar days from the date hereof; or

(h) by Buyer, if Buyer does not receive the audits of the financial statements of the Company for the calendar year ended December 31, 2012, and the fiscal years ended February 28, 2010, 2011 and 2012, by March 22, 2013.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Guarantor, Buyer, Parent or the Company or, to the extent applicable, their respective officers, directors, fiduciaries, equity holders or Affiliates, except for (a) the provisions of this Section 8.2, the second sentence of Section 6.2(a), Section 6.4, Section 8.3, Section 8.4, Section 8.5 and Article XI, each of which shall survive termination of this Agreement and (b) any liability of any Party for any material breach, including any breach that gave rise to the right of the other Party to terminate in accordance with Section 8.1, of this Agreement prior to such termination.

Section 8.3 Fees and Expenses. Whether or not the Acquisition is consummated, except as provided in Section 6.3(b) and Section 10.8, all fees and expenses incurred in connection with negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 8.4 Amendment. Subject to Section 6.7(c), this Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties.

Section 8.5 Extension; Waiver. At any time prior to the Closing, and subject always to Section 8.1(c), Parent may (a) extend the time for the performance of any of the obligations or other acts of Guarantor and/or Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Guarantor and/or Buyer contained herein or in any document, certificate or writing delivered by Guarantor and/or Buyer pursuant hereto or (c) if permitted by Applicable Law, waive compliance by Guarantor and/or Buyer with any of the covenants, agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Parent contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Parent contained herein or in any document, certificate or writing delivered by the

Company or parent pursuant hereto, or (iii) if permitted by Applicable Law, waive compliance by the Company or Parent with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

SURVIVAL PERIOD; INDEMNIFICATION

Section 9.1 Survival of Representations; Covenants. The representations and warranties of the Company, Parent, Guarantor, and Buyer contained in this Agreement (whether or not contained in Articles III, IV and V) or in any certificate delivered pursuant to Section 7.2 or 7.3 shall survive the Closing (a) indefinitely with respect to the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.4 (Authority; Binding Agreement), Section 3.18 (Brokers) Section 4.2 (Authority; Binding Agreement), Section 5.4 (Authority; Binding Agreement), and Section 5.6 (Brokers) (the “Fundamental Representations”), (b) until sixty (60) calendar days after the expiration of all applicable statues of limitations

(including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 3.14 (Company Plans) and Section 3.17 (Tax Matters), (c) until thirty-six (36) months after the Closing Date with respect to matters covered by Section 3.8 (Government Contracts), Section 3.12 (Environmental Laws), Section 3.13 (Intellectual Property), Section 3.15 (Labor Matters), Section 3.20 (Aircraft and Flight Operations), and Section 3.22 (Accounts Receivable), (d) until eighteen (18) months after the Closing Date in the case of all other representations and warranties. Each covenant, obligation or agreement of the Company, Parent, Guarantor, or Buyer contained in this Agreement to be performed in whole or in part after the Closing shall survive the Closing in accordance with their respective terms, and if no expiration date is specified, shall expire on the date that is eighteen (18) months following the last date on which such covenant, obligation or agreement is or should have been fully performed in accordance with its terms (each applicable period in the first or second sentences of this Section 9.1, the “Indemnity Period”). Notwithstanding anything herein to the contrary, no claim for breach of any representation or warranty may be asserted after the expiration of the applicable Indemnity Period; provided, that the written assertion prior to expiration of the Indemnity Period of any claim by a party for indemnification hereunder with respect to the breach or alleged breach of any representation or warranty or the failure or alleged failure to perform any covenant, agreement or other obligation, which assertion specifies in reasonable detail and to the extent known at the time of such assertion the underlying facts supporting the claim, shall survive until final resolution of such claim. All covenants contained herein and required to be performed at or prior to the Closing (the “Pre-Closing Covenants”) shall only survive the Closing for nine (9) months.

Section 9.2 General Indemnification.

(a) From and after the Closing, subject to the limitations and other provisions set forth in this Article IX, Parent shall indemnify, defend and hold Buyer and/or its officers, directors and/or Affiliates (each, a “Buyer Indemnitee” and together, the “Buyer Indemnitees”) harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses but excluding any punitive, exemplary, special, unforeseen or other consequential damages or any damages measured by lost profits or a multiple of earnings) (“Loss”) suffered, incurred or sustained by a Buyer Indemnitee or to which any of them becomes subject, resulting from, arising out of or relating to:

(i) the failure of any representation or warranty made by the Company or Parent in this Agreement to be true and correct as of the Closing Date (or as of the date made, where such representation or warranty relates to an earlier date); provided, that any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty;

(ii) Parent’s breach, non-fulfillment of or failure to perform any of its covenants or agreements contained herein which are to be performed in whole or in part after the Closing Date;

(iii) any outstanding obligations to any financial or other advisory (including law firms), consultants or service provider retained by Parent or the Company in connection with the transactions contemplated by this Agreement;

(iv) any claim by any Person claiming to own any share capital of the Company or any of its Subsidiaries (other than with respect to third party ownership interests in Subsidiaries that are specifically disclosed in the Schedules);

(v) any Pending Action, other than with respect to up to $475,708 in payments made in connection with Priority 1 Air Rescue Services, Inc. et al. v. Evergreen Helicopters, Inc., Yamhill County Circuit Court, OR (Case No. 12CV00830);

(vi) any claim, liability, or obligation (including without limitation any liability under Environmental Laws) arising with respect to formerly owned real property that was never used in the Company’s or its Subsidiaries’ business, including the properties identified on Schedule 9.2(a)(vi);

(vii) any Pre-Closing Environmental Claims;

(viii) the Known Environmental Claims;

(ix) Parent’s breach, non-fulfillment of or failure to perform any of the Pre-Closing Covenants; and

(x) any claim by any Person arising with respect to or related to any actual or purported guarantee, accommodation obligation or any other similar obligation of the Company and/or its Subsidiaries for the benefit of any Restricted Party, whether pursuant to a Contract or otherwise.

(b) From and after the Closing, subject to the limitations and other provisions set forth in this Article IX, Buyer shall indemnify, defend and hold Parent and/or its officers, directors, and/or Affiliates (each, a “Seller Indemnitee” and together, the “Seller Indemnitees”) harmless from any Loss incurred by a Seller Indemnitee as a result of (i) the failure of any representation or warranty made by Buyer or Guarantor in this Agreement to be true and correct as of the Closing Date (or as of the date made, where such representation or warranty relates to an earlier date), (ii) any breach by Buyer or Guarantor of any of its covenants or agreements contained herein which are to be performed by Buyer or Guarantor in whole or in part after the Closing Date, or (iii) any outstanding obligations to any financial or other advisory (including law firms), consultants or service provider retained by Buyer or Guarantor in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding any other provisions set forth in Section 9.2, any claim by a Buyer Indemnitee or Seller Indemnitee in respect of Taxes shall be addressed under Section 10.1 and not under Section 9.2(a) or Section 9.2(b).

(d) The Parties acknowledge and agree that, if the Company or any of its Subsidiaries suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy, or failure, breach or non-fulfillment of any representation, warranty, covenant or agreement of the Company or Parent, except to the extent such Losses first arising after Closing result from, arise out of or relate to any action taken by the Company or any of its Subsidiaries after the Closing, then Buyer and Buyer Indemnitees shall also be deemed, by virtue of Buyer’s ownership of the equity interests of the Company following the Closing, to have incurred such Losses as a result of and in connection with such inaccuracy, failure, breach or non-fulfillment (it being understood that any such Losses suffered or incurred by the Company or its Subsidiaries shall be recoverable in accordance with this Article IX by any Buyer Indemnitee).

Section 9.3 Claims; Third Party Claims.

(a) If an Action by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 or Section 10.1 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article IX or Section 10.1, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee (other than Buyer) seeking indemnification, such Buyer Indemnitee shall promptly notify Buyer, which shall promptly notify Parent) (such notified party, the “Responsible Party”) of such Third Party Claim; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense of such Third Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party. Notwithstanding the foregoing, if the Responsible Party is Parent, such Responsible Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. So long as the Responsible Party is reasonably contesting a Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. In addition, in the event that the Responsible Party assumes the defense of any Third Party Claim, subject to Section 9.3(a)(ii):

(i) The Responsible Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Responsible Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the opinion of outside counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Responsible Party; or (B) there exists a conflict of interest between the Responsible Party and the Indemnified Party that cannot be waived, the Responsible Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines that counsel is required. If the Responsible Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend such Third Party Claim as provided in this Agreement, the Indemnified Party may, subject to Section 9.3(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, subject to the limitations set forth in this Article IX. Parent and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.2) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of reasonable out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(ii) Notwithstanding any other provision of this Agreement, the Responsible Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement does not lead to liability or the creation of a financial or other obligation on the part of the Indemnified Party that is not paid, satisfied and discharged by the Responsible Party and provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, in which case the consent of the Indemnified Party shall not be required.

(b) If (i) the Indemnified Party has assumed the defense of a Third Party Claim pursuant to Section 9.3(a)(x) or
Section 9.3(a)(y), (ii) the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a Third Party Claim or (iii) the Responsible Party elects not to assert its rights under Section 9.3(a) in connection with such Third Party Claim, then, in each case, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the settlement or defense of such Third Party Claim, and the Responsible Party shall cooperate with it in connection therewith; provided, that the Indemnified Party shall permit the Responsible Party (at its own expense) to participate in such settlement or defense through counsel chosen by such Responsible Party. In such event, the Responsible Party shall not be required to indemnify the

Indemnified Party for or in respect of any Third Party Claim if such Third Party Claim is paid, settled or compromised without the prior written consent of the Responsible Party, which consent, solely in the case of settlements or compromises not involving the payment of money or payments, settlements or compromises involving less than $200,000 for which a Buyer Indemnitee would be entitled to payment hereunder from Parent, shall not be unreasonably withheld or delayed.

(c) All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith (it being acknowledged and agreed that all costs and expenses incurred in connection therewith shall be considered “Losses” hereunder).

(d) The Parties acknowledge and agree that Parent shall continue to conduct and control, through counsel of its choosing, the defense or settlement of the Pending Actions following the Closing, subject to the provisions of this Section 9.3 and a Buyer Indemnitee shall not be required to provide Parent with the notice required by the first sentence of Section 9.3(a) to be entitled to indemnification for Losses pursuant to Section 9.2(a) related to or in connection with any Pending Action. The Parties agree that, in connection with the defense of any Third Party Claim (including any Pending Action), (i) Parent shall retain Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized law firm to defend any Third Party Claim (including any Pending Action), which shall be deemed to include counsel of record, as of the date hereof, for Pending Actions, as identified on Schedule 9.3(d)(i), and (ii) Buyer or Guarantor, as the case may be, shall retain DLA Piper LLP (US) or another nationally recognized law firm, which shall be deemed to include the law firms listed in Schedule 9.3(d)(ii), to defend any Third Party Claim.

(e) (i) Any Party seeking indemnification (on behalf of itself or a Buyer Indemnitee or Seller Indemnitee, as applicable) must give the other Party prompt notice of the claim for Losses specifying in reasonable detail the nature of the claim and stating the aggregate amount of the Losses or an estimate thereof with respect to such claim, in each case to the extent known or determinable at such time.

(ii) If Parent or Buyer shall object in writing to any claim or claims by a Buyer Indemnitee or Seller Indemnitee, as the case may be, Parent or Buyer, as the case may be, shall have thirty (30) calendar days from the receipt of such objection to respond in a written statement to the objection. If after such thirty (30) calendar day period there remains a dispute as to any claims, Parent and Buyer shall attempt in good faith for thirty (30) calendar days to agree upon the rights of the respective parties hereto with respect to each of such claims.

(iii) If no such agreement can be reached after good faith negotiation, either Parent or Buyer may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties hereto agree to arbitration; and in either such event the matter shall be settled by arbitration conducted in accordance with Section 11.5.

(iv) So long as any amounts remain in the Indemnification Escrow Fund, Buyer and Parent shall promptly instruct the Escrow Agent in writing to deliver to Buyer from the Indemnification Escrow Fund any indemnifiable Losses as to which a Buyer Indemnitee is entitled to payment pursuant to Section 9.2(a)(i), Section 9.2(a)(viii) (to the extent Buyer Indemnitee is also entitled to payment for such Losses pursuant to Section 9.2(a)(i)), and Section 9.2(a)(ix) and that are not in dispute.

Section 9.4 Limitations on Indemnification Obligations. The rights to indemnification pursuant to the provisions of Section 9.2 or Section 10.1 are subject to the following limitations:

(a) The amount of any and all Losses will be determined net of (i) any specific accruals or specific reserves that were taken into account in the calculation of Actual Net Working Capital, (ii) any Tax benefit actually recognized by the Indemnified Party in the taxable year in which such Loss occurs or in the two (2) immediately succeeding years, computed on a with and without basis, and (iii) any amounts actually received by an Indemnified Party in respect of such Losses pursuant to any insurance policy (net of any increase in premiums resulting from the applicable matter and net of all reasonable collection and other reasonable costs and expenses incurred or attributable to such insurance recovery). The amount of any such net Tax benefit shall be calculated by the Indemnified Party in good faith, and a responsible officer of the Indemnified Party shall notify the Responsible Party in writing of the basis of such calculation after each taxable year referred to in the immediately preceding sentence. If the amount to be netted hereunder is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article IX or Section 10.1, the Indemnified Party shall repay to the Responsible Party, promptly after such determination, any amount that the Responsible Party would not have had to pay pursuant to this Article IX or Section 10.1 had such determination been made at the time of such payment;

(b) Prior to the Indemnification Escrow Termination Date, Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) for any individual claim or claims arising out of the substantially same set of facts unless the Losses related to such claim or set of claims exceed $20,000 (provided such Losses shall be aggregated for purposes of calculating the General Basket);

(c) Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) and Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(b) until the total amount which Buyer Indemnitees or Seller Indemnitees, as the case may be, would recover, but for this Section 9.4(c), exceeds $500,000 (the “General Basket”), and then only for the excess over the General Basket; provided, that this Section 9.4(c) shall not apply to a breach or inaccuracy of any of the Fundamental Representations by the Company or Parent or a breach or inaccuracy of any of the Fundamental Representations by Buyer or Guarantor;

(d) Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(ix) until the total amount which Buyer Indemnitees would recover, but for this Section 9.4(d), exceeds $100,000 (the “Covenant Basket”), and then only for the excess over the Covenant Basket; provided, that any Losses incurred by Buyer Indemnitees pursuant to Section 9.2(a)(ix) that do not exceed the Covenant Basket shall be counted towards the General Basket;

(e) Absent fraud or intentional misrepresentation, (i) the sole recourse for indemnifiable Losses pursuant to Section 9.2(a)(i), except for breaches of Fundamental Representations, to the extent not covered by the R&W Insurance Policy, shall be the Indemnification Escrow Fund and the R&W Insurance Policy, (ii) the aggregate total amount of Losses in respect of which Buyer Indemnitees shall be entitled to recover solely pursuant to Section 9.2(a)(ii), (iii), (v), and (ix) and Section 10.1 (and not also pursuant to Section 9.2(a)(i)) shall not exceed $25,000,000, (iii) the aggregate total amount of Losses in respect of which Buyer Indemnitees shall be entitled to recover pursuant to this Agreement (except with respect to Losses incurred pursuant to Section 9.2(a)(vi), Section 9.2(a)(viii), and Section 9.2(a)(x)) shall not exceed an amount equal to the Purchase Price (as of the date of determination), and (iv) the aggregate total amount of Losses in respect of which Seller Indemnitees shall be entitled to recover pursuant to Section 9.2(b) shall not exceed $25,000,000;

(f) All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law; and

(g) Environmental Matters.

(i) Notwithstanding anything to the contrary in this Agreement, Parent’s obligation to make any indemnification payment with respect to any Pre-Closing Environmental Claim shall terminate on the fifth anniversary of the Closing, unless Buyer delivers notice of such Pre-Closing Environmental Claim to Parent prior to the fifth (5th) anniversary of the Closing.

(ii) With respect to Losses arising from Pre-Closing Environmental Claims, Parent’s obligations to indemnify and hold harmless Buyer Indemnitees shall be limited to actions required under applicable Environmental Laws, and which are the most cost-effective actions necessary to achieve compliance with applicable Environmental Laws or to otherwise satisfy the requirements of the applicable Governmental Entity. The use of institutional controls, deed restrictions or other activity or use limitations will expressly be allowed to the extent such restrictions (A) are permitted under applicable Environmental Law, (B) do not result in more than negligible out-of-pocket costs to Buyer Indemnitee, and (C) do not unreasonably limit or impair the use of the relevant real property in relation to the use and zoning of the property immediately prior to the Closing.

(iii) Parent also shall have no obligation for any Losses arising from Pre-Closing Environmental Claims to the extent such Losses: (A) are costs that arise due to any act or negligent failure to act after the Closing by Buyer, the Company, any of their respective Subsidiaries or affiliates, or any other entity working on behalf of Buyer, the Company, or their respective Subsidiaries or affiliates; (B) result from any changes in law, or material changes in use of or operations at a property, after the Closing Date; or (C) are discovered, triggered or caused by any “Phase II” investigation, any sampling, or any other invasive testing of or field collection of analytical data (including the use of photoionization detectors) with respect to any environmental media, or any disclosure (including any disclosure of environmental reports) to a Governmental Entity, in each case that is permitted or conducted by or on behalf of any Person other than Parent, a Governmental Entity, or a third party landlord at the relevant property after the Closing Date, and that is not required by applicable Environmental Law or a directive of a Governmental Entity. With respect to the McMinnville Leased Property, Buyer and the Company shall have no liability for any Losses to the extent they are discovered or triggered by or arise or result from: (i) costs that arise due to any act, omission or other conduct after the Closing by Parent or any of its Subsidiaries or affiliates, or any other entity working on behalf of Parent, its Subsidiaries or affiliates; (ii) any changes in the use of, or operations at, the McMinnville Leased Property after the Closing Date, including any construction projects, closure activities, capital improvements, repairs or modifications to improvements associated with the McMinnville Leased Property; or (iii) any investigation, assessment, sampling, study, remedial action, disclosure or reporting to a Governmental Entity by Parent or any of its Subsidiaries or affiliates after the Closing Date that is not required by applicable Environmental Law or a directive of a Governmental Entity.

(iv) With respect to any Parent Controlled Matter, subject to Buyer’s rights set forth herein, Parent shall have the right to assume responsibility for managing and controlling the defense of such Parent Controlled Matter, including performing any soil or groundwater cleanup related to such Parent Controlled Matter or any action to remedy non-compliance with Environmental Laws (together, “Remedial Work”), by providing notice to Buyer within twenty-one (21) days of receipt of the written notice required under this subsection. Parent shall be obligated to comply with all applicable Environmental Laws, requirements of any Governmental Entity, and Remediation Standards with respect to any Remedial Work performed for a Parent Controlled Matter. Parent’s assumption of the responsibility for managing and controlling the defense of a Parent Controlled Matter shall not prohibit the Company or any of its Subsidiaries from applying for and obtaining any required permits or taking actions to respond to an emergency situation or an imminent threat to human health or the environment, provided that Parent shall retain the right to control any related cleanup action that could reasonably be expected to result in more than a de minimis liability or obligation of Parent hereunder, and in no event shall any Buyer Indemnitee pay any fines or penalties or enter into any settlement or compromise with respect to a Parent Controlled Matter the defense of which Parent has assumed responsibility to manage and control as provided in the first sentence of this clause (iv). With respect to any Remedial Work for a Parent Controlled Matter that could reasonably be expected to have a material adverse impact on Buyer’s operations, (i) Buyer shall have the right to participate in any meetings with relevant Governmental Entities, to timely review any correspondence from such Governmental Entities, participate in the preparation of any documents to be submitted to such Governmental Entities, to propose specific Remedial Work, to participate in the preparation of any potential settlement offers or related documents, and to otherwise participate in the defense and management of such Parent Controlled Matter; (ii) Buyer’s reasonable comments made in the course of its participation in any such Parent Controlled Matter shall be incorporated to the extent that they do not materially increase the costs to Parent of the Remedial Work; and (iii) Buyer shall have the right to approve the Remedial Work to be performed, subject to the terms contained herein, which approval shall not be unreasonably withheld or delayed. Buyer shall have the right to control and manage all Buyer Controlled Matters, provided that, in connection with any such Buyer Controlled Matter that could reasonably be expected to result in more than a de minimis liability or obligation of Parent hereunder: (i) Parent shall have the right to participate in any meetings with relevant Governmental Entities, to timely review any correspondence from such Governmental Entities, participate in the preparation of any documents to be submitted to such Governmental Entities, to propose specific Remedial Work, to participate in the preparation of any potential settlement offers or related documents, and to otherwise participate in the defense and management of such Buyer Controlled Matter; (ii) Parent’s reasonable comments made in the course of its participation shall be incorporated to the extent they would not have a material adverse impact on Buyer’s operations; (iii) Buyer shall keep Parent reasonably informed as to the progress of the work or defense of a Buyer Controlled Matter; and (iv) in no event shall any Buyer Indemnitee pay any fines or penalties or enter into any settlement or compromise with respect to fines or penalties related to a Buyer Controlled Matter without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed. With respect to any Parent Controlled Matter: (A) Buyer Indemnitees shall reasonably cooperate with Parent and provide reasonable access to the property which is the subject of such Parent Controlled Matter and to Buyer Indemnitees’ employees and non-privileged records to the extent reasonably required in connection with the defense or resolution of such matter, and shall undertake commercially reasonable efforts to avoid material interference with the performance of the Remedial Work; (B) Parent shall not materially interfere with Buyer Indemnitees’ operations and shall keep Buyer Indemnitees reasonably informed as to the progress of the work or defense of the claim; and (C) Buyer Indemnitees shall, if requested, reasonably cooperate (which shall include, where required, executions, recording or allowing to be recorded and implementing) in the recording and implementation of reasonable deed restrictions to the extent allowed in Section 9.4(g)(ii) above. If institutional controls, deed restrictions or other activity or use limitation are used in the resolution of a Pre-Closing Environmental Claim, Buyer Indemnitees shall be responsible for complying with such controls, restrictions or limitations once they have been accepted by the Governmental Entity and put in place by Parent; provided that Buyer Indemnitees’ costs for such compliance shall not exceed negligible out-of-pocket costs; and provided further, for the avoidance of doubt, that Buyer Indemnitees’ obligations under this sentence shall not extend to the long-term operation of any groundwater treatment or monitoring systems. For purposes hereof, (A) “Parent Controlled Matters” means any Pre-Closing Environmental Claim except to the extent constituting a Buyer Controlled Matter and (B) “Buyer Controlled Matters” means any Pre-Closing Environmental Claim to the extent such claim relates to regulatory compliance obligations that apply directly to Buyer’s or the Company’s operations (such as, by way of example, a regulatory requirement that the Company obtain a permit for its air emissions or wastewater discharges, change the manner in which it stores aircraft or manages waste materials generated in the conduct of its business, or otherwise alter the manner in which the Company conducts its business operations); provided for the avoidance of doubt that Buyer Controlled Matters shall not include any Pre-Closing Environmental Claims to the extent requiring Remedial Work with respect to soil or groundwater contamination conditions.

(v) With respect to any Pre-Closing Environmental Claim that arises within thirty-six months of the Closing Date and that also constitutes a breach of the representations in Section 3.12, (i) the Parties agree to treat such claim as a Pre-Closing Environmental Claim for purposes of this Section 9.4 and (ii) Buyer agrees to undertake commercially reasonable efforts to pursue coverage under the R&W Insurance Policy as a result of such breach of representations in Section 3.12; provided that, for the avoidance of doubt, such pursuit of insurance coverage shall not be a pre-condition to or otherwise limit Parent’s obligations hereunder with respect to such matter, except to the extent of any amounts actually received by Buyer pursuant to the R&W Insurance Policy which shall be netted against and applied towards Parent’s obligations hereunder in the manner provided in Section 9.4(a). Buyer shall promptly deliver to Parent a copy of all documents and correspondence submitted to or received from the insurer in connection with Buyer’s pursuit of such insurance coverage and shall keep Parent reasonably informed with respect to the status of such claim.

(vi) With respect to the Specified Environmental Matter, Parent shall have the sole and exclusive right to control and conduct the defense of such claim. Parent shall initiate the investigation requested with respect to the Specified Environmental Matter within two (2) years following the Closing Date; provided that, if the applicable Governmental Entity issues an order, claim or other notice requiring sooner investigatory or remedial action or imposes any other accelerated timeframe, Parent shall undertake such actions within such timeframes as may be required by the Governmental Entity. Parent shall have no obligation for any Losses arising from the Specified Environmental Matter to the extent such Losses: (A) are costs that arise due to any act or negligent failure to act after the Closing by Buyer, the Company, any of their respective Subsidiaries or affiliates, or any other entity working on behalf of Buyer, the Company, or their respective Subsidiaries or affiliates; (B) result from any changes in law, or any material change in the use of or operations at a property, after the Closing Date; or (C) are discovered, triggered or caused by any “Phase II” investigation, any sampling, or any other invasive testing of or field collection of analytical data (including the use of photoionization detectors) with respect to environmental media, or any disclosure (including any disclosure of environmental reports) to a Governmental Entity, in each case that is permitted or conducted by or on behalf of any Person other than Parent, a Governmental Entity, or a third party landlord at the relevant property after the Closing Date, and that is not required by applicable Environmental Law or a directive of a Governmental Entity. Buyer shall have the right to assume control over such matters in the event Parent fails to initiate the investigation within two (2) years following the Closing Date or other such governmentally required timeframe or, following such initiation, fails to meet timeframes that are agreed to by Parent or otherwise imposed by any Governmental Entity.

(vii) Following the date hereof, to the extent required as part of the Debt Financing and subject to the limitations in Section 6.2, Buyer may conduct Phase I Environmental Site Assessments at the properties identified on Schedule 9.4(g)(vii). Buyer shall provide Parent with copies of any final reports issued in connection with the Phase I Environmental Site Assessment or other summaries of the findings of such reviews promptly after receipt by Buyer. Any findings or environmental issues noted in such Phase I assessments shall: (A) not be used as a basis for (x) asserting the failure of a condition precedent to be satisfied under Article VII or (y) exercising any termination right under Article VIII; (B) not be considered the basis for a Pre-Closing Environmental Claim; and (C) be deemed incorporated into Schedule 3.12; provided, however, that notwithstanding such deemed incorporation, if such findings or issues would otherwise constitute a breach as of the date hereof of any representation or warranty in Section 3.12, assuming for this purpose only, such representations and warranties are qualified in their entirety by “knowledge”, then Buyer Indemnitees may assert a claim for indemnification pursuant to Section 9.2(a)(i) as a result of such breach, subject to the limitations in this ARTICLE IX.

Section 9.5 Duty to Mitigate; Effect of Investigation.

(a) The parties hereto agree that in the event of any indemnifiable Losses, the Indemnified Party seeking indemnification for such Losses shall use commercially reasonable efforts to mitigate and otherwise minimize such Losses to the extent practicable upon and promptly after becoming aware of any event which would reasonably be expected to give rise to any such Losses.

(b) The representations, warranties, covenants, obligations and agreements of the Responsible Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation, warranty, covenant, obligation or agreement is, was or might be inaccurate or unfulfilled or by reason of a Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

Section 9.6 Payment. Any items as to which any Buyer Indemnitee is entitled to payment pursuant to Section 9.2(a)(i) and Section 9.2(a)(vii) (to the extent Buyer Indemnitee is also entitled to payment for such item pursuant to Section 9.2(a)(i)) from Parent after giving full effect to the provisions of Section 9.4 shall first be paid to such Buyer Indemnitee pursuant to the terms of the Escrow Agreement, to the extent that the then outstanding amount of the Indemnification Escrow Fund is sufficient to pay such items. If a Buyer Indemnitee is entitled to payment pursuant to Section 9.2(a)(i) after giving full effect to the provisions of Section 9.4, and the Indemnification Escrow Fund is not sufficient to pay such items, then Buyer Indemnitee shall be paid solely from any proceeds that may be available from the R&W Insurance Policy, except for breaches of Fundamental Representations if the R&W Insurance Policy is expired. For any other indemnifiable Losses as to which a Buyer Indemnitee is entitled to payment under Article IX or Section 10.1, to the extent such Losses are (i) not subject to a Dispute, or (ii) if subject to a Dispute, finally resolved in favor of such Buyer Indemnitee in accordance with Section 11.5, such Buyer Indemnitee shall be paid from Parent or by set-off against any amounts owed but not yet paid under any Earn-Out Notes, at the sole option and election of Buyer.

Section 9.7 Exclusive Remedy. Except as set forth in the next sentence, the remedies provided for in this Article IX and Section 10.1, and the right to set-off against the Earn-Out Note, shall be the sole and exclusive remedies for any breach of or inaccuracy in any representation, warranty, covenant, obligation or agreement set forth herein or in any Schedule or exhibit hereto. Notwithstanding anything else contained in this Agreement, any Party may (x) bring an action for intentional misrepresentation or fraud against any Person whose intentional misrepresentation or fraud has caused such Party to incur or otherwise suffer any Loss, and (y) seek any equitable remedies to which it may be entitled.

The provisions of this Article IX and Section 10.1 were specifically bargained for and reflected in the amounts payable to Parent in connection with the Acquisition pursuant to Article II.

ARTICLE X

TAX MATTERS

Section 10.1 Indemnification for Taxes.

(a) Subject to the limitations and other provisions set forth in Article IX to the extent that they are applicable to this Article X as provided in Section 10.10, from and after the Closing, Parent shall be responsible for and shall indemnify and hold harmless Buyer Indemnitees from and against (i) the failure of any representation or warranty made by the Company or Parent in Section 3.17 to be true and correct as of the Closing Date (or as of the date made, where such representation or warranty relates to an earlier date); (ii) all Taxes of the Company and any of its Subsidiaries attributable to any Pre-Closing Taxable Period (including, for the sake of clarity and not by way of limitation, any Tax incurred in or with respect to any non-U.S. jurisdiction in a Pre-Closing Taxable Period); (iii) all Taxes of any other Person imposed on the Company or any of its Subsidiaries (A) pursuant to Treasury Regulation Section 1.1502-6 (or a comparable provision of state, local or foreign law) by virtue of the Company or any of its Subsidiaries being or having been a member of a consolidated, combined, affiliated, unitary or other Tax group on or prior to the Closing Date (without duplication of amounts described in clause (ii) of this Section 10.1(a)) or (B) as a transferee or successor, by contract or otherwise; and (iv) any Losses of any Buyer Indemnitee incurred as a result of any breach by Parent and its Affiliates of any covenant in this Article X; provided, however, that Parent shall not be liable for, and shall not indemnify Buyer Indemnitees with respect to, any liability for Taxes resulting from transactions or actions taken by Buyer, Buyer Affiliates, the Company or any of its Subsidiaries after the Closing, except for transactions or actions undertaken in the ordinary course of business on the Closing Date (any such liability for Taxes, other than Taxes with respect to transactions or actions undertaken in the ordinary course of business on the Closing Date, a “Post-Closing Tax Liability”).

(b) From and after the Closing, Buyer, the Company and the Subsidiaries of the Company shall be responsible for and shall indemnify and hold harmless the Seller Indemnitees against, (i) all Taxes of the Company and any of its Subsidiaries, excluding Taxes for which Parent is responsible under Section 10.1(a); (ii) all Post-Closing Tax Liabilities; and (iii) any Losses of any Seller Indemnitee incurred as a result of any breach by Buyer and its Affiliates of any covenant in this Article X.

(c) All Taxes and Tax liabilities with respect to the income, property or operations of the Company or any of its Subsidiaries that relate to a Straddle Period shall be apportioned between Parent, on the one hand, and Buyer, on the other, as follows: (i) in the case of Taxes other than income, sales and use, gross receipts and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use, gross receipts and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date.

(d) Payments by Buyer and the Company or Parent of any amount due under this Section 10.1 shall be made within thirty (30) Business Days following written notice that payment of related Taxes to the appropriate Tax Authority is due; provided, that no Party shall be required to make any payment earlier than five (5) Business Days before the related Taxes are due to the appropriate Tax Authority. In the case of a Tax that is contested in accordance with the provisions of Section 10.3, payment of the Tax to the appropriate Tax Authority shall be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Governmental Entity.

(e) Claims under this Section 10.1 shall survive until thirty (30) days following the expiration of the period of limitations on the assessment of the Taxes to which the claims relate (the “Tax Indemnity Period”). The written assertion prior to expiration of the Tax Indemnity Period of any claim by a party for indemnification under this Section 10.1, which assertion specifies the underlying facts supporting the claim as opposed to general assertions, shall cause the claim asserted to survive until final resolution of such claim.

(f) All indemnification payments under Article IX and this Article X shall be treated by all Parties as adjustments to the Purchase Price, unless required otherwise by Applicable Law.

Section 10.2 Tax Returns.

(a) Parent shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date.

(b) Except as provided in Section 10.2(a), Buyer shall have the exclusive obligation and authority to file or cause to be filed all other Tax Returns of the Company or any of its Subsidiaries or any respective successors thereto; provided, however, that with respect to any such Tax Return that includes a Straddle Period (i) such Tax Return shall be prepared in a manner consistent with past practice, (ii) Buyer shall provide Parent with a copy of such Tax Return at least thirty (30) Business Days prior to the due date for filing such Tax Return (after taking into account any applicable extensions or waivers) (the “Due Date”), and (iii) Parent shall provide Buyer with Parent’s comments to such Tax Return, if any, at least ten (10) Business Days prior to the Due Date, and Buyer shall incorporate such comments provided by Parent that relate to a Straddle Period that are consistent with past practice.

Section 10.3 Controversies.

(a) Parent shall have the exclusive authority to control any audit or examination by any Tax Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company or any of its Subsidiaries for which Parent is obligated to indemnify Buyer under Section 10.1(a) (a “Tax Claim”); provided, however, that Parent shall inform Buyer of the status and progress of such Tax Claim and that Buyer will have the opportunity to participate in any such Tax Claim at its expense. Parent may not settle any Tax Claim in a manner that is materially adverse to the Company and its Subsidiaries after the Closing Date without first obtaining Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(b) Except as provided in Section 10.3(a), Buyer shall have the exclusive authority to control any audit or examination by any Tax Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company or any of its Subsidiaries.

Section 10.4 Notification. After the Closing Date, Buyer shall and shall cause the Company and their respective Affiliates to promptly forward to Parent all written notifications and other communications from any Tax Authority received by Buyer, the Company or any of their respective Affiliates relating to any Tax audit or other proceeding relating to the Tax liability of the Company or any of its Subsidiaries with respect to a Pre-Closing Taxable Period.

Section 10.5 Carrybacks. Buyer shall not and shall cause the Company and their respective Affiliates not to carry back any net operating loss or other item or attribute from a Post-Closing Taxable Period to a Pre-Closing Taxable Period.

Section 10.6 Post-Closing Access and Cooperation.

(a) Parent and Buyer shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Company and its Subsidiaries) to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article X. Such cooperation shall include signing any Tax return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy.

(b) After the Closing Date, Parent shall retain all books, records and other documents pertaining to any Federal and Consolidated Return for a Pre-Closing Taxable Period. Except as provided in the preceding sentence and to the extent reasonably separable, Buyer shall cause the Company and its Subsidiaries to retain or, if relevant, Parent will make available for Buyer to transport, at Buyer’s sole expense, all books, records and other documents pertaining to the business of the Company and its Subsidiaries.

(c) After the Closing Date, Buyer, on the one hand, and Parent, on the other, agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Taxable Periods) relating to the Company and its Subsidiaries as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, each of Parent and Buyer shall make its, or shall cause the Company and its Subsidiaries, as applicable, to make its, employees, representatives and facilities (to the extent applicable) available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(d) Any request for information or documents pursuant to this Section 10.6 shall be made by the requesting Party in writing. The other Party shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting Party shall indemnify the other Party for any out-of-pocket expenses incurred by such Party in connection with providing any information or documentation pursuant to this Section 10.6. Any information obtained under this Section 10.6 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 10.7 Tax Refunds. Subject to the following sentence, any Tax refund (including any interest in respect thereof) received by Buyer, the Company or any of its Subsidiaries, and any amounts of overpayments of Tax credited against Taxes which Buyer, the Company or any of its Subsidiaries otherwise would be or would have been required to pay that relate to Taxes for which Parent is obligated to indemnify Buyer under Section 10.1(a) shall be for the account of Parent, and Buyer shall pay over to Parent any such refund or the amount of any such credit within thirty (30) days after receipt or the application of any such refund or credit to reduce a Tax liability of Buyer, the Company or any of their respective Affiliates. The amount of any Tax refund will be determined net of any accruals thereof as assets on the Most Recent Balance Sheet.

Section 10.8 Transfer Taxes. All Tax Returns with respect to all stamp, transfer (including real property transfer), recordation, documentary, sales and use, value added, registration and other similar Taxes and fees together with any interest and penalties with respect thereto (collectively, “Transfer Taxes”) incurred in connection with, or as a consequence of, this Agreement or any other transaction contemplated hereby shall be timely filed by the Party responsible for such filing under Applicable Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne entirely by Buyer. Parent shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by Applicable Law. If Parent pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Tax Authority, Buyer will reimburse Parent for the amount of such Transfer Taxes within thirty (30) days of Parent’s written demand therefor.

Section 10.9 Section 338(h)(10) Elections.

(a) At Buyer’s request, the Company and Parent and its Affiliates shall join with Buyer in making an election under Code §338(h)(10) (and any corresponding election under state and local Law) with respect to the acquisition by Buyer of the stock of the Company and each Subsidiary of the Company treated as a domestic corporation for U.S. federal income tax purposes (collectively, the “Section 338(h)(10) Elections”). If so requested, Buyer and Parent shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect, perfect and timely preserve the Section 338(h)(10) Elections. Parent, Buyer, and their respective Affiliates shall report the sale and acquisition of the stock of the Company and each Subsidiary of the Company in a manner consistent with the Section 338(h)(10) Elections and agree to take no position inconsistent with such treatment in any Tax Return or any proceedings before any Governmental Entity.

(b) Buyer and Parent agree that (i) the Purchase Price shall be adjusted in the manner required under Treas. Reg. §1.338-4(b)(1) to determine the aggregate deemed sale price (“ADSP”) and (ii) the ADSP will be allocated to the assets of the Company and its Subsidiaries for all purposes (including Tax and accounting) in a manner consistent with Code §338 and §1060 and the regulations thereunder (the “Allocation”). Buyer shall deliver to Parent its initial determination of the Allocation for Parent’s review and comment prior to the Closing. Buyer shall consider in good faith any reasonable comments made by Parent. If Parent does not object to Buyer’s initial Allocation, it shall be conclusive and binding upon the Parties, subject to adjustment pursuant to the last sentence of this Section 10.9(b). In the event that Parent objects to the Allocation, or any item thereof, Parent shall notify Buyer in writing within 15 Business Days of receipt of the Allocation, setting forth the specific grounds of its objection and the Parties shall endeavor in good faith to resolve such dispute prior to the Closing. If the Parties are unable to resolve any dispute within the next 10 days, Buyer and Parent shall submit such dispute to the Accounting Firm. Promptly, but not later than ten (10) days after submission to it of the dispute, the Accounting Firm will determine (based solely on presentations of Buyer and Parent and not by independent review) only those matters in dispute in accordance with the provisions of Code § 338 and applicable Treasury Regulations thereunder and will render a written report as to its resolution of the disputed matters. The Accounting Firm’s resolution of the disputed matters shall be conclusive and binding upon the Parties, subject to adjustment pursuant to the last sentence of this Section 10.9(b). Buyer and Parent shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Company and its Subsidiaries) to, file all Tax Returns (including IRS Form 8023, amended returns and claims for refund) and information reports in a manner consistent with the Allocation, unless expressly required to do otherwise by Applicable Law. Any payments of principal arising under Section 2.1(c) and (d) shall be considered an adjustment to the Purchase Price, any such adjustment shall be allocated to the goodwill of the Company and Buyer and Parent shall, and shall cause their respective Affiliates to, file all Tax Returns and information reports in a manner consistent with such adjustment.

(c) This Agreement shall constitute the plan of complete liquidation of the Company and each Subsidiary of the Company for purposes of Section 332 of the Code. Parent and Buyer shall, and shall cause their respective Affiliates to, treat the distribution of any assets that are distributed by the Company or any of its Subsidiaries to Parent pursuant to Section 2.3(a) as having been distributed in the deemed liquidation resulting from the Section 338(h)(10) Elections.

Section 10.10 Exclusivity of Tax Matters. Except as otherwise provided in this Article X, and except with respect to Sections 3.17, 9.1, 9.4 and 9.7, this Article X shall exclusively govern all matters related to Taxes under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement; Assignment. This Agreement (including the Schedules and exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. No Party may assign any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Parties, provided, however, that Buyer shall be permitted to assign any of its rights, interests or obligations under this Agreement to any of its Affiliates without the prior written consent of the Company or Parent but no such assignment shall relieve Buyer of its obligations hereunder.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery, or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after dispatch, or (c) if delivered by registered or certified mail (return receipt requested) or by first class mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any Party if addressed to the following addresses (or at such other address for a Party as shall be specified by like notice):

To Buyer:

EAC Acquisition Corporation

5550 SW Macadam Avenue

Suite 200

Portland, OR 97239

Attention:     Edward T. Rizzuti

Facsimile:    (503) 505-5821

with a copy (which shall not constitute notice to Buyer) to:

DLA Piper LLP (US)

500 Eighth Street, NW

Washington DC 20004

Attention:     Michael P. Reed

Facsimile:    (202) 799-5229

To Guarantor:

Erickson Air-Crane Incorporated

5550 SW Macadam Avenue

Suite 200

Portland, OR 97239

Attention:     Edward T. Rizzuti

Facsimile:    (503) 505-5821

with a copy (which shall not constitute notice to Guarantor) to:

DLA Piper LLP (US)

500 Eighth Street, NW

Washington DC 20004

Attention:     Michael P. Reed

Facsimile:    (202) 799-5229

To Parent or the Company (prior to the Closing):

Evergreen International Aviation, Inc.

3850 Three Mile Lane

McMinnville, Oregon 97128

Attention:     Chief Financial Officer

Facsimile:    (503) 472-9262

with a copy (which shall not constitute notice to Parent or the Company) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:     Jay M. Goffman, Esq.

Facsimile:    (917) 777-2120

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 11.3 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(b) All judicial claims, actions, suits, or proceedings brought against the Parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By executing and delivering this Agreement, the Parties irrevocably: (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid claims, actions, suits or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such claim, action, suit or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such claim, action, suit or proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 11.2; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such claim, action, suit or proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

Section 11.4 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages would not provide an adequate remedy at law, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any requirement to the securing or posting of any bond in connection with such remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have at law or equity, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy.

Section 11.5 Arbitration. From and after the Closing, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach thereof (“Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (“Arbitration Rules”), subject to the following:

(a) Any Party may demand that any Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the basis for the claim, specifying the matter or matters to be arbitrated.

(b) The arbitration shall be conducted by a three arbitrators, two of whom shall be appointed by Buyer and Parent respectively in the manner provided by the Arbitration Rules, and the third of whom shall be appointed by the two party-appointed arbitrators within thirty (30) days of the appointment of the second arbitrator (the “Tribunal”). Any arbitrator not timely appointed shall be appointed by the American Arbitration Association, whose appointments shall be final and binding on the Parties. The Tribunal shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. The arbitration shall be held in, the award shall be rendered in, and all arbitration proceedings shall take place in New York, New York, in the English language, and shall be confidential.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) Except as provided herein (including pursuant to Article IX to the extent such items constitute Losses): (i) each Party shall bear its own costs and fees, which are defined as all reasonable pre award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including copying and telephone), witness fees, and reasonable attorney’s fees and expenses; and (ii) the fees and expenses of the Arbitrator and all other costs and expenses incurred in connection with the arbitration shall be borne equally by the parties thereto.

(e) The Arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant, including specific performance of any obligation created under this Agreement, the awarding of Losses, or the issuance of an injunction. The Arbitrator’s decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party thereto. The decision and award of the Arbitrator shall be binding on all parties thereto. In rendering such decision and award, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make its determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrator entered in any court having jurisdiction thereof.

(f) Except as otherwise provided, from and after the Closing, the arbitration will be the sole and exclusive remedy of the Parties for any Dispute, each Party to the arbitration agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter except as permitted herein.

Section 11.6 Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble, and recital references are to this Agreement unless otherwise stated. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Neither the term “including” nor any derivative thereof is used in this Agreement to signify any limitation to any item or items specified in connection therewith. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise, the word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.

Section 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the provisions of Article IX and Section 10.1 shall inure to the benefit of Buyer Indemnitees and the Seller Indemnitees as set forth in this Agreement; provided, further, that the provisions of Section 6.7 shall inure to the benefit of the D&O Indemnified Persons

Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. To the extent permitted by Applicable Law, the Parties waive any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use their reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal, or unenforceable.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“pdf”) or by a combination of such means, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by pdf shall be deemed to be their original signatures for all purposes.

Section 11.10 Waiver of Jury Trial. The Parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Parties each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.11 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

EVERGREEN INTERNATIONAL AVIATION, INC.

By:	/s/ A. Blythe Berselli
Name:	A. Blythe Berselli
Title:	President

EVERGREEN HELICOPTERS, INC.

By:	/s/ Christopher Schuldt
Name:	Christopher Schuldt
Title:	President

EAC ACQUISITION CORPORATION

By:	/s/ Udo Rieder
Name:	Udo Rieder
Title:	President

ERICKSON AIR-CRANE INCORPORATED

By:	/s/ Udo Rieder
Name:	Udo Rieder
Title:	President

Solely for the purposes of Section 6.10 hereof

/s/ Delford M. Smith
Delford M. Smith

EXHIBIT A

FORM OF TRADEMARK LICENSE AGREEMENT

A-1

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

B-1

EXHIBIT C

FORM OF AFFILIATE AIRCRAFT LEASE AGREEMENTS

C-1

EXHIBIT D

FORM OF HEADQUARTERS’ LEASE

D-1

EXHIBIT E

FORM OF ESCROW AGREEMENT

E-1

EXHIBIT F

FORM OF EARN-OUT NOTE

F-1

EXHIBIT F

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAWS, OR ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

$[ ]	[ , 20 ]

PRINCIPAL AMOUNT

FOR VALUE RECEIVED, the undersigned ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation (the “Maker”), promises to pay to the order of Evergreen International Aviation, Inc., an Oregon corporation (the “Payee”), on the Maturity Date, the principal sum of [            ] AND [    ]/100 DOLLARS ($[            ]), together with interest thereon as set forth below, at its offices or such other place or to such account as the Payee may designate in writing.

1. Stock Purchase Agreement. This Promissory Note (this “Note”) is executed and delivered by the Maker pursuant to and in accordance with the terms of Section 2.1(c) of that certain Stock Purchase Agreement dated as of March 18, 2013 by and among the Maker, EAC Acquisition Corporation, a Delaware corporation, the Payee, Evergreen Helicopters, Inc., an Oregon corporation, and the other parties thereto (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) and is subject to the terms and conditions of the Purchase Agreement. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement.

2. Interest Rate Provisions.

2.1 Accrual Rate. Subject to Section 2.3 below, from [            ]1 and thereafter until the repayment of this Note in full, interest shall accrue on the principal balance of this Note outstanding from time to time at the fixed rate of 10% per annum (the “Accrual Rate”).

2.2 PIK Amount.

(a) Addition to Principal. Subject to the right of the Maker to pay the PIK Amount (as defined below) in cash pursuant to Section 2.2(b) hereof, on each anniversary of [            ]2 (each, an “Accrual Date”), the outstanding principal balance of this Note shall be

[1]	For each applicable Earn Out Period, insert date in which interest shall accrue as provided in Section 2.1(c)(i) of the SPA.
[2]	Insert date from Section 2.1 of this Note.

increased by an amount (the “PIK Amount”) equal to the interest that has accrued during the period from (i) in the case of the first Accrual Date, [            ]3 to but not including the first Accrual Date and (ii) in the case of each Accrual Date thereafter, the immediately preceding Accrual Date to but not including the then current Accrual Date.

(b) Option to Pay in Cash. The Maker shall have the right to pay all or a portion of the PIK Amount in cash on the applicable Accrual Date. If the Maker desires to pay all or a portion of such PIK Amount in cash, the Maker shall provide notice to the Payee of its election to do so at least two Business Days prior to such Accrual Date.

2.3 Default Interest Rate. Upon the occurrence of an Event of Default (as defined in Section 4 hereof), the Accrual Rate shall increase by 2% per annum to 12% per annum (the “Default Rate”) until the payment in full of all overdue payments hereunder or other cure of such Event of Default. Accrual of interest at the Default Rate shall not be deemed a waiver or excuse of any such Event of Default.

2.4 Calculation of Interest. Interest on this Note shall be calculated on the actual number of days elapsed over a year of 365 days.

2.5 Limit of Validity. Notwithstanding any other provision of this Note, the Payee does not intend to charge, and the Maker shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to the Maker or credited to reduce the principal hereunder.

3. Payment Provisions; Covenants.

3.1 Payment at Maturity. On the earlier to occur of (i) a Change of Control and (ii) [            ] [Date that is 180 days following the maturity date of the Maker’s and Buyer’s agreements with the new senior lenders to be inserted] (the “Maturity Date”), the entire principal amount of this Note then outstanding, together with all accrued but unpaid interest, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand.

3.2 Optional Prepayment. The Maker shall have the right at any time to prepay this Note in whole or in part, together with accrued interest thereon, without penalty or additional fees. Notwithstanding anything to the contrary in this Note, the Maker may prepay this Note in full at a discount if, on or prior to the first anniversary of the date of this Note, the Maker pays the Holder an amount equal to 90% of the entire principal amount of this Note then outstanding, together with accrued interest thereon. All payments and prepayments shall be applied first to accrued interest on this Note, and second to principal.

3.3 Change of Control. Reference is hereby made to Section 2.1 of the Purchase Agreement for the terms and conditions governing a Change of Control.

3.4 Refinancing. Upon any full or partial refinancing of the Maker’s

[3]	Insert date from Section 2.1 of this Note.

[agreements of the Maker and Buyer with the new senior lenders to be listed] (“Refinancing”), the principal amount of this Note together with all accrued interest thereon (up to but excluding the date upon which the Refinancing occurs), shall forthwith be due and payable, without presentment, demand, protest or any other notice of any kind.

3.5 Dividends and Distributions. The Maker hereby agrees that until the principal amount hereunder together with all accrued interest thereon have been paid in full, the Maker will not, and will not permit any of its Subsidiaries to directly or indirectly, to declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination (“Equity Interests”) of the Maker or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Maker or any of its Subsidiaries (collectively, “Restricted Payments”) except that:

(a) a wholly owned Subsidiary of the Maker may make a Restricted Payment to the Maker or another wholly owned Subsidiary of the Maker;

(b) the Maker may declare and pay dividends and make other distributions and payments with respect to its Equity Interests if payable solely in its Equity Interests;

(c) the Maker may purchase or otherwise acquire Equity Interests in any Subsidiary of the Maker using additional shares of its Equity Interests;

(d) the Maker may (i) make repurchases or redemptions of its Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Maker or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Maker and the Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance and (ii) so long as there is no Event of Default, make other Restricted Payments, not exceeding $[insert the lesser of $2,500,000 and the amount agreed to by the Maker, Buyer and the new senior lenders] in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of the Maker and the Subsidiaries; and

(e) so long as there is no Event of Default, the Maker may declare and pay dividends with respect to its issued and outstanding Mandatorily Convertible Cumulative

Participating Preferred Stock, Series A, strictly in accordance with the terms thereof, but only with respect to dividends that are due and payable, and are in fact paid, on or before the 300th day following the date hereof.

4. Default and Remedies. The occurrence of any one or more of the following shall constitute an event of default (each, an “Event of Default”) hereunder:

4.1 failure to pay when due any amounts owed hereunder and such failure continues unremedied for a period of ten Business Days or more following the applicable due date;

4.2 failure of the Maker to comply with Section 3.5 of this Note;

4.3 any default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods under the [agreements of the Maker and Buyer with the new senior lenders to be listed] pursuant to which the holders of such indebtedness accelerate the maturity thereof; or

4.4 institution of bankruptcy or insolvency proceedings by or against the Maker, the appointment of a receiver for the property of the Maker, or the making of an assignment for the benefit of creditors of the Maker.

Upon an Event of Default (other than an Event of Default described in Section 4.4), and at any time thereafter during the continuance of such Event of Default, the Payee may by notice to the Maker declare the principal amount then outstanding under this Note to be forthwith due and payable in whole or in part, whereupon the principal amount so declared to be due and payable, together with all accrued interest thereon shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind. Upon an Event of Default described in Section 4.4, the principal amount then outstanding under this Note shall automatically become due and payable, together with all accrued interest thereon, without presentment demand, protest or any other notice of any kind.

5. Non-Transferability. This Note shall not be transferred by the Payee without the prior written consent of the Maker, which consent may be withheld in the Maker’s sole and absolute discretion; provided, however, that, without the prior written consent of the Maker, the Payee may pledge its interest under this Note as collateral security for the Payee’s obligations under [Credit Facility]4.

6. Successors and Assigns. Any reference to the Payee hereof shall be deemed to include the permitted transferees, successors and assigns (including pursuant to the enforcement of any permitted pledge of this Note by the Payee) of the Payee pursuant to Section 5 of this Note, and all covenants, promises, and agreements by or on behalf of the Payee that are contained in this Note or the Purchase Agreement, including the indemnification and set-off obligations of the Payee pursuant to the terms therein and herein, shall bind and inure to the benefit of the Maker or its successors and assigns, whether or not such Persons expressly become

[4]	Description of Evergreen’s amended credit facility to be entered into at Closing to be inserted.

parties hereto or thereto. Any reference to the Maker hereof shall be deemed to include the transferees, successors and assigns of the Maker and all covenants, promises, and agreements by or on behalf of the Maker that are contained in this Note or the Purchase Agreement, shall bind and inure to the benefit of the Payee or the permitted transferees, successors or assigns of the Payee pursuant to Section 5 of this Note. Notwithstanding the foregoing, no assignment or other transfer of this Note by the Maker shall relieve the Maker of its contractual obligations under this Note, and the Payee hereby reserves its rights and remedies against the Maker in connection with any matter arising under this Note.

7. Notices. All notices and other communications provided for herein shall be made in accordance with the Purchase Agreement.

8. Waiver by the Payee. No waiver of any obligation of the Maker under this Note shall be effective unless it is in a writing signed by the Payee. A waiver by the Payee of any right or remedy under this Note on any occasion shall not be a bar to the Payee’s exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

9. Waiver by the Maker. The Maker hereby waives presentment, demand and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the performance or enforcement hereof.

10. Right of Set-Off. The Payee acknowledges and agrees that amounts due under this Note are subject to the Maker’s rights of set-off for indemnifiable Losses pursuant to Article IX or Section 10.1 of the Purchase Agreement, solely to the extent provided in the Purchase Agreement (an “Adjustment”). In the event of any Adjustment in accordance with the Purchase Agreement, a corresponding adjustment in the outstanding principal amount and any accrued interest thereon under this Note, without duplication of any adjustment or set-off that may be made with respect to any other Earn-Out Note or that may otherwise be paid by Payee with respect to such Losses, shall automatically be made.

11. Amendments. This Note may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Payee and the Maker.

12. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in whole or in part or in any respect or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

13. Enforcement. If any action or proceeding is brought by the Payee to enforce payment of this Note, then the Payee shall be entitled to recover from the Maker reasonable attorneys’ fees and other costs incurred therein.

14. Governing Law; Consent to Jurisdiction; Specific Performance; Arbitration and Waiver of Jury Trial. Sections 11.3 (Governing Law; Consent to Jurisdiction), 11.4 (Specific

Performance), 11.5 (Arbitration) and 11.10 (Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference and applicable to this Note and all matters related hereto.

{Signature appears on next page.}

IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be executed on the day and year first above written.

ERICKSON AIR-CRANE INCORPORATED

By:
Name:
Title:

EXHIBIT G

TERMS OF R&W INSURANCE POLICY

G-1

EXHIBIT H

FORM OF PURCHASE PRICE NOTE

H-1

EXHIBIT H

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAWS, OR ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

$[ ]	[ ], 2013

PRINCIPAL AMOUNT

FOR VALUE RECEIVED, the undersigned ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation (the “Maker”), promises to pay to the order of [            ], a [            ] (the “Payee”), the principal sum of [            ] AND 00/100 DOLLARS ($[            ]) on the dates and in the amounts set forth below, together with interest thereon as set forth below, at its offices or such other place or to such account as the Payee may designate in writing.

1. Agreements. This Promissory Note (this “Note”) is executed and delivered by the Maker pursuant to and in accordance with (a) the terms of Section 2.1(b) of that certain Stock Purchase Agreement dated as of March 18, 2013 by and among the Maker, Evergreen International Aviation, Inc. and the other parties thereto (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) and (b) the terms of Section 1(a) of that certain First Lien Securities Purchase Agreement dated as of March 18, 2013 by and among the Maker, Evergreen International Aviation, Inc. and the other parties thereto (as the same may be amended, supplemented or otherwise modified from time to time, the “First Lien Securities Purchase Agreement”). Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement. This Note and the other Promissory Notes originally issued to the Payee and the other Investors (as defined in the First Lien Securities Purchase Agreement) are referred to collectively as the “Purchase Price Notes.”

2. Interest Rate Provisions.

2.1 Accrual Rate. Subject to Section 2.2 below, from the date hereof and thereafter until the repayment of this Note in full, interest shall accrue on the principal balance of this Note outstanding from time to time at the fixed rate of 6% per annum (the “Accrual Rate”).

2.2 Default Interest Rate. Upon the occurrence of an Event of Default (as defined in Section 4 hereof), the Accrual Rate shall increase by 2% to 8% per annum (the “Default Rate”) until the payment in full of all overdue payments hereunder or other cure of such Event of Default. Accrual of interest at the Default Rate shall not be deemed a waiver or excuse of any such Event of Default.

2.3 Calculation of Interest. Interest on this Note shall be calculated on the actual number of days elapsed over a year of 365 days.

2.4 Limit of Validity. Notwithstanding any other provision of this Note, the Payee does not intend to charge, and the Maker shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to the Maker or credited to reduce the principal hereunder.

3. Payment Provisions.

3.1 Payment Dates. Commencing on [June 30], 2013 and continuing on each succeeding [September 30, December 31, March 31 and June 30] thereafter, up to and including the Maturity Date (each such date, a “Payment Date”), the Maker shall pay to the Payee in cash quarterly installments of interest only (in arrears) at the applicable Accrual Rate on the principal balance then outstanding under this Note. Commencing on March 31, 2015 and continuing on each Payment Date thereafter, in addition to the interest payable pursuant to the immediately preceding sentence, the Maker shall pay to the Payee $1,000,000 of principal on this Note.

3.2 Payment at Maturity. On [            ] [Date that is 7.5 years following the Closing Date to be inserted] (the “Maturity Date”), the entire principal amount of this Note then outstanding, together with all accrued but unpaid interest, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand.

3.3 Optional Prepayment. The Maker shall have the right at any time to prepay this Note in whole or in part, together with accrued interest thereon, without penalty or additional fees. All payments and prepayments shall be applied first to accrued interest on this Note, and second to principal.

3.4 Payment Upon Refinancing, Financing or Change of Control.

(a) Upon any full or partial refinancing of the Maker’s [agreements of the Maker and the Company with the new senior lenders to be listed] (“Refinancing”), the principal amount of this Note together with all accrued interest thereon (up to but excluding the date upon which the Refinancing occurs), shall forthwith be due and payable, without presentment, demand, protest or any other notice of any kind.

(b) Upon a Change of Control, the principal amount of this Note together with all accrued interest thereon (up to but excluding the date upon which a Change of Control occurs), shall forthwith be due and payable, without presentment, demand, protest or any other notice of any kind. For purposes of this Note, “Change of Control” means the occurrence of any of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Permitted Holders, becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of equity in the Maker representing more than 50.1% of the total voting power of the then-outstanding equity of the

Maker entitled to vote generally in the election of (or otherwise appoint or designate) the Maker’s directors (or members of any other similar governing body) (exclusive of any voting power retained exclusively by any Permitted Holders, directly or indirectly); (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of the Maker to any other Person, in one transaction or a series of related transactions (it being acknowledged and agreed that a direct or indirect sale, transfer, conveyance or other disposition by the Maker of the capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, shall be deemed to be a Change of Control under this clause (ii)); or (iii) a merger, consolidation, recapitalization, business combination or other similar transaction (each, a “Business Combination”) involving the Maker as a result of which the individuals or entities who were the beneficial owners of the voting securities of the Maker immediately prior to the Business Combination do not beneficially own, directly or indirectly, at least a majority of the combined voting power of the then outstanding voting securities of the surviving entity in the Business Combination; provided, that the event described in clause (i) will not be deemed a Change of Control by virtue of any holdings or acquisitions: (A) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (B) by any underwriter temporarily holding securities pursuant to an offering of such securities; and “Permitted Holder” means ZM Private Equity Fund, L.P., ZM Private Equity Fund II, L.P., ZM EAC LLC, 10th Lane Finance Co., LLC and their respective Affiliates (other than the Maker and its Subsidiaries).

(c) Upon any financing by Maker or any Subsidiary of Maker after the date hereof, whether in debt or equity, that raises gross proceeds, collectively with any other financings by Maker or any Subsidiary of Maker after the date hereof, in excess of $75,000,000, including but not limited to an increase of not less than $75,000,000 in availability under [agreements of the Maker and the Company with the new senior lenders to be listed], the principal amount of this Note together with all accrued interest thereon (up to but excluding the date upon which such financing occurs), shall forthwith be due and payable, without presentment, demand, protest or any other notice of any kind; provided, however, that during any Event of Default, the net proceeds received by Maker or any Subsidiary of Maker from any debt or equity financing during such Event of Default shall be used to repay this Note and the other Purchase Price Notes pro rata based on the principal amount outstanding.

4. Covenants.

4.1 Dividends and Distributions. The Maker hereby agrees that until the principal amount hereunder together with all accrued interest thereon have been paid in full, the Maker will not, and will not permit any of its Subsidiaries to directly or indirectly, to declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination (“Equity Interests”) of the Maker or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, including any repurchase or redemption thereof, whether in cash or property or in obligations of the Maker or any of its Subsidiaries (collectively, “Restricted Payments”) except that:

(a) a wholly owned Subsidiary of the Maker may make a Restricted Payment to the Maker or another wholly owned Subsidiary of the Maker;

(b) the Maker may declare and pay dividends and make other distributions and payments with respect to its Equity Interests if payable solely in its Equity Interests;

(c) the Maker may purchase or otherwise acquire Equity Interests in any Subsidiary of the Maker using additional shares of its Equity Interests;

(d) the Maker may (i) make repurchases or redemptions of its Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Maker or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Maker and the Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance and (ii) so long as there is no Event of Default, make other Restricted Payments, not exceeding $[insert the lesser of $2,500,000 and the amount agreed to by the Company and the new senior lenders] in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of the Maker and the Subsidiaries; and

(e) so long as there is no Event of Default, the Maker may declare and pay dividends with respect to its issued and outstanding Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, strictly in accordance with the terms thereof, but only with respect to dividends that are due and payable, and are in fact paid, on or before the 300th day following the date hereof.

5. Default and Remedies. The occurrence of any one or more of the following shall constitute an event of default (each, an “Event of Default”) hereunder:

5.1 failure to pay when due any amounts owed hereunder and such failure continues unremedied for a period of ten Business Days or more following the applicable due date;

5.2 failure of the Maker to comply with Section 4 of this Note;

5.3 any default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods under the [agreements of the Maker and the Company with the new senior lenders to be listed] pursuant to which the holders of such indebtedness accelerate the maturity thereof; or

5.4 institution of bankruptcy or insolvency proceedings by or against the Maker, the appointment of a receiver for the property of the Maker, or the making of an assignment for the benefit of the Maker’s creditors.

Upon an Event of Default (other than an Event of Default described in Section 5.4), and at any time thereafter during the continuance of such Event of Default, the Payee may by notice to the Maker declare the principal amount then outstanding under this Note to be forthwith due and payable in whole or in part, whereupon the principal amount so declared to be due and payable, together with all accrued interest thereon shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind. Upon an Event of Default described in Section 5.4, the principal amount then outstanding under this Note shall automatically become due and payable, together with all accrued interest thereon, without presentment demand, protest or any other notice of any kind.

6. Non-Transferability. This Note shall not be transferred by the Payee without the prior written consent of the Maker, which consent shall not be unreasonably withheld, conditioned or delayed and any permitted transfer by the Payee shall be for the Payee’s entire right, title and interest in and to this Note.

7. Successors and Assigns. Any reference to the Payee hereof shall be deemed to include the permitted transferees, successors and assigns of the Payee pursuant to Section 6 of this Note, and all covenants, promises, and agreements by or on behalf of the Payee that are contained in this Note, shall bind and inure to the benefit of the Maker or its successors and assigns, whether or not such Persons expressly become parties hereto. Any reference to the Maker hereof shall be deemed to include the transferees, successors and assigns of the Maker and all covenants, promises, and agreements by or on behalf of the Maker that are contained in this Note, shall bind and inure to the benefit of the Payee or the permitted transferees, successors or assigns of the Payee pursuant to Section 6 of this Note.

8. Notices. All notices and other communications provided for herein shall be made in accordance with the Purchase Agreement.

9. Waiver by the Payee. Subject to Section 11 hereof, no waiver of any obligation of the Maker under this Note shall be effective unless it is in a writing signed by the Payee. A waiver by the Payee of any right or remedy under this Note on any occasion shall not be a bar to the Payee’s exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

10. Waiver by the Maker. The Maker hereby waives presentment, demand and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the performance or enforcement hereof.

11. Amendments. This Note may be amended, supplemented or modified only by (a) a written instrument duly executed by or on behalf of the Payee and the Maker or (b) a written instrument duly executed by or on behalf of the Maker and the holders of Purchase Price Notes representing a majority of the aggregate unpaid principal balance of all Purchase Price Notes then outstanding; provided, that in the case of an amendment approved pursuant to the foregoing clause (b), (i) such amendment shall apply to all Purchase Price Notes and (ii) the consent of any holder of a Purchase Price Note that is Maker or an Affiliate of the Maker shall not be counted. Notwithstanding the foregoing, the written consent of the Payee shall be required if any amendment (i) affects this Note disproportionately to the other Purchase Price Notes, (ii) extends the Maturity Date, (iii) waives, reduces or postpones any scheduled repayment (it being understood that a waiver of any Event of Default shall not constitute a postponement of any scheduled repayment) but not prepayment, (iv) reduces any applicable rate of interest, (v) reduces the principal amount of this Note or (vi) amends this Section 11.

12. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in whole or in part or in any respect or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

13. Enforcement. If any action or proceeding is brought by the Payee to enforce payment of this Note, then the Payee shall be entitled to recover from the Maker reasonable attorneys’ fees and other costs incurred therein.

14. Governing Law; Consent to Jurisdiction; Specific Performance; Arbitration and Waiver of Jury Trial. Sections 11.3 (Governing Law; Consent to Jurisdiction), 11.4 (Specific Performance), 11.5 (Arbitration) and 11.10 (Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference and applicable to this Note and all matters related hereto.

{Signature appears on next page.}

IN WITNESS WHEREOF, undersigned has caused this Promissory Note to be executed on the day and year first above written.

ERICKSON AIR-CRANE INCORPORATED

By:
Name:
Title:

EXHIBIT I

FORM OF CERTIFICATE OF DESIGNATIONS

I-1

EXHIBIT I

CERTIFICATE OF DESIGNATION

OF

MANDATORILY CONVERTIBLE CUMULATIVE PARTICIPATING

PREFERRED STOCK, SERIES A

OF

ERICKSON AIR-CRANE INCORPORATED

Pursuant to Section 151

of the General Corporation Law of

the State of Delaware

The undersigned, Udo Rieder, hereby certifies that:

I. He is the duly elected and acting Chief Executive Officer and President of Erickson Air-Crane Incorporated, a Delaware Corporation (the “Corporation”).

II. The Second Amended and Restated Certificate of Incorporation of the Corporation authorizes Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share.

III. The following is a true and correct copy of the resolutions duly adopted by the Board of Directors (the “Board of Directors”) of the Corporation [by unanimous written consent] dated [            , 2013], which constituted all requisite actions on the part of the Corporation with respect to the authorization of the filing of this Certificate of Designation.

RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series.

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as follows:

1. Designation. There is hereby established out of the authorized and unissued

1

EXHIBIT I

shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Mandatorily Convertible Cumulative Participating Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series initially shall be 4,008,439. The par value of the Series A Preferred Stock shall be $0.0001 par value per share, and the liquidation preference shall be $11.85 per share.

2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior to (such securities, “Senior Securities”) or on parity with (such securities “Parity Securities”) the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation and (ii) senior to the Corporation’s Common Stock, $0.0001 par value per share (the “Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

3. Definitions. The following initially capitalized terms shall have the following meanings for purposes of this Certificate of Designation, whether used in the singular or the plural:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “Certificate of Incorporation” means the Second Amended and Restated of Incorporation of the Corporation, as amended.

(d) “beneficially own,” “beneficial owner,” and “beneficial ownership” are defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended.

(e) “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(f) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as

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reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designation, all references herein to the “closing sale price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Global Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Market shall govern.

(g) “Common Stock” has the meaning set forth in Section 2.

(h) “Corporation” means Erickson Air-Crane Incorporated, a Delaware corporation.

(i) “Conversion Price” means for each share of Series A Preferred Stock, $11.85 per share, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(j) “Current Market Price” means, on any date, the volume weighted average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(k) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(l) “Exchange Property” has the meaning set forth in Section 11(a).

(m) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(n) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

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(o) “Junior Securities” has the meaning set forth in Section 2.

(p) “Liquidation Preference” means, as to the Series A Preferred Stock, $11.85 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

(q) “Mandatory Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the third Business Day after which the Corporation has provided a Notice of Mandatory Conversion to each Holder and in any event shall be no later than 10 days after the Stockholder Approval is obtained; provided, however, that if the Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, the Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

(r) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(s) “Parity Securities” has the meaning set forth in Section 2.

(t) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(u) “Record Date” has the meaning set forth in Section 4(d).

(v) “Reorganization Event” has the meaning set forth in Section 11(a).

(w) “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(x) “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(y) “Series A Preferred Stock” has the meaning set forth in Section 1.

(z) “Stockholder Approval” means the approval of the stockholders of the Corporation necessary to approve the conversion of the Series A Preferred Stock into Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules.

(aa) “Special Dividend” has the meaning set forth in Section 4(c).

(bb) “Special Dividend Rate” means (i) 5% per annum for the Section 4(c) Dividend Period beginning on or subsequent to [            ], 201[    ]1 (the “Rate Date”) and ending on the 365th day following the Rate Date, or (ii) for any Section 4(c) Dividend Period in each 365-day period starting on one year anniversary of the Rate Date, an additional 1% per annum.

(cc) “Trading Day” means a day on which the shares of Common Stock:

[1]	Date 120 days after Closing Date.

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(i) are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

4. Dividends.

(a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative dividends of the type and in the amounts determined as set forth in Section 4(b) and cumulative dividends of the type and in the amounts determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), if the Board of Directors or a duly authorized committee of the Board of Directors declares and pays a cash dividend in respect of any Common Stock, then, and as a condition to such cash dividend, the Board of Directors or such duly authorized committee of the Board of Directors shall declare and pay to the Holders of the Series A Preferred Stock, on the same dates on which such cash dividend is declared or paid, as applicable, on such Common Stock, a cash dividend in an amount per share of Series A Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible, assuming receipt of the Stockholder Approval (such dividend a “Participating Dividend”).

(c) In addition to dividends payable under Section 4(b), dividends shall begin to accrue on [            ], 20[    ]2 and will be payable quarterly in arrears, commencing on [            ], 20[    ]3, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on March 31, June 30, September 30 and December 31 of each year, or, if any such day is not a Business Day, the next Business Day (each, a “Section 4(c) Dividend Payment Date”) for each outstanding share of Series A Preferred Stock, payable in cash at the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 4(c) will be, for each outstanding share of Series A Preferred Stock, payable in cash at an annual rate equal to the Special Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends, whether or not declared, on such shares of Series A Preferred Stock for any prior Section 4(c) Dividend Period, and will be computed on the basis of a 360-day year of twelve 30-day months and for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest or sum of money in lieu of interest will be paid on any dividend payment on a share of Series A Preferred Stock paid later than the scheduled Section 4(c) Dividend Payment Date. The period from [            ], 20[    ]4 to but excluding [            ], 20[    ]5 and each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a

[2]	Date 120 days after Closing Date.
[3]	Date of first quarter end following date 120 days after Closing Date.
[4]	Date 120 days after Closing Date.
[5]	Date of first quarter end following date 120 days after Closing Date.

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“Section 4(c) Dividend Period.” Such dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (in the case of the initial dividend period, if applicable, [            ], 20[    ]6) to but excluding the immediately succeeding dividend payment date.

(d) Notwithstanding anything to the contrary, if the Corporation shall fail to pay any Participating Dividend or Special Dividend due under this Section 4, then the Special Dividend Rate thereafter shall automatically increase by 2% per annum.

(e) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to Special Dividends, shall be on the first Business Day of the month in which the relevant Section 4(c) Dividend Payment Date occurs (each, a “Record Date”).

(f) Special Dividends and Participating Dividends are cumulative on the Series A Preferred Stock. To the extent that the Board of Directors or a duly authorized committee of the Board of Directors does not declare and pay the Special Dividend in full on the Series A Preferred Stock for a Section 4(c) Dividend Period prior to the related Section 4(c) Dividend Payment Date or does not declare and pay a Participating Dividend when, as and if required by Section 4(b) during a Section 4(c) Dividend Period, such unpaid dividends shall accrue and shall cumulate from the scheduled Section 4(c) Dividend Payment Date for such Section 4(c) Dividend Period, shall compound on each subsequent Section 4(c) Dividend Payment Date and shall be payable quarterly in arrears on each subsequent Section 4(c) Dividend Payment Date. As used herein, the term “accrued” includes both accrued and accumulated dividends.

(g) If full dividends payable on Series A Preferred Stock pursuant to Section 4(b) for any dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iv) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.

(h) If full dividends payable on Series A Preferred Stock pursuant to Section

[6]	Date 120 days after Closing Date.

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4(b) for the current dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities or Junior Securities for any period; provided, that to the extent that the Corporation declares dividends on the Series A Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the current and accrued dividends due on the shares of Series A Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities, which shall not include any accumulation for any prior dividend periods if such Parity Securities do not have a cumulative dividend.

(i) If the Mandatory Conversion Date with respect to any share of Series A Preferred Stock is prior to any Record Date, the Holder of such share of Series A Preferred Stock (1) will not have the right to receive any Participating Dividends on the Series A Preferred Stock with respect to cash dividends declared on Common Stock on or after such Record Date and (2) will be entitled to receive a pro-rated Special Dividend with respect to the applicable Section 4(c) Dividend Period. If the Mandatory Conversion Date with respect to any share of Series A Preferred Stock is on or after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend. For the avoidance of doubt, this provision shall not affect any rights to receive any accrued but unpaid dividends on the Series A Preferred Stock attributable to any Section 4(c) Dividend Period completed prior to the Record Date or any Participating Dividends that prior to the Record Date became required to be declared pursuant to Section 4(b).

5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, or upon the occurrence of a Deemed Liquidation Event (as defined below) the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the greater of (i) the Liquidation Preference per share of Series A Preferred Stock, plus an amount equal to any accrued but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) 110.0% of the payment or distribution to which such Holders would be entitled if the Series A Preferred Stock were converted into Common Stock, assuming receipt of the Stockholder Approval, plus all accrued but unpaid dividends, whether or not declared, immediately before such liquidation, dissolution, winding-up or Deemed Liquidation Event, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, or any Deemed Liquidation Event, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

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(c) Each of the following events shall be considered a “Deemed Liquidation Event” unless at least 15 days prior to the effective date of any such event, Holders of a two-thirds majority of the issued and outstanding shares of Series A Preferred Stock elect, by vote at a duly constituted meeting or by written consent, to require such event to not be considered a Deemed Liquidation Event and the Corporation shall have delivered written notice of any such proposed event at least 30 days before the effective date thereof:

(i) a merger or consolidation in which the Corporation is a constituent party, or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(ii) whether in a single transaction or series of related, the sale, purchase or transfer to a person or group of affiliated persons of more than fifty percent (50%) of the then outstanding Common Stock to a person or group of affiliate persons who did not, immediately prior to such transaction or series of related transactions, own fifty percent (50%) or more of the then outstanding Common Stock.

If any such event occurs but shall not have been considered a Deemed Liquidation Event by a majority vote of the issued and outstanding shares of Series A Preferred Stock, such event shall be a deemed to be a Reorganization Event pursuant to Section 11.

6. Maturity. The Series A Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Certificate of Designation.

7. Redemptions by the Corporation.

(a) Optional Redemption. The Series A Preferred Stock may not be redeemed by the Corporation prior to [            ], [2018]7. On or after [            ], [2018]8, the Corporation, at its option, may redeem at any time all, but not less than all, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference, plus (B) all accrued but unpaid dividends up to, but

[7]	[Fifth] anniversary of Closing Date.
[8]	[Fifth] anniversary of Closing Date.

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excluding, the date fixed for redemption, whether or not declared, and (ii) 110.0% of (A) (x) the number of shares of Common Stock into which a share of Series A Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption, assuming receipt of the Stockholder Approval, multiplied by (y) the Current Market Price of Common Stock on such Trading Day plus (B) all accrued but unpaid dividends up to, but excluding, the date fixed for redemption, whether or not declared. The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b) No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected on a pro rata basis or such other method as the depositary shall require that approximates a pro rata basis. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such

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redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into other shares of capital stock of the Corporation, shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s Preferred Stock undesignated as to series.

8. Mandatory Conversion.

(a) Effective as of the close of business on the Mandatory Conversion Date, each share of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth below. Upon conversion, Holders of Series A Preferred Stock may receive cash in lieu of fractional shares of Common Stock to the extent allowable pursuant to Section 13 hereof.

(b) The number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible shall be determined by dividing (x) the Liquidation Preference by (y) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof), and a Holder shall receive a cash amount per share of Series A Preferred Stock equal to all accrued but unpaid dividends, whether or not declared, up to but not including the Mandatory Conversion Date.

9. Conversion Procedures.

(a) At any time after the Corporation has received the Stockholder Approval, the Corporation shall promptly provide a written demand of mandatory conversion to each Holder (such demand, a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of the Series A Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) if certificates are to be issued, the place or places where certificates for shares of Series A Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock, as applicable.

(b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series A Preferred Stock, dividends shall no longer be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive (i) shares of Common Stock issuable upon such mandatory conversion, (ii) any unpaid dividends, whether or not declared, on such shares to the extent provided in Section 4(i), and (iii) any other payments or distributions to which such Holder is otherwise entitled pursuant to Section 8, this Section 9, Section 10, Section 11 or Section 13 hereof, as applicable.

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(c) No allowance or adjustment, except pursuant to Section 4 or Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series A Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series A Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock, except to the extent provided in Section 4(b) or Section 10(d).

(d) Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued shares of the Corporation’s Preferred Stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) Beginning on the Mandatory Conversion Date with respect to any share of Series A Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option, such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

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OS0
OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series A Preferred Stock).

(ii) Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to Series A Preferred Stock).

(b)(i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

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(ii) No adjustment to the Conversion Price shall be made if Holders are given at least 10 days’ prior notice of, and the opportunity to participate in, the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present bona fide plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan or under any bona fide savings or profit sharing or employee share purchase plan;

(B) upon the issuance of any shares of Common Stock or options, rights or warrants to purchase such shares pursuant to any present bona fide employee, director or consultant benefit or incentive plan or program of or assumed by the Corporation or any of its subsidiaries, the principal purpose of which is not to raise capital;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not amended in any economic or other relevant respect thereafter;

(D) for a change in the par value or no par value of Common Stock; or

(E) for accrued but unpaid dividends on the Series A Preferred Stock.

(c) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(b) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(b) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d) The shares of Series A Preferred Stock shall also be entitled to the following rights:

(i) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or

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employee share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Common Stock, then each Holder shall receive the same rights or warrants as a holder of Common Stock would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(ii) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities (including, without limitation, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction), cash or other assets (excluding any dividend or distribution referred to in clause (a)(i) above, any rights or warrants referred to in clause (d)(i) above, any dividend or distribution paid exclusively in cash, and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then each Holder shall receive the same distribution of Distributed Property as a holder of Common Stock would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(iii) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend pursuant to Section 4 is paid on the Series A Preferred Stock, (b) any cash that is distributed in a Reorganization Event, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, each Holder shall receive the same distribution as a holder of Common Stock would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(iv) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Current Market Price per share of the Corporation’s Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer (such excess, the “Excess Consideration”), then each Holder shall receive the same Excess Consideration as a holder of Common Stock participating in such tender or exchange offer would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(v) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date the rights have separated from the shares of Common Stock, in which case each Holder shall receive, at the time of separation, the same rights as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (d)(i) above, assuming receipt of the Stockholder Approval

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(e) Notwithstanding anything to the contrary in this Section 10 or otherwise in this Certificate of Designation, the Corporation shall not take any action that would result in the Applicable Conversion Price being adjusted to below the then par value of the Common Stock deliverable upon conversion of the Series A Preferred Stock.

11. Reorganization Events.

(a) In the event that for so long as any shares of Series A Preferred Stock remain outstanding there occurs, subject to Section 5:

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition); (any such event specified in this Section 11(a), a “Reorganization Event”); then each share of a Holder’s Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the effective time and date of the Reorganization Event, into the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty ) of the number of shares of Common Stock specified below (such shares of Common Stock, the “Reorganization Event Shares”), and a cash amount to the extent provided below (such securities, cash and other property, the “Exchange Property”). The number of Reorganization Event Shares shall be determined by multiplying the number of shares of Series A Preferred Stock held by the Holder by the quotient of (x) the Liquidation Preference divided by (y) the Applicable Conversion Price as of such date, and a Holder shall receive a cash amount equal to all accrued but unpaid dividends on shares of Series A Preferred Stock held by such Holder, whether or not declared, with respect to any Section 4(c) Dividend Period for which a Record Date has occurred prior to the date of the Reorganization Event.

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall likewise be allowed to make such an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven days of the

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consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

12. Voting Rights.

(a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b) So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of at least a two-thirds majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single voting group, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by the Delaware General Corporation Law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation, operation of law or otherwise) of any provision of the Certificate of Incorporation, as amended (including this Certificate of Designation) or the Corporation’s bylaws that would adversely affect the rights or preference of the Series A Preferred Stock;

(ii) any amendment or alteration (including by means of a merger, consolidation, operation of law or otherwise) of the Corporation’s Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any Senior Securities;

(iii) any authorization or issuance of additional shares of Series A Preferred Stock;

(iv) any issuance of Parity Securities in excess of $2 million in aggregate principal amount.

(v) any issuance of Senior Securities; or

(vi) the consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity that results in any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including this Certificate of Designation) or the Corporation’s bylaws or the equivalent documents of another corporation that would adversely affect the rights or preferences of the Series A Preferred Stock, except that the Holders will have no right to vote under this provision if (x) the Series A Preferred Stock remains outstanding with the same rights, preferences, privileges and voting powers or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of

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America, any state thereof or the District of Columbia, and (y) such Series A Preferred Stock remaining outstanding with the same rights, preferences, privileges and voting powers or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole; provided, that any increase in the amount of the authorized Preferred Stock of the Corporation or any securities convertible into the Preferred Stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock of the Corporation or any securities convertible into Preferred Stock of the Corporation ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect the rights or preference of the Series A Preferred Stock and, notwithstanding any provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock, except with respect to their rights as holders of Common Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date (such amount in cash, the “Fractional Share Cash Payment”); provided, that to the extent the Corporation is prevented from making such Fractional Share Cash Payments due to Cash Payment Restrictions, the Corporation shall issue a senior unsecured promissory note from the Corporation on terms reasonably satisfactory to the Holder and the Corporation for a cash amount equal to the Fractional Share Cash Payment.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

14. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designation free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

(b) All shares of Common Stock delivered upon conversion of the Series A

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Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Global Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock.

15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series A Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Corporation, to its office at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239, Attention: Edward T. Rizzuti, Facsimile: (503) 473-8540 with a copy to the Corporation’s legal counsel at DLA Piper LLP (US) at 500 8th Street, NW, Washington DC 20004, Attention: Michael P. Reed, Facsimile: (202) 799-5229, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or

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Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series A Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designation as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, this Certificate of Designations has been signed on behalf of the Company by its President on [            ], 2013.

ERICKSON AIR-CRANE INCORPORATED

By:
Udo Rieder
Chief Executive Officer and President

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